Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO
AMENDED & RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT

This AMENDMENT NO. 1 TO AMENDED & RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) with respect to the Amended & Restated Senior Secured Revolving Credit Agreement, dated as of May 6, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and, as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), is made as of April 9, 2020, among SPECIAL VALUE CONTINUATION PARTNERS LLC, a Delaware limited liability company (the “Borrower”), 36TH STREET CAPITAL PARTNERS HOLDINGS, LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), the Lenders party thereto (the “Existing Lenders”) and ING CAPITAL LLC, as Administrative Agent and Collateral Agent.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (as amended hereby).

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders have made certain loans and other extensions of credit to the Borrower (the “Existing Loans”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Existing Credit Agreement, including to decrease the size of the commitments thereunder and extend the maturity date, and the Lenders signatory hereto and the Administrative Agent have agreed to do so on the terms and subject to the conditions contained in this Amendment; and

WHEREAS, each Person identified as a “Decreasing Lender” on the signature pages hereto wishes to decrease its commitment under the Credit Agreement.

NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I  AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective as of the Effective Date (as defined below), and subject to the terms and conditions set forth below, the Existing Credit Agreement is hereby amended as follows:

(a) The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: doubled-underlined text) as set forth in the Credit Agreement attached hereto as Annex A.

(b) Schedules 1.01(b) and 3.11(a) to the Existing Credit Agreement are hereby amended to read as provided on Schedules 1.01(b) and 3.11(a) attached hereto as Annex B.

SECTION II  MISCELLANEOUS

2.1.           Conditions to Effectiveness of Amendment.  This Amendment shall become effective as of the date (such date, the “Effective Date”) on which each of the following conditions precedent have been satisfied (unless a condition shall have been waived in accordance with Section 9.02 of the Credit Agreement):

(a)      Documents. The Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(1) Executed Counterparts.  From each of the Lenders, the Administrative Agent and the Obligors, either (x) a counterpart of this Amendment signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic mail of a signed signature page to this Amendment) that such party has signed a counterpart of this Amendment.

(2) Opinion of Counsel to the Borrower and the Subsidiary Guarantor. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Elizabeth Greenwood, General Counsel of the Borrower and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower and the Subsidiary Guarantor, in form and substance reasonably acceptable to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request (and each of the Borrower and the Subsidiary Guarantor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(3) Officer’s Certificate. A certificate, dated as of the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 2.1(b), (c) and (d) of this Amendment.

(4) Corporate Documents. A certificate of the secretary or assistant secretary of each Obligor, dated the Effective Date, certifying that attached thereto are (v) true and complete copies of the Organization Documents of each such Obligor certified in each case as of a recent date by the appropriate governmental official, (w) signature and incumbency certificates of the officers of such Person executing this Amendment and the other Loan Documents to which it is a party, (x) true and complete resolutions of the Board of Directors of each Obligor approving and authorizing the execution and delivery of this Amendment and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date and performance of the transactions contemplated hereby and thereby and, in the case of the Borrower, authorizing the borrowings under the Credit Agreement, and that such resolutions are in full force and effect without modification or amendment, (y) a good standing certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date and (z) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors and the authorization of the transactions contemplated hereunder, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(5) (x) A notice of prepayment (which may be in electronic form) dated on or prior to the Effective Date notifying the Administrative Agent of a prepayment in an aggregate principal amount equal to all Loans denominated in Dollars outstanding as of April 14, 2020, to be made on April 14, 2020, and (y) a signed Borrowing Request dated on or prior to the Effective Date requesting Borrowings denominated in Dollars in principal amounts equal to the Loans prepaid in accordance with the foregoing subclause (x), to be made on April 14, 2020.

(b) No Material Adverse Effect.  No information shall have become available which the Administrative Agent reasonably believes has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Default. No Default shall have occurred and be continuing under the Credit Agreement, nor any default or event of default that permits (or which upon notice, lapse of time or both, would permit) the acceleration of any Material Indebtedness, immediately before and after giving effect to the transactions contemplated hereunder, any incurrence of Indebtedness hereunder and the use of the proceeds hereof.

(d) Financial Covenants. The Borrower is in pro forma compliance with each of the covenants set forth in Sections 6.07(a) through (e) of the Credit Agreement (as amended hereby) and the Parent is in pro forma compliance with the covenant set forth in Section 6.07(f) of the Credit Agreement, in each case, at the time of the Effective Date.

(e) Liens.  The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Obligors, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under Section 6.02 of the Credit Agreement or Liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Consents.  The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings  (other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder, including any filing required on Form 8-K) required to be made or obtained by the Borrower and all guarantors (including the Subsidiary Guarantor) in connection with this Amendment and any other evidence reasonably requested by, and reasonably satisfactory to, the Administrative Agent as to compliance with all material legal and regulatory requirements applicable to the Obligors, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding this Amendment or any transaction being financed with the proceeds of the Loans shall be ongoing.

(g) Solvency Certificate.  On the Effective Date, the Administrative Agent shall have received a solvency certificate (which certificate may be combined with the certificate set forth in Section 2.1(a)(3)) of a Financial Officer of the Borrower dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that both before and after giving effect to this Amendment and the Transactions, (1) the Borrower will be Solvent on an unconsolidated basis and (2) each Obligor will be Solvent on a consolidated basis with the other Obligors.

(h) Fees and Expenses.  To the extent not paid pursuant to Section 9.03 of the Credit Agreement, the Borrower shall have paid in full to the Administrative Agent and the Lenders all fees and expenses (including reasonable legal fees to the extent invoiced) related to this Amendment and the Credit Agreement owing on or prior to the Effective Date, including any amendment fee due to any Lender on the Effective Date.

2.2.           Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, each of the Borrower and the Subsidiary Guarantor represents and warrants to the Administrative Agent and each of the Lenders that, as of the Effective Date and after giving effect to this Amendment:

(a) This Amendment has been duly authorized, executed and delivered by the Borrower and the Subsidiary Guarantor, and constitutes a legal, valid and binding obligation of the Borrower and the Subsidiary Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (2) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Each of the representations and warranties set forth in this Amendment, the Credit Agreement and each other Loan Document is true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which is true and correct in all respects) on and as of the Effective Date or as to any such representations and warranties that refer to a specific date, as of such specific date.

(c) No Default has occurred that is continuing under the Credit Agreement.

2.3.           Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract between and among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of this Amendment by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

2.4.           Payment of Expenses.  The Borrower agrees to pay and reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, including, without limitation, the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent (but excluding, for the avoidance of doubt, the allocated costs of internal counsel), in each case solely to the extent the Borrower is otherwise required to do so pursuant to Section 9.03 of the Credit Agreement.

2.5.            GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

2.6.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

2.7.            Incorporation of Certain Provisions.  The provisions of Sections 9.01, 9.03, 9.07, 9.09, 9.12 and 9.13 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein.

2.8.           Effect of Amendment.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Credit Agreement, the Guarantee and Security Agreement or any other Loan Document or an accord and satisfaction in regard thereto. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent, the Borrower or the Subsidiary Guarantor under the Existing Credit Agreement or any other Loan Document, and, except as expressly set forth herein, shall not alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Person to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions amended herein of the Existing Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the

Credit Agreement as amended by this Amendment and each reference in any other Loan Document shall mean the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document.

2.9.           Consent and Affirmation.  Without limiting the generality of the foregoing, by its execution hereof, each of the Borrower and the Subsidiary Guarantor hereby to the extent applicable as of the Effective Date (a) consents to this Amendment and the transactions contemplated hereby, (b) agrees that the Guarantee and Security Agreement and each of the other Security Documents is in full force and effect, (c) confirms its guarantee (solely in the case of Subsidiary Guarantors) and affirms its obligations under the Loan Documents and confirms its grant of a security interest in its assets as Collateral for the Secured Obligations (as defined in the Guarantee and Security Agreement), and (d) acknowledges and affirms that such guarantee and/or grant, as applicable, is in full force and effect in respect of, and to secure, the Secured Obligations (as defined in the Guarantee and Security Agreement).

2.10.         Release.  Each of the Borrower and the other Obligors hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against the Administrative Agent, the Collateral Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Credit Agreement and the other Loan Documents (and each other document entered into in connection therewith) in connection with the subject matter of this Amendment, and (b) the Administrative Agent, the Collateral Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Obligors and their Affiliates under the Credit Agreement and the other Loan Documents (and each other document entered into in connection therewith) that are required to have been performed on or prior to the date hereof in connection with the subject matter of this Amendment.  Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each of the Borrower and the other Obligors (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Administrative Agent, the Collateral Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof directly arising out of, connected with or related to in connection with the subject matter of this Amendment, or any act, event or transaction related or attendant thereto, or the agreements of the Administrative Agent, the Collateral Agent or any Lender contained herein.

2.11.          Effective Date Adjustments.  (a) On April 14, 2020, (A) with respect to Existing Loans denominated in Dollars, (i) the Borrower shall prepay such Existing Loans (if any) in full, including all accrued but unpaid interest relating to such Existing Loans as of such date (calculated at the rate set forth in the Existing Credit Agreement and as if this Amendment had not yet been given effect) and (ii) the Borrower shall simultaneously borrow new Loans denominated in Dollars under the Credit Agreement in an amount equal to such prepayment (plus the amount of any additional borrowings that may have been requested by the Borrower at such time); provided that with respect to subclauses (i) and (ii), (x) the prepayment to, and borrowing from, any Existing Lender may be effected by book entry to the extent that any portion of the amount prepaid to such Existing Lender will be subsequently borrowed from such Existing Lender and (y) the Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans denominated in Dollars are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (as set forth in Schedule 1.01(b) immediately after giving effect to this Amendment), (B) with respect to Existing Loans denominated in any Agreed Foreign Currency, the Multicurrency Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans denominated in each Agreed Foreign Currency are held ratably by the Multicurrency Lenders in accordance with the respective Commitments of such Multicurrency Lenders (as set forth in Schedule 1.01(b) immediately after giving effect to this Amendment), and (C) the Borrower shall pay (i) all accrued but unpaid commitment fees relating to the Loans as of such date (calculated at the rate set forth in the Existing Credit Agreement and as if this Amendment had not yet been given effect), and (ii) in full to the Administrative Agent and the Lenders (I) all accrued but unpaid fees (including all accrued but unpaid Facility Fees (as defined in the Lender Letter (as defined in the Existing Credit Agreement)) relating to the Loans as of April 14, 2020 (in each case, calculated at the rate set forth in the Existing Credit Agreement and as if this Amendment had not yet been given effect) and (II) to the extent not paid pursuant to Section 2.1(h) of this Amendment or Section 2.09 or Section 9.03 of the Credit Agreement, all fees, expenses (including reasonable legal fees to the extent invoiced) and interest owing related to this Amendment and the Credit Agreement owing on or prior to April 14, 2020 (in each case, calculated at the rate set forth in the Existing Credit Agreement and as if this Amendment had not yet been given effect), and (b) pursuant to the terms and conditions set forth therein, pay to the Existing Lenders the amounts, if any, payable under Section 2.13 of the Existing Credit Agreement as a result of such prepayment. Each of the Existing Lenders hereby consents to the non-pro rata payments described in this Section 2.11 and confirms receipt of sufficient notice of borrowing and prepayment pursuant to Sections 2.03(a) and 2.08(f) under the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SPECIAL VALUE CONTINUATION PARTNERS LLC, as Borrower

By:	BlackRock TCP Capital Corp.
Its: Sole Member

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Chief Executive Officer

36TH STREET CAPITAL PARTNERS HOLDINGS, LLC, as Subsidiary Guarantor

By:	Special Value Continuation Partners LLC
Its: Sole Member

By:	BlackRock TCP Capital Corp.
Its: Sole Member

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Chief Executive Officer

[Signature Page to the Amendment No. 1 to Revolving Credit Agreement]

ING CAPITAL LLC,
as Administrative Agent and a Lender

By:	/s/ Patrick Frisch
Name: Patrick Frisch
Title: Managing Director

By:	/s/ Dominik Breuer
Name: Dominik Breuer
Title: Director

[Signature Page to the Amendment No. 1 to Revolving Credit Agreement]

STATE STREET BANK AND TRUST COMPANY,
as a Lender

By:	/s/ C. Andrew piculell
Name:	C. Andrew piculell
Title:	M.D.

[Signature Page to the Amendment No. 1 to Revolving Credit Agreement]

CITY NATIONAL BANK, N.A.,
as a Lender

By:	/s/ Marc D. Galindo
Name:	Marc D. Galindo
Title:	Senior Vice President

[Signature Page to the Amendment No. 1 to Revolving Credit Agreement]

STIFEL BANK AND TRUST,
as a Lender

By:	/s/ Joseph L. Sooter, Jr
Name:	Joseph L. Sooter, Jr
Title:	Senior Vice President

CUSTOMERS BANK,
as a Decreasing Lender

By:	/s/ Lyle Cunningham
Name: Lyle Cunningham
Title: Executive Vice President

BANK OF AMERICA,
as a Decreasing Lender

By:	/s/ Hema Kishnani
Name:	Hema Kishnani
Title:	Director

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Shuichiro Yamane
Name:	Shuichiro Yamane
Title:	Managing Director

ANNEX A

See attached.

EXECUTION VERSION

AMENDED & RESTATED SENIOR SECURED
REVOLVING CREDIT AGREEMENT

dated as of

May 6, 2019

and

as amended by Amendment No. 1 to Amended & Restated Senior Secured Revolving Credit Agreement, dated as of April 9, 2020 among

SPECIAL VALUE CONTINUATION PARTNERS LLC

as Borrower

The LENDERS Party Hereto

and

ING CAPITAL LLC
as Administrative Agent,
Arranger and Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~36~~42
SECTION 1.03.	Terms Generally	~~36~~42
SECTION 1.04.	Accounting Terms; GAAP	~~37~~42
SECTION 1.05.	Interest Rates	~~38~~43
SECTION 1.06.	Issuers	~~38~~43
SECTION 1.07.	Currencies Generally	~~38~~43
SECTION 1.08.	Special Provisions Relating to Euro	~~39~~44

ARTICLE II

THE CREDITS

SECTION 2.01.	The Commitments	~~39~~45
SECTION 2.02.	Loans and Borrowings	~~40~~45
SECTION 2.03.	Requests for Borrowings	~~41~~46
SECTION 2.04.	Funding of Borrowings	~~42~~48
SECTION 2.05.	Interest Elections	~~43~~49
SECTION 2.06.	Termination, Reduction or Increase of the Commitments	~~45~~50
SECTION 2.07.	Repayment of Loans; Evidence of Debt	~~48~~54
SECTION 2.08.	Prepayment of Loans	~~49~~56
SECTION 2.09.	Fees	~~53~~61
SECTION 2.10.	Interest	~~54~~62
SECTION 2.11.	Eurocurrency Borrowing Provisions	~~55~~63
SECTION 2.12.	Increased Costs	~~57~~65
SECTION 2.13.	Break Funding Payments	~~58~~66
SECTION 2.14.	Taxes	~~58~~67
SECTION 2.15.	Payments Generally; Pro Rata Treatment: Sharing of Set-offs	~~63~~72
SECTION 2.16.	Defaulting Lenders	~~65~~75
SECTION 2.17.	Mitigation Obligations; Replacement of Lenders	~~66~~75
SECTION 2.18.	Reallocations Related to Non-Extending Lender Commitment Reductions	76

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Organization; Powers	~~67~~77
SECTION 3.02.	Authorization; Enforceability	~~67~~77
SECTION 3.03.	Governmental Approvals; No Conflicts	~~67~~78

SECTION 3.04.	Financial Condition; No Material Adverse Effect	~~68~~78
SECTION 3.05.	Litigation.	~~69~~79
SECTION 3.06.	Compliance with Laws and Agreements.	~~69~~79
SECTION 3.07.	Taxes.	~~69~~79
SECTION 3.08.	ERISA.	~~70~~80
SECTION 3.09.	Disclosure.	~~71~~81
SECTION 3.10.	Investment Company Act; Margin Regulations.	~~72~~82
SECTION 3.11.	Material Agreements and Liens	~~72~~82
SECTION 3.12.	Subsidiaries and Investments.	~~73~~83
SECTION 3.13.	Properties	~~73~~83
SECTION 3.14.	Solvency	~~73~~83
SECTION 3.15.	No Default.	~~73~~80
SECTION 3.16.	Use of Proceeds.	~~73~~84
SECTION 3.17.	Security Documents.	~~74~~84
SECTION 3.18.	Financing Subsidiaries	~~74~~84
SECTION 3.19.	Affiliate Agreements.	~~74~~84
SECTION 3.20.	Compliance with Sanctions.	~~74~~85
SECTION 3.21.	Anti-Money Laundering Program	~~75~~85
SECTION 3.22.	Beneficial Ownership Certification.	~~75~~85
SECTION 3.23.	Foreign Corrupt Practices Act.	~~75~~85
SECTION 3.24.	~~EEA~~Affected Financial Institution.	~~75~~86

ARTICLE IV

CONDITIONS

SECTION 4.01.	Restatement Effective Date	~~76~~86
SECTION 4.02.	Conditions to Each Credit Extension	~~79~~89

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01.	Financial Statements and Other Information	~~80~~90
SECTION 5.02.	Notices of Material Events	~~84~~95
SECTION 5.03.	Existence; Conduct of Business	~~85~~95
SECTION 5.04.	Payment of Obligations	~~85~~96
SECTION 5.05.	Maintenance of Properties; Insurance	~~86~~96
SECTION 5.06.	Books and Records; Inspection and Audit Rights	~~86~~96
SECTION 5.07.	Compliance with Laws and Agreements	~~87~~97
SECTION 5.08.	Certain Obligations Respecting Subsidiaries; Further Assurances	~~87~~97
SECTION 5.09.	Use of Proceeds	~~90~~97
SECTION 5.10.	Status of RIC and BDC	~~91~~101
SECTION 5.11.	Investment Policies	~~91~~101
SECTION 5.12.	Portfolio Valuation and Diversification Etc.	~~91~~101
SECTION 5.13.	Calculation of Borrowing Base	~~98~~108
SECTION 5.14.	Taxes	~~110~~120

(ii)

SECTION 5.15.	Anti-Hoarding of Assets at Financing Subsidiaries	~~110~~120

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01.	Indebtedness	~~111~~121
SECTION 6.02.	Liens	~~112~~122
SECTION 6.03.	Fundamental Changes	~~112~~123
SECTION 6.04.	Investments	~~114~~125
SECTION 6.05.	Restricted Payments	~~115~~125
SECTION 6.06.	Certain Restrictions on Subsidiaries	~~116~~126
SECTION 6.07.	Certain Financial Covenants	~~117~~127
SECTION 6.08.	Transactions with Affiliates	~~117~~128
SECTION 6.09.	Lines of Business	~~118~~128
SECTION 6.10.	No Further Negative Pledge	~~118~~128
SECTION 6.11.	Modifications of Indebtedness and Affiliate Agreements.	~~118~~129
SECTION 6.12.	Payments of Indebtedness	~~119~~129
SECTION 6.13.	Modification of Investment Policies	~~119~~129
SECTION 6.14.	SBIC Guarantee.	~~119~~129
SECTION 6.15.	Derivative Transactions	~~119~~129
SECTION 6.16.	Parent Holding Company	~~119~~129

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	~~120~~130

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.	Appointment	~~124~~134
SECTION 8.02.	Capacity as Lender	~~124~~135
SECTION 8.03.	Limitation of Duties; Exculpation	~~125~~135
SECTION 8.04.	Reliance	~~125~~136
SECTION 8.05.	Sub-Agents	~~126~~136
SECTION 8.06.	Resignation; Successor Administrative Agent	~~126~~136
SECTION 8.07.	Reliance by Lenders	~~126~~137
SECTION 8.08.	Modifications to Loan Documents	~~126~~137
SECTION 8.09.	Certain ERISA Matters.	~~127~~137
SECTION 8.10.	Arranger and Bookrunner	~~129~~139
SECTION 8.11.	Collateral Matters	~~129~~139
SECTION 8.12.	Credit Bidding	~~129~~140

(iii)

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Notices; Electronic Communications	~~131~~141
SECTION 9.02.	Waivers; Amendments	~~134~~145
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~137~~148
SECTION 9.04.	Successors and Assigns	~~139~~150
SECTION 9.05.	Survival	~~144~~155
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~145~~155
SECTION 9.07.	Severability	~~145~~156
SECTION 9.08.	Right of Set-off	~~145~~156
SECTION 9.09.	Governing Law; Jurisdiction; Etc.	~~146~~156
SECTION 9.10.	WAIVER OF JURY TRIAL	~~146~~157
SECTION 9.11.	Judgment Currency	~~147~~157
SECTION 9.12.	Headings	~~147~~158
SECTION 9.13.	Treatment of Certain Information; Confidentiality	~~147~~158
SECTION 9.14.	USA PATRIOT Act	~~149~~159
SECTION 9.15.	Termination	~~149~~160
SECTION 9.16.	Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~149~~160
SECTION 9.17.	Interest Rate Limitation	~~150~~160
SECTION 9.18.	Acknowledgment Regarding Any Supported QFCs	~~150~~161
SECTION 9.19.	Amendment and Restatement	~~151~~162

SCHEDULE 1.01(a) -	Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)	Commitments
SCHEDULE 1.01(c) -	[Intentionally Omitted]
SCHEDULE 1.01(d) -	Eligibility Criteria
SCHEDULE 1.01(e) -	Industry Classification Groups
SCHEDULE 3.08(c) -	Unfunded Pension Liabilities
SCHEDULE 3.11(a) -	Material Agreements
SCHEDULE 3.11(b) -	Liens
SCHEDULE 3.12(a) -	Subsidiaries
SCHEDULE 3.12(b) -	Investments
SCHEDULE 6.08 -	Certain Affiliate Transactions

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Promissory Note
EXHIBIT D	-	Form of Borrowing Request

(iv)

AMENDED & RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of May 6, 2019 (this “Agreement”), among SPECIAL VALUE CONTINUATION PARTNERS LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto, and ING CAPITAL LLC, as Administrative Agent.

WHEREAS, the Borrower and the Administrative Agent entered into that certain Senior Secured Revolving Credit Agreement, dated as of the Original Effective Date (as amended by Amendment No. 1 to Senior Secured Revolving Credit Agreement, dated as of June 19, 2018, as further amended by Amendment No. 2 to Senior Secured Revolving Credit Agreement, dated as of November 2, 2018, and as further amended, restated, supplemented, or otherwise modified from time to time prior to the Restatement Effective Date, the “Existing Credit Agreement”) with the lenders party thereto from time to time (the “Existing Lenders”), pursuant to which the Existing Lenders extended certain commitments and made certain loans to the Borrower (the “Existing Loans”);

WHEREAS, the Borrower desires to amend and restate the Existing Credit Agreement and to make certain changes, including to increase the size of the commitments thereunder and to extend the maturity date;

WHEREAS, each Person identified as an “Increasing Lender” on the signature pages hereto wishes to increase its commitment under the Credit Agreement; and

WHEREAS, the Existing Lenders are willing to make such changes to the Existing Credit Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that, effective as of the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below and the terms defined in Section 5.13 have the meanings assigned thereto in such section:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Borrowing Base” means the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents included in the Borrowing Base.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Borrowing Base.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period and (ii) zero.

“Administrative Agent” means ING, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Section 8.06.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Advisor” means Tennenbaum Capital Partners, LLC, a Delaware limited liability company, or another investment advisor reasonably satisfactory to the Administrative Agent and approved by the Required Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Anything herein to the contrary notwithstanding, the term “Affiliate” of an Obligor shall not include any Person that constitutes a Portfolio Investment held by such Obligor in the ordinary course of business.  In no event shall the Administrative Agent, the Collateral Agent or any Lender be deemed an Affiliate of Parent, the Borrower or any of their Subsidiaries as a result of their relationship under this Agreement.

“Affiliate Agreements” means collectively, (a) (i) the Investment Management Agreement, dated as of August 1, 2018, between the Borrower and the Advisor, (ii) the Investment Management Agreement, dated as of May 15, 2013, between TCPC Funding I, LLC and the Advisor, (iii) the Amended and Restated Investment Management Agreement, dated as of February 9, 2019, between the Parent and the Advisor and (iv) the Investment Advisory Agreement, dated as of February 20, 2013, between TCPC SBIC, LP, TCPC SBIC GP, LLC and the Advisor, and (b) (i) the Administration Agreement, dated as of April 2, 2012, between the Borrower and SVOF/MM, LLC, and (ii) the SVOF/MM, LLC Series H Addendum, as amended and restated as of January 1, 2017.

“Affiliate Investment” means any Investment in a Person in which any of the Tennenbaum Parties or any of their respective subsidiaries or affiliates owns or controls more than 25% of the Equity Interests.  For the avoidance of doubt, if an Investment satisfies this definition of “Affiliate Investment”, such Investment (a) shall not qualify as any other category of Portfolio Investment and (b) shall not be included in the Borrowing Base.

“Agency Account” has the meaning assigned to such term in Section 5.08(c)(v).

“Agent” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Euros, Pounds Sterling, AUD, NZD and, with the prior consent of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such Foreign Currency, at such time (a) such Foreign Currency is dealt with in the London interbank deposit market, or, in the case of AUD or NZD, the relevant local market for obtaining quotations, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate for deposits in Dollars for a period of three (3) months plus 1% and (d) zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or such LIBO Rate, as the case may be.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.23.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Dollar Lender’s Dollar Commitment.  If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentage shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b); provided that, for the avoidance of doubt, on and after the Non-Extended Revolver Termination Date, the Applicable Dollar Percentage of such Non-Extending Lender that is a Dollar Lender shall be 0%.

“Applicable Margin” means, (a) with respect to any ABR Loan, 1.00% per annum; and (b) with respect to any Eurocurrency Loan, 2.00% per annum.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment.  If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentage shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b); provided that, for the avoidance of doubt, on and after the Non-Extended Revolver Termination Date, the Applicable Multicurrency Percentage of such Non-Extending Lender that is a Multicurrency Lender shall be 0%.

“Applicable Parties” has the meaning assigned to such term in Section 9.01(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b); provided that, for the avoidance of doubt, on and after the Non-Extended Revolver Termination Date, the Applicable Percentage of such Non-Extending Lender shall be 0%.

“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Exchange Act of nationally recognized standing or an Affiliate thereof as set forth on Schedule 1.01(a), (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities as set forth on Schedule 1.01(a), or (c) any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(c).

“Approved Pricing Service” means (a) a pricing or quotation service as set forth in Schedule 1.01(a) or (b) any other pricing or quotation service (i) approved by the Board of Directors of the Parent, (ii) designated in writing by the Borrower to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors that such pricing or quotation service has been approved by the Parent), and (iii) acceptable to the Administrative Agent in its reasonable determination.

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Parent, that such firm has been approved by the Borrower and the Parent for purposes of assisting the Board of Directors in making valuations of portfolio assets to determine the Borrower’s and the Parent’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Administrative Agent in its reasonable determination; provided that, if any proposed appraiser requests or requires a non-reliance letter, confidentiality agreement or similar agreement prior to allowing the Administrative Agent to review any written valuation report, such Person shall only be deemed an Approved Third-Party Appraiser if the Administrative Agent and such Approved Third-Party Appraiser shall have entered into such a letter or agreement.  Subject to the foregoing, it is understood and agreed that, so long as the same are independent third party appraisal firms approved by the Board of Directors of the Parent, Stout Risius Ross, LLC, Houlihan Lokey, Duff & Phelps, Murray, Devine and Company,

Lincoln Advisors and Valuation Research Corporation are acceptable to the Administrative Agent solely to the extent they are not serving as the Independent Valuation Provider.

“Asset Coverage Ratio (Borrower)” means, on a consolidated basis for the Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities (including all Unfunded Pension Liabilities) and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act as though the Borrower had elected to be regulated as a “business development company” (regardless of whether the Borrower is then registered as an “investment company” thereunder) and any orders of the SEC issued to the Borrower thereunder).  For clarity, the calculation of the Asset Coverage Ratio (Borrower) shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee and (c) such Indebtedness is owed to the SBA.  For the avoidance of doubt, the outstanding utilized notional amount of any total return swap less the value of the margin posted by the Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security for the purpose of calculating the Asset Coverage Ratio (Borrower).

“Asset Coverage Ratio (Parent)” means, on a consolidated basis for the Parent and its Subsidiaries, the ratio which the value of total assets, less all liabilities (including all Unfunded Pension Liabilities) and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Parent and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Parent thereunder).  For clarity, the calculation of the Asset Coverage Ratio (Parent) shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee and (c) such Indebtedness is owed to the SBA.  For the avoidance of doubt, the outstanding utilized notional amount of any total return swap less the value of the margin posted by the Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security for the purpose of calculating the Asset Coverage Ratio (Parent).

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Obligor’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by an Obligor and immediately transferred to a Financing Subsidiary pursuant to the terms of Section 6.03(e) hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 9.04(b)), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.06(e)(i).

“AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Bank Bill Reference Rate” means, with respect to any Interest Period, (a) the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for AUD bills of exchange with a tenor equal to such Interest Period, displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the day that is two (2) Business Days prior to the first day of such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period), provided that, if the rate determined in accordance with this clause (a) shall be less than zero, such rate shall be deemed to be zero for purposes of this clause (a), plus (b) 0.20%.

“Availability Period” means ~~the period from and including the Original Effective Date to but excluding the earlier of the Revolver Termination Date and the date of termination of the Commitments in accordance with this Agreement.~~(a) in the case of any Extending Lender (with respect to such Extending Lender’s Extended Loans), the Extended Availability Period or (b) in the case of any Non-Extending Lender (with respect to such Non-Extending Lender’s Non-Extended Loans), the Non-Extended Availability Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as in effect from time to time, or any successor statute.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.11(c) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.11(c).

“Beneficial Ownership Certification” means a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“BlackRock Parent” means BlackRock, Inc.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers (or the equivalent) of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the Board of Directors (or the equivalent) of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower External Unquoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(y).

“Borrower Tested Assets” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(y).

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, that have the same Interest Period.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit D hereto or such other form as is reasonably satisfactory to the Administrative Agent.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing,  denominated in Dollars or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market and (c) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, any Borrowing denominated in any Foreign Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, conversion, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.01.

“CAM Exchange Date” means the first date on which there shall occur (a) an event referred to in Section 7.01(h) or (i) or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Canadian Dollar” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” has the meaning assigned to such term in Section 5.13.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)       Short-Term U.S. Government Securities (as defined in Section 5.13);

(b)       investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s;

(c)       investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, Canada or any province thereof, the United Kingdom or, if consented to by the Administrative Agent in its sole discretion, the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)       fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(e)       investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (d) above;

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“CDOR Rate” means, with respect to any Interest Period, the rate per annum equal to the average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances at or about 10:00 a.m. (Toronto, Ontario time) on the day that is two (2) Business Days prior to the first day of such Interest Period as reported on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period); provided that if the CDOR Rate is less than zero, such rate shall be zero for purposes of this Agreement.

“Change in Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Original Effective Date) other than the Advisor of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent;

(b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (1) nominated by the requisite members of the Board of Directors of the Parent nor (2) appointed by a majority of the directors so nominated;

(c) the acquisition of direct or indirect Control of the Borrower or the Parent by any Person or group other than the Advisor;

(d) [reserved];

(e) the acquisition of direct or indirect Control of the Advisor by any Person or group other than (1) a wholly-owned Subsidiary of BlackRock Parent, or (2) any two of Howard Levkowitz, Michael Leitner, Philip Tseng and Rajneesh Vig (or any replacement manager or individual reasonably acceptable to the Administrative Agent and approved by the Required Lenders), provided that if the Advisor is no longer under the Control of at least two of the four individuals listed in this clause (e)(2) (or their previously approved replacements) through an event resulting in the death or disability of such individuals, the Advisor shall have sixty (60) calendar days to replace such individuals with other managers or individuals reasonably acceptable to the Administrative Agent and approved by the Required Lenders, who shall have thirty (30) calendar days to either provide consent to or decline such request, provided that any Lender that shall not have responded within such thirty-day period shall be deemed to not have consented to such request, and provided further that, for the avoidance of doubt, a Default (but, for clarity, solely with respect to this clause, not an Event of Default) shall be deemed to be in existence during such sixty (60) calendar day period;

(f) [reserved];

(g) the Parent shall no longer be the Borrower’s sole member and managing member, or fails to own all of the Equity Interests in the Borrower (unless the Parent and the Borrower have been merged or consolidated into or with one another pursuant to a transaction expressly permitted under Section 6.03(f)); or

(h) the Borrower fails to own, directly or indirectly, all of the Equity Interests of each direct and indirect Subsidiary of the Borrower.

In the event that the Borrower notifies the Administrative Agent in writing to request approval of a potential or anticipated change in control (pursuant to clause (c) above), the Required Lenders shall have thirty (30) calendar days to either provide consent to or decline such request, provided that any Lender that shall not have responded within such thirty-day period shall be deemed to not have consented to such request.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Original Effective Date affecting any Lender, (b) any change in any law, rule or regulation or treaty binding upon any Lender or in the interpretation, implementation or application thereof by any Governmental Authority, after the Original Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b) or Section 2.17(a), by such Lender’s holding company, if any, or by any lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Effective Date and affecting any Lender; provided that, notwithstanding anything herein to the contrary, (I) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (II) all requests, rules, guidelines or directives promulgated by the Bank For International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, promulgated or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are (x) Dollar Loans or Multicurrency Loans and/or (y) Extended Loans or Non-Extended Loans; when used in reference to any Lender, refers to whether such Lender is (x) a Dollar Lender or a Multicurrency Lender and/or (y) an Extending Lender or a Non-Extending Lender; and when used in reference to any Commitment, refers to whether such Commitment is a Dollar Commitment or a Multicurrency Commitment.  Other than for purposes of Sections 2.06(a), 2.06(f), 2.07(a), 2.08(d), 2.08(e), 2.15(c), 2.18 and the last paragraph of 9.02(b), Extending Lenders and Non-Extending Lenders shall be treated as the same Class of Lenders and Extended Loans and Non-Extended Loans shall be treated as the same Class of Loans.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means ING in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.06(e)(i).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.06(e)(i).

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.06(e)(i).

“Consolidated Adjusted Interest Expense” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (x) (i) amounts paid or payable in cash for such period in respect of interest (including any default rate of interest, if applicable), unused fees, facility fees, letter of credit fees, and any other fees applicable to any Indebtedness and treated as interest under GAAP, and (ii) the amortization of any original issue discount (but excluding, for the avoidance of doubt, any one-time cash payments in respect of original issue discount at the time of issuance of any Indebtedness), plus (y) the net amount paid or payable for such period in cash (or minus the net amount received or receivable in cash) under Hedging Agreements permitted under Section 6.04 relating to interest during such period and to the extent not already taken into account under clause (x), plus (z) capitalized interest expense and interest expense attributable to Capital Lease Obligations to the extent not already taken into account under clause (x).

“Consolidated EBIT” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (w) net investment income, plus (x)  Consolidated Adjusted Interest Expense, plus (y) any other non-cash charges to the extent deducted in the calculation of net investment income, minus (z) the amount of any non-cash income or gains (including interest paid-in-kind to the Borrower or any of its Subsidiaries (“PIK”) to the extent such amount exceeds PIK interest collected in cash (including any amortization payments on such applicable debt instrument up to the amount of PIK interest previously capitalized thereon)) to the extent included in the calculation of net investment income, all as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis of (a) Consolidated EBIT for the four fiscal quarter period then ending, taken as a single accounting period, to (b) Consolidated Adjusted Interest Expense for such four fiscal quarter period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” has the meaning assigned to such term in Section 5.08(c)(ii).

“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date, plus (y) the aggregate amount of Other Covered Indebtedness outstanding on such date.

“Covered Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Currency” means Dollars or any Foreign Currency.

“Currency Valuation Notice” has the meaning assigned to such term in Section 2.08(b).

“Custodian” means Wells Fargo Bank, National Association, or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Obligors holding Portfolio Investments, on behalf of the Obligors and, pursuant to the Control Agreement, the Collateral Agent.  The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian pursuant to the terms of the Custodial and Account Control Agreement.

“Custodian Account” means an account subject to a Custodial and Account Control Agreement.

“Custodial and Account Control Agreement” means collectively, (i) the Amended and Restated Custodial and Account Control Agreement, dated as of the Restatement Effective Date, by and among the Borrower, the Collateral Agent and the Custodian, (ii) the Second Amended and Restated Custodial and Account Control Agreement, dated as of the Restatement Effective Date, by and among 36th Street Capital Partners Holdings, LLC, a Delaware limited liability company, the Collateral Agent and the Custodian and (iii) each such other custodial agreement as may be entered into by and among an Obligor, the Collateral Agent and a Custodian, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender notifies the Administrative Agent and the Borrower that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) other than via an Undisclosed Administration, either (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof, or solely as a result of an Undisclosed Administration, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Commitments.

“Disqualified Equity Interests” means Equity Interests of the Borrower that after issuance are subject to any agreement between the holder of such Equity Interests and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate such Equity Interests, other than (x) as a result of a change in control, or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.06 or reduced from time to time pursuant to Section 2.08 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of each Lender’s Dollar Commitment as of the ~~Restatement~~First Amendment Effective Date is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable.  The aggregate amount of the Dollar Lenders’ Dollar Commitments as of the ~~Restatement~~First Amendment Effective Date is $57,300,000.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on the date two (2) Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent (or other foreign currency broker reasonably acceptable to the Administrative Agent) offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two (2) Business Days later.

“Dollar Lender” means the Persons listed on Schedule 1.01(b) (as amended from time to time pursuant to Section 2.06) as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Dollar Loan” means a Loan denominated in Dollars made by a Dollar Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of: (1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that at least 5 currently outstanding syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.11(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and (2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative

Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Liens” means any right of offset, banker’s lien, security interest or other like right against the Portfolio Investments held by the Custodian pursuant to or in connection with its rights and obligations relating to the Custodian Account, provided that such rights are subordinated, pursuant to the terms of the Custodial and Account Control Agreement in form and substance satisfactory to the Administrative Agent, to the first priority perfected security interest in the Collateral created in favor of the Collateral Agent, except to the extent expressly provided therein.

“Eligible Portfolio Investment” means any Portfolio Investment held by any Obligor (and solely for purposes of determining the Borrowing Base, Cash and Cash Equivalents held by any Obligor) that, in each case, meets all of the criteria set forth on Schedule 1.01(d) hereto; provided that no Portfolio Investment, Cash or Cash Equivalent shall constitute an Eligible Portfolio Investment or be included in the Borrowing Base if the Collateral Agent does not at all times maintain a first priority, perfected Lien (subject to no other Liens other than Eligible Liens) on such Portfolio Investment, Cash or Cash Equivalent or if such Portfolio Investment, Cash or Cash Equivalent has not been or does not at all times continue to be Delivered (as defined in the Guarantee and Security Agreement).  Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Financing Subsidiary, or held by any Financing Subsidiary, or which secure obligations of any Financing Subsidiary shall not be treated as Eligible Portfolio Investments until distributed, sold or otherwise transferred to any Obligor free and clear of all Liens (other than Eligible Liens).  Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provide that, for purposes of this Agreement, all determinations of whether an Investment is to be included as an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such Investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer at any relevant time, or is otherwise aggregated with the Borrower or any Subsidiary, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan that is intended to qualify under Section 401(a) of the Code, the notification by the IRS of its intent to disqualify the Plan; (c) the filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined  or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for, or receipt of, a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; or the determination that any Pension Plan is, or is expected to be, in “at-risk” status under Title IV of ERISA; (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or the occurrence of an event or condition that would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any Withdrawal Liability, the complete or partial withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, or the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; (h) the occurrence of any non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (i) the failure to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Pension Plan; or (j) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal

Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status, as determined under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the lawful currency of the member states of the European Union that have adopted and retained a common single currency through monetary union in accordance with European Union treaty law, as such treaty law is amended from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.  For clarity, a Loan or Borrowing bearing interest by reference to clause (c) of the definition of Alternate Base Rate shall not be a Eurocurrency Loan or Eurocurrency Borrowing.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on (or measured by) its net income or franchise Taxes, in each case, imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) Taxes attributable to such recipient’s failure to comply with Section 2.14(f), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Lenders” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Extended Availability Period” means, with respect to any Extending Lender, the period from and including the First Amendment Effective Date to but excluding the earlier of the Extended Revolver Termination Date and the date of termination of the Commitments.

“Extended Loans” means Loans or Borrowings of any Extending Lender maturing on the Extended Maturity Date.

“Extended Maturity Date” means, with respect to each Extending Lender, May 6, 2024.

“Extended Revolver Termination Date” means, with respect to each Extending Lender, May 6, 2023.

“Extending Lender” means each Lender designated as an “Extending Lender” on Schedule 1.01(b).

“External Quoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“External Unquoted Value” means (i) with respect to Borrower Tested Assets, the Borrower External Unquoted Value and (ii) with respect to IVP Tested Assets, the IVP External Unquoted Value.

“Extraordinary Receipts” means an amount equal to (a) any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests by the Borrower and issuances of Indebtedness by any Obligor), minus (b) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses; minus (c) amounts necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in Section 6.05(b)(A) hereof, solely to the extent that the Required Payment Amount in or with respect to any taxable year (or any calendar year, as relevant) is increased as a result of such Extraordinary Receipt; provided, however, that Extraordinary Receipts shall not include any (i) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.14(h), (ii) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (iii) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings, or (iv) indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Original Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.23.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate is less than zero, such rate shall be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer, controller or chief compliance officer of the Borrower, in each case, who has been authorized by the Board of Directors of the Parent, to execute the applicable document or certificate.

“Financing Subsidiary” means (i) any Structured Subsidiary or (ii) any SBIC Subsidiary.

“First Amendment Effective Date” means April 9, 2020.

“Foreign Currency” means, at any time, any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Eligible Portfolio Investments” means any Eligible Portfolio Investment with respect to which the requirements of paragraph 13 of Schedule 1.01(d) hereto are met by reference to any Permitted Foreign Jurisdiction.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Series H of SVOF/MM, LLC, a series of a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means that certain Amended and Restated Guarantee, Pledge and Security Agreement, dated as of the Restatement Effective Date, among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Administrative Agent, and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08, or to which the Collateral Agent shall otherwise consent).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.  For the avoidance of doubt, in no event shall a Hedging Agreement include a total return swap.

“Hedging Agreement Obligations” has the meaning specified in the Guarantee and Security Agreement.

“Increasing Lender” has the meaning assigned to such term in Section 2.06(e)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits, loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the net amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination, (j) all obligations, contingent or otherwise, with respect to Disqualified Equity Interests, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by an Obligor of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under Accounting Standard Codification 860, provided that such indebtedness (i) is non-recourse to the Borrower and its

Subsidiaries and (ii) would not represent a claim against the Borrower or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Borrower or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.

“Independent” when used with respect to any specified Person means the more restrictive of the following: (a) that such Person (i) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) other than ownership of publicly traded stock of the Borrower or any such Subsidiary or Affiliate with a market value not to exceed $1,000,000 and (ii) is not an officer, employee, promoter, underwriter, trustee, partner, director or a Person performing similar functions of the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof), (b) the definition of “disinterested” as defined in the Investment Company Act, (c) that such Person is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act or (d) the definition of “independent” as defined in the Exchange Act.

“Independent Valuation Provider” means any of Stout Risius Ross, Houlihan Lokey, Duff & Phelps, Murray, Devine and Company, Lincoln Advisors, Valuation Research Corporation and Alvarez & Marsal, or any other Independent nationally recognized third-party appraisal firm selected by the Administrative Agent in its reasonable discretion.

“Industry Classification Group” means any industry groups mutually agreeable to the Required Lenders and the Borrower specified on Schedule 1.01(e) (as the same may be amended from time to time).

“ING” means ING Capital LLC.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, with respect to such portion of any Loan or Borrowing that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Internal Value” has the meaning assigned to such term in Section 5.12(b)(ii)(C).

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means each of the Parent’s and the Borrower’s written investment objectives, policies, restrictions and limitations as in existence on the Original Effective Date (including the Borrower’s investment allocation and conflicts mitigation policy between affiliated vehicles managed directly or indirectly by the Advisor) delivered to the Administrative Agent prior to the Original Effective Date, as may be amended or modified from time to time by a Permitted Policy Amendment.

“IRS” means the United States Internal Revenue Service.

“IVP External Unquoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“IVP Tested Assets” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“Lender Letter” means, that certain second amended and restated lender letter, dated as of the Restatement Effective Date, by and between each Lender and the Borrower.

“Lenders” means, collectively, the Dollar Lenders and the Multicurrency Lenders.

“LIBO Quoted Currency” means each of the following currencies: Dollars; Euros; and Pounds Sterling, in each case so long as there is a published LIBO Rate with respect thereto.

“LIBO Rate” means, for any Interest Period:

(a)       for any Eurocurrency Borrowing denominated in a LIBO Quoted Currency, (i) the Intercontinental Exchange Benchmark Administration Ltd. LIBO Rate (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making such rates available) per annum for deposits in such Currency for a period equal to the Interest Period appearing on the display designated as Reuters Screen LIBO01 Page (or such other page on that service or such other service designated by the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making such rates available) for the display of such Administration’s Interest Settlement Rates for deposits in such Currency) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of the Interest Period (or if such Reuters Screen LIBO01 Page is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time), (ii) if the Administrative Agent determines that the sources set forth in clause (i) are unavailable for the relevant Interest Period, LIBO Rate for purposes of this clause (a) shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in such Currency are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 11:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Eurocurrency Borrowing, or (iii) subject to Section 2.11, if the Administrative Agent determines that the sources set forth in clause (i) are permanently unavailable for the relevant Interest Period, LIBO Rate for purposes of this clause (a) shall mean a comparable or successor rate, which rate is reasonably approved by the Administrative Agent in consultation with the Borrower and the Lenders and which rate is consistent with the then prevailing market convention for determining a rate of interest for syndicated loans in the applicable Currency in the United States at such time.  To the extent a comparable or successor rate is approved by the Administrative Agent in consultation with the Borrower and the Lenders in accordance with clause (iii) above, the approved rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent;

(b)       in the case of any Eurocurrency Borrowings denominated in AUD, the AUD Bank Bill Reference Rate per annum;

(c)       in the case of any Eurocurrency Borrowings denominated in Canadian Dollars, the CDOR Rate per annum;

(d)       in the case of any Eurocurrency Borrowings denominated in NZD, the NZD Rate per annum; and

(e)       for all Non-LIBO Quoted Currencies (other than Canadian Dollars, AUD or NZD), the calculation of the applicable reference rate shall be determined in accordance with market practice;

provided that if the LIBO Rate under clause (a), (b), (c), (d) or (e) is less than zero for the relevant Interest Period, such rate shall be deemed to be zero for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, any fee letters, the Lender Letter, any promissory notes delivered pursuant to Section 2.07(f), the Security Documents and any other agreement, document or instrument entered into now, or in the future, by any Obligor, on the one hand, and the Administrative Agent, the Collateral Agent, any Lender and/or any other Secured Party, on the other hand, in connection with any of the foregoing.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Limited Reference Quoted Investment” has the meaning assigned to such term in Section 5.12(b)(ii)(A)(x)(iii).

“Margin Stock” means “margin stock” within the meaning of Regulations D, T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Obligors and their respective Subsidiaries (other than Financing Subsidiaries), taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or the ability of the Obligors to perform their respective obligations thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Hedging Agreements), of any one or more of the Parent, the Borrower or any of their respective Subsidiaries (including any Financing Subsidiary) in an aggregate principal amount exceeding $15,000,000 and (b) obligations in respect of one or more Hedging Agreements or other swap or derivative transactions under which the maximum aggregate amount (after giving effect to any netting agreements) that the Parent, the Borrower and their respective Subsidiaries would be required to pay if such Hedging Agreement(s) or other swap or derivative transactions were terminated at such time would exceed $15,000,000.

“Maturity Date” means ~~the date that is the one (1) year anniversary of the Revolver Termination~~(a) in the case of any Extending Lender (with respect to such Extending Lender’s Extended Loans), the Extended Maturity Date or (b) in the case of any Non-Extending Lender (with respect to such Non-Extending Lender’s Non-Extended Loans), the Non-Extended Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Utilization Amount” means, with respect to any Lender for any day, an amount equal to forty percent (40%) of the Commitment of such Lender as of the close of business on such day.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Commitments” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Loans denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.06 or reduced from time to time pursuant to Section 2.08 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of each Lender’s Multicurrency Commitment as of the ~~Restatement~~First Amendment Effective Date is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable.  The aggregate amount of the Lenders’ Multicurrency Commitments as of the ~~Restatement~~First Amendment Effective Date is $~~162,700,000~~212,700,000.

“Multicurrency Lender” means the Persons listed on Schedule 1.01(b) (as amended from time to time pursuant to Section 2.06) as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Multicurrency Loan” means a Loan denominated in Dollars or in an Agreed Foreign Currency made pursuant to the Multicurrency Commitments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA that is contributed to by (or to which there is an obligation to contribute of) the Borrower, any Subsidiary or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any Subsidiary or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (a) the sum of Cash payments and Cash Equivalents received by the Obligors from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any costs, fees, commissions, premiums and expenses actually incurred by any Obligor directly incidental to such Asset Sale and paid in cash to a Person that is not an Affiliate of any Obligor (or if paid in cash to an Affiliate, only to the extent such expenses are reasonable and customary), including reasonable legal fees and expenses, minus (c) all taxes (other than income taxes) paid or reasonably estimated to be payable by any Obligor as a result of such Asset Sale (after taking into account any applicable tax credits or deductions that are reasonably expected to be available), minus (d) amounts necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in Section 6.05(b)(A) hereof, solely to the extent that the Required Payment Amount in or with respect to any taxable year (or any calendar year, as relevant) is increased as a result of such Asset Sale, minus (e) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Asset Sale; provided that (i) such reserved amount shall not be included in the Borrowing Base and (ii) if the amount of any estimated reserves pursuant to this clause (e) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds.

“No External Review Assets” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(y).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Extended Availability Period” means, with respect to any Non-Extending Lender, the period from and including the First Amendment Effective Date to but excluding the earlier of the Non-Extended Revolver Termination Date and the date of termination of the Commitments.

“Non-Extended Loans” means Loans or Borrowings of any Non-Extending Lender maturing on the Non-Extended Maturity Date.

“Non-Extended Maturity Date” means, with respect to each Non-Extending Lender, May 6, 2023.

“Non-Extended Revolver Termination Date” means, with respect to each Non-Extending Lender, May 6, 2022.

“Non-Extending Lender” means each Lender designated as a “Non-Extending Lender” on Schedule 1.01(b).

“Non-LIBO Quoted Currency” means any currency other than a LIBO Quoted Currency.

“NZD” means the lawful currency of New Zealand.

“NZD Rate” means for any Loans in NZD, (a) with respect to any Interest Period, the average bank bill reference rate as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal in length to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period) as displayed on page BKBM of the Reuters screen at or about 11:00 a.m. (Wellington, New Zealand time) on the day that is two (2) Business Days prior to the first day of such Interest Period or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided that, if the rate determined in accordance with this clause (a) shall be less than zero, such rate shall be deemed to be zero for purposes of this clause (a), plus (b) 0.20%.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“Obligors’ Net Worth” means, at any date, Stockholders’ Equity at such date, minus the net asset value attributable to (or held by any Obligor in) any Financing Subsidiary or other non-Obligor Subsidiary.

“OFAC” has the meaning assigned to such term in Section 3.20.

“Organization Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, the certificate of limited partnership and limited partnership agreement for such Person; (b) in the case of any limited liability company, the articles of formation and operating agreement for such Person; and (c) in the case of a corporation, the certificate or articles of incorporation and the bylaws or memorandum and articles of association for such Person.

“Original Effective Date” means February 26, 2018.

“Other Covered Indebtedness” means the net amount that any Obligor would be obligated to pay under any Hedging Agreement as a result of the termination of such Hedging Agreement as of any date of determination.

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)) and as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections solely arising from such Lender having executed, delivered, become a party to, performed is obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document).

“Parent” means BlackRock TCP Capital Corp., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“Participating Member State” means any member state of the European Union that adopts or has adopted a common single currency as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

 “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Equity Interests” means partnership interests of the Borrower that after its issuance is not subject to any agreement between the holder of such partnership interests and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such partnership interests at any time.

“Permitted Foreign Jurisdiction” means Australia, Canada, France, Germany, Ireland, Italy, Luxembourg, New Zealand, Sweden, Switzerland, the Netherlands and the United Kingdom.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default; (d) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (e)  Eligible Liens; and (f) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder).

“Permitted Policy Amendment” is an amendment, modification, termination or restatement of the Investment Policies, that is (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b)  required by applicable law or Governmental Authority, or (c) not material.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Obligors thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 7.01(q), it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including, without limitation, any Pension Plan.

“Portfolio Company” means the issuer or obligor under any Portfolio Investment held by any Obligor.

“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio that is (or will, at the end of the then current fiscal quarter, be included) on the schedule of investments on the financial statements of the Borrower delivered pursuant to Section 5.01(a) or (c) and, for the avoidance of doubt, shall not include a Subsidiary.

“Pounds Sterling” means the lawful currency of England.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Pro-Rata Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Pro-Rata Dollar Portion” means, in connection with any Pro-Rata Borrowing, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Dollar Commitments of all Dollar Lenders (other than any Non-Extending Lenders on and after the Non-Extended Revolver Termination Date to the Non-Extended Maturity Date) at such time divided by (iii) the aggregate Commitments of all Lenders (other than any Non-Extending Lenders on and after the Non-Extended Revolver Termination Date to the Non-Extended Maturity Date) at such time.

“Pro-Rata Multicurrency Portion” means, in connection with any Pro-Rata Borrowing in Dollars, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Multicurrency Commitments of all Multicurrency Lenders (other than any Non-Extending Lenders on and after the Non-Extended Revolver Termination Date to the Non-Extended Maturity Date) at such time divided by (iii) the aggregate Commitments of all Lenders (other than any Non-Extending Lenders on and after the Non-Extended Revolver Termination Date to the Non-Extended Maturity Date) at such time.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“Refinancing Contribution” means any capital contribution to or investment in the Borrower by the Parent after the First Amendment Effective Date in connection with which, on or prior to the date of such capital contribution or investment, the Borrower delivers a certificate to the Administrative Agent certifying that an amount of cash equal to all or a portion of the cash proceeds received by the Borrower on account of such capital contribution or investment shall be distributed by the Borrower to the Parent for the sole purpose of refinancing outstanding unsecured indebtedness of the Parent within six (6) months following the date of such contribution or investment.

“Refinancing Distribution” means each distribution by the Borrower to the Parent made after the First Amendment Effective Date (a) pursuant to and in compliance with Section 6.05(b)(B), (b) for the sole purpose of refinancing outstanding unsecured indebtedness of the Parent and, promptly upon receipt of such distribution, the Parent used such proceeds to payoff all or a portion of such outstanding unsecured indebtedness of the Parent, and (c) the aggregate amount of such distribution, together with all other Refinancing Distributions made in the six (6) months immediately preceding such distribution date, does not exceed the aggregate amount of Refinancing Contributions in the six (6) months immediately preceding such distribution date.  For the avoidance of doubt, any Refinancing Contribution that is not distributed to the Parent within six (6) months of the date it was first contributed or invested in the Borrower shall not be eligible to be deemed to be a Refinancing Distribution.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) the central bank for the currency in which the LIBO Rate is denominated or any central bank or other supervisor which is responsible for supervising either the LIBO Rate or the administrator of the LIBO Rate or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency in which the LIBO Rate is denominated, (ii) any central bank or other supervisor which is responsible for supervising either the LIBO Rate or the administrator of the LIBO Rate, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Required Lenders” means, at any time, subject to Section 2.16(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, (a) if there are only three (3) Lenders at such time, “Required Lenders” shall mean Lenders having Revolving Credit Exposures and unused Commitments representing more than 67% of the sum of the total Revolving Credit Exposures and unused Commitments at such time and (b) if there are only two (2) Lenders at such time, “Required Lenders” shall mean all Lenders.  The “Required Lenders” of a Class (which shall include the term “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class (or, if there are only three (3) Lenders of such Class at such time, 67% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class and, if there are only two (2) Lenders of such Class at such time, all Lenders in such Class).

“Required Payment Amount” has the meaning assigned to such term in Section 6.05(b)(A).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” means May 6, 2019.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower and its Affiliates).

“Return of Capital” means an amount equal to (i) (a) any cash amount (and net cash proceeds of any noncash amount) received by any Obligor at any time in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), (b) without duplication of amounts received under clause (a), any net cash proceeds (including net cash proceeds of any noncash consideration) received by any Obligor at any time from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) any cash amount (and net cash proceeds of any noncash amount) received by any Obligor at any time in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer, (d) any similar return of capital received by any Obligor in cash (and net cash proceeds of any noncash amount) in respect of any Portfolio Investment or (e) (i) any cash amount (and net cash proceeds of any noncash amount) received by any Obligor at any time in respect of any Financing Subsidiary (w) upon the liquidation or dissolution of such Financing Subsidiary, (x) as a distribution of capital made on or in respect of such Financing Subsidiary, or (y) pursuant to the recapitalization or reclassification of the capital of such Financing Subsidiary or pursuant to the reorganization of such Financing Subsidiary or (ii) any other return of capital received by any Obligor in cash (and net cash proceeds of noncash amounts) in respect of any Financing Subsidiary minus (ii) (x) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses and (y) amounts necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in Section 6.05(b)(A) hereof, solely to the extent that the Required Payment Amount in or with respect to any taxable year (or any calendar year, as relevant) is increased as a result of such Return of Capital.

“Revolver Termination Date” means the ~~date that is the three (3) year anniversary of the Restatement Effective Date, unless extended with the consent of each Lender in its sole and absolute discretion.~~Extended Revolver Termination Date or the Non-Extended Revolver Termination Date, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time made or incurred under the Dollar Commitments.

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time made or incurred under the Multicurrency Commitments.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Same Day Cap” means the lesser of (i) $60,000,000 and (ii) 30% of the total Commitments at such time.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctions” has the meaning assigned to such term in Section 3.20.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any Subsidiary of the Borrower (or such Subsidiary’s general partner or manager entity) that is (x)  either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, Subsidiary of an entity referred to in clause (x)(i) of this definition, and (y) designated in writing by the Borrower (as provided below) as an SBIC Subsidiary, so long as:

(a)      other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(e) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof;

(b)     other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c)       neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d)      such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any Indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“Scheduled Payment Date” means, with respect to each Lender, (a) with respect to any ABR Loan, the last Business Day of each calendar month and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at one-month intervals after the first day of such Interest Period, in each case, after such Lender’s Revolver Termination Date through and including such Lender’s Maturity Date.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Secured Party” and “Secured Parties” have the meaning assigned to such terms in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Custodial and Account Control Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower or the Parent thereunder).

“Settlement-Date Basis” means that any Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled, and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Obligor, that as of the date of determination, both (a) (i) the sum of such Obligor’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the ~~Restatement~~First Amendment Effective Date and reflected in any projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the ~~Restatement~~First Amendment Effective Date, and (iii) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Obligor is “solvent” within the meaning given to such term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in securitizations of the relevant asset class (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse).

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of equity holders’ equity for the Borrower and its Subsidiaries at such date.

“Structured Subsidiaries” means a direct or indirect Subsidiary of the Borrower which is formed in connection with, and which continues to exist for the sole purpose of, third-party financings (including prior to the Original Effective Date) and which engages in no material activities other than in connection with the purchase, management, servicing and financing of Portfolio Investments from the Obligors or any other Person, and which is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:

(a)       no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than property that has been contributed or sold or otherwise transferred to such Subsidiary in accordance with the terms Section 6.03(e)), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(b)       no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing loan assets; and

 (c)        no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Structured Subsidiary by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or is required to be a guarantor under the Guarantee and Security Agreement.  It is understood and agreed that, subject to Section 5.08(a), no Financing Subsidiary shall be required to be a Subsidiary Guarantor as long as it remains a Financing Subsidiary.

“Tax Damages” has the meaning assigned to such term in Section 2.14(d).

“Taxes” means any and all present or future taxes levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tennenbaum Parties” means the General Partner, the Advisor, the Parent, the Obligors and the Obligors’ Subsidiaries.

“Termination Date” means the date on which the Commitments have expired or been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full (excluding, for the avoidance of doubt, any amount in connection with any contingent, unasserted indemnification obligations).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Two Largest Industry Classification Groups” means, as of any date of determination, each of the two Industry Classification Groups to which a greater portion of the Borrowing Base has been assigned pursuant to Section 5.12(a) than any other single Industry Classification Group.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed (including, without limitation, under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation)).

“Unfunded Pension Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“USA PATRIOT Act” has the meaning assigned to such term in Section 3.21.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Valuation Testing Date” has the meaning assigned to such term in Section 5.12(b)(ii)(B)(x).

“wholly owned Subsidiary” of any person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person and/or one or more wholly owned Subsidiaries of such Person.  Unless the context otherwise requires, “wholly owned Subsidiary Guarantor” shall mean a wholly owned Subsidiary that is a Subsidiary Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under or suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Loan” or a “Multicurrency Loan”), by Type (e.g., an “ABR Loan” or a “Eurocurrency Loan”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing” or a “Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Borrowing”).  Loans and Borrowings may also be identified by Currency.

SECTION 1.03.   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Solely for purposes of this Agreement, any references to “obligations” owed by any Person under any Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement).

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after ~~the Restatement Effective Date~~December 15, 2018 in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then the Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however,  until such amendments to equitably reflect such changes are effective and agreed to by the Borrower, the Administrative Agent and the Required Lenders, the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective.  Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair value liabilities) or Accounting Standard Codification 825, all determinations relating to fair value accounting for liabilities or compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair value liabilities) or Accounting Standard Codification 825.  In addition, notwithstanding Accounting Standards Update 2015-03, GAAP or any other matter, for purposes of calculating any financial or other covenants hereunder, debt issuance costs shall not be deducted from the related debt obligation.  Notwithstanding any other provision contained herein, solely with respect to any change in GAAP after ~~the Restatement Effective Date~~December 15, 2018 with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on ~~the Restatement Effective Date~~December 15, 2018 shall not be treated as a capital lease, and any lease that would be treated as a capital lease under GAAP as in effect on ~~the Restatement Effective Date~~December 15, 2018 shall continue to be treated as a capital lease, hereunder and under the other Loan Documents, notwithstanding such change in GAAP after ~~the Restatement Effective Date~~December 15, 2018, and all determinations of Capital Lease Obligations shall be made consistently therewith (i.e., ignoring any such changes in GAAP after ~~the Restatement Effective Date~~December 15, 2018).

SECTION 1.05.   Interest Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

SECTION 1.06.   Issuers.  For all purposes of this Agreement, all issuers of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single issuer, unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor.

SECTION 1.07.   Currencies Generally.  At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Original Effective Date.

Except as provided in Section 2.08(b) and the last sentence of Section 2.15(a), for purposes of determining (i) whether the amount of any Borrowing under the Multicurrency Commitments, together with all other Borrowings under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Credit Exposure, (iv) the Covered Debt Amount and (v) the Borrowing Base or the Value or the fair market value of any Portfolio Investment, the outstanding principal amount of any Borrowing that is denominated in any Foreign Currency or the Value or the fair market value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing or Portfolio Investment, as the case may be, determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of valuation of such Portfolio Investment, as the case may be; provided that in connection with the delivery of any Borrowing Base Certificate pursuant to Section 5.01(f) or (g), such amounts shall be determined as of the date of the delivery of such Borrowing Base Certificate.  Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is denominated in a Foreign Currency, such amounts shall be converted to the Foreign Currency Equivalent on the date of determination.  Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

SECTION 1.08.  Special Provisions Relating to Euro.  Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Original Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Original Effective Date; provided that the

Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

ARTICLE II

THE CREDITS

SECTION 2.01.   The Commitments.

(a)      Subject to the terms and conditions set forth herein, each Dollar Lender severally agrees to make Dollar Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (b) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the aggregate Dollar Commitments, or (c) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(b)      Subject to the terms and conditions set forth herein, each Multicurrency Lender severally agrees to make Multicurrency Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (b) the aggregate Revolving Multicurrency Credit Exposure of all the Lenders exceeding the aggregate Multicurrency Commitments or (c) the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.   Loans and Borrowings.

(a)       Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class (other than with respect to any Loan requested pursuant to Section 2.18), Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Type of Loans.  Subject to Section 2.11, each Borrowing of a Class shall be constituted entirely of ABR Loans or of Eurocurrency Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith.  Each Pro-Rata Borrowing denominated in Dollars shall be constituted entirely of ABR Loans or of Eurocurrency Loans.  Each Borrowing denominated in an Agreed Foreign Currency shall be constituted entirely of Eurocurrency Loans.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)       Minimum Amounts.  Each Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, with respect to any Agreed Foreign Currency, 1,000,000 in the units of such Agreed Foreign Currency or a whole multiple of 100,000 in excess thereof (or such smaller minimum amount as may be agreed to by the Administrative Agent); provided that a Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class.  Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d)       Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Eurocurrency Borrowing (or to elect to convert to or continue as a Eurocurrency Borrowing) if the Interest Period requested therefor would end after the Extended Maturity Date~~.~~; provided that any request (or election to convert or continue as a Eurocurrency Borrowing) that would extend past the Non-Extended Maturity Date may only be made with respect to the portion of the Eurocurrency Borrowing held by the Extending Lenders.

(e)       Restatement Effective Date Adjustments.  On the Restatement Effective Date, the Borrower shall (A) prepay the Existing Loans (if any) in full, including (i) all accrued but unpaid commitment fees (including all accrued but unpaid Facility Fees (as defined in the Lender Letter (as defined in the Existing Credit Agreement)) relating to such Existing Loans as of such date and (ii) all accrued but unpaid interest relating to such Existing Loans as of such date (in each case, calculated at the rate set forth in the Existing Credit Agreement) and (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment (plus the amount of any additional borrowings that may have been requested by the Borrower at such time); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Existing Lender may be effected by book entry to the extent that any portion of the amount prepaid to such Existing Lender will be subsequently borrowed in the currency of such Existing Loan from such Existing Lender and (y) the Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (as set forth in Schedule 1.01(b)) and (C) pay to the Existing Lenders the amounts, if any, payable under Section 2.14 of the Existing Credit Agreement as a result of such prepayment.  Each of the Existing Lenders agrees to waive payment of the amounts, if any, payable under Section 2.13 as a result of, and solely in connection with, any such prepayment, and hereby consents to any non-pro rata payment described in this Section 2.02(e).

SECTION 2.03.   Requests for Borrowings.

(a)      Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery of a signed Borrowing Request or by telephone or e-mail (in each case, followed promptly by delivery (including by e-mail) of a signed Borrowing Request) (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Eurocurrency Borrowing denominated in an Agreed Foreign Currency (other than AUD or NZD), not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that, in the event that the amount of any such ABR Borrowing does not exceed the Same Day Cap, the Borrower may request such ABR Borrowing not later than 9:00 a.m., New York City time, on the Business Day of the proposed Borrowing or (iv) in the case of a Eurocurrency Borrowing denominated in AUD or NZD, not later than 11:00 a.m., London time, four (4) Business Days before the date of the proposed Borrowing.  Each such request for a Borrowing shall be irrevocable.  Notwithstanding the other provisions of this Agreement, in the case of any Borrowing denominated in Dollars, the Borrower may request that such Borrowing be split into a Dollar Loan in an aggregate principal amount equal to the Pro-Rata Dollar Portion and a Multicurrency Loan in an aggregate amount equal to the Pro-Rata Multicurrency Portion (any such Borrowing, a “Pro-Rata Borrowing”).  Except as set forth in this Agreement, a Pro-Rata Borrowing shall be treated as being comprised of two separate Borrowings, a Dollar Borrowing under the Dollar Commitments and a Multicurrency Borrowing under the Multicurrency Commitments.

(b)       Content of Borrowing Requests.  Each request for a Borrowing (whether a written Borrowing Request, a telephonic request or an e-mail request) shall specify the following information in compliance with Section 2.02:

(i)        whether such Borrowing is to be made under the Dollar Commitments, the Multicurrency Commitments or is a Pro-Rata Borrowing;

(ii)       if such Borrowing is a Pro-Rata Borrowing, the Pro-Rata Dollar Portion and the Pro-Rata Multicurrency Portion;

(iii)      the aggregate amount and Currency of the requested Borrowing;

(iv)      the date of such Borrowing, which shall be a Business Day;

(v)       in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)      in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vii)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c)       Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)       Failure to Elect.  If no election as to the Class of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Pro-Rata Borrowing, unless the Currency of such Borrowing is specified in an Agreed Foreign Currency.  If no election as to the Currency of a Borrowing is specified, then the requested Borrowing shall be denominated in Dollars.   If no election as to the Type of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one (1) month and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one (1) month.  If a Eurocurrency Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Eurocurrency Borrowing denominated in Dollars having an Interest Period of one (1) month, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month.

SECTION 2.04.   Funding of Borrowings.

(a)       Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)       Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and, in reliance upon such assumption, the Administrative Agent may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and (ii) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05.  Interest Elections.

(a)       Elections by the Borrower for Borrowings.  Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, subject to Section 2.05(e), the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments and such Borrowing shall be prepaid pursuant to any of the first three sentences of Section 2.08(c) (and, for the avoidance of doubt, subject to Section 2.05(e), such Borrowing shall, for purposes of this Agreement and the other Loan Documents, be deemed to be a Eurocurrency Borrowing with an Interest Period of one month until such prepayment has been made (together with interest thereon as specified in Section 2.10(c)), and (iv) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted into a Borrowing of a different Type.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing (except as provided under Section 2.11(b)) in accordance with their Applicable Percentage, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)      Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivery of a signed Interest Election Request in a form approved by the Administrative Agent or by telephone (followed promptly, but no later than the close of business on the date of such request, by a signed Interest Election Request in a form approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic and written notice of election shall be irrevocable.

(c)       Content of Interest Election Requests.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)     if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); provided that there shall be no more than ten (10) separate Eurocurrency Borrowings outstanding at any one time.

(d)       Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)       Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing of the same Class having an Interest Period of one (1) month and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, (i) any Eurocurrency Borrowing denominated in Dollars shall, at the end of the applicable Interest Period for such Eurocurrency Borrowing, be automatically converted to an ABR Borrowing, (ii) the Borrower shall not be entitled to elect to convert or continue any Borrowing into or as a Eurocurrency Borrowing and (iii) any Eurocurrency Borrowing denominated in a Foreign Currency shall not have an Interest Period of more than one (1) month’s duration.

SECTION 2.06.  Termination, Reduction or Increase of the Commitments.

(a)     Scheduled Termination.  Unless previously terminated in accordance with the terms of this Agreement, (x) on the Extended Revolver Termination Date for each Extending Lender with respect to such Extending Lender’s Extended Loans and (y) on the Non-Extended Revolver Termination Date with respect to each Non-Extending Lender’s Non-Extended Loans, the Commitments of each Class shall automatically be reduced to an amount equal to the aggregate principal amount of the Loans of all Lenders of such Class outstanding on the Extended Revolver Termination Date or the Non-Extended Revolver Termination Date, as applicable with respect to the relevant Lender, and thereafter to an amount equal to the aggregate principal amount of the Loans outstanding after giving effect to each payment of principal hereunder; provided that, for clarity, no Lender shall have any obligation to make new Loans on or after the Extended Revolver Termination Date or the Non-Extended Revolver Termination Date, as applicable to such Lender, and any outstanding amounts shall be due and payable on the Extended Maturity Date or Non-Extended Maturity Date, as applicable, in accordance with Section 2.07.

(b)      Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments ratably among each Class; provided that (i) each reduction of the Commitments pursuant to this Section 2.06(b) shall be in an amount that is $5,000,000 or a whole multiple of $100,000 in excess thereof (or an amount less than $5,000,000 if the Commitments of any Class are being reduced to zero) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans of any Class in accordance with Section 2.08, the total Revolving Credit Exposures of such Class would exceed the total Commitments of such Class.

(c)      Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)      Effect of Termination or Reduction.  Any termination or reduction of the Commitments of a Class shall be permanent.  Each reduction of the Commitments of a Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.

(e)       Increase of the Commitments.

(i)       Requests for Increase by Borrower.  The Borrower may, at any time prior to the Revolver Termination Date, and subject to the conditions set forth below in this clause (i), propose that the Commitments hereunder of a Class be increased (each such proposed increase being a “Commitment Increase”) by notice (the “Commitment Increase Notice”) to the Administrative Agent specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which date shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Extended Revolver Termination Date; provided that each Lender may determine in its sole discretion whether or not it chooses to participate in a Commitment Increase; provided further that, subject to the foregoing, each Commitment Increase shall become effective only upon satisfaction of each of the following conditions:

(A)     the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in each case, in such other amounts as agreed to by the Administrative Agent);

(B)      immediately after giving effect to such Commitment Increase (including, if applicable, the substantially concurrent reduction of the Commitments of a Non-Extending Lender in accordance with Section 2.06(f)), the total Commitments of all of the Lenders hereunder shall not exceed the lesser of (x) $300,000,000 and (y) 100% of the Obligors’ Net Worth at such time;

(C)      each Assuming Lender and the Commitment Increase shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(D)      no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; ~~and~~

(E) no Non-Extending Lender may participate in any Commitment Increase under the Commitments of the same Class unless in connection therewith, it shall have agreed to become an “Extending Lender” hereunder; and

(~~E~~F)    the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

For the avoidance of doubt, no Lender shall be obligated to agree to an additional Commitment requested by the Borrower pursuant to this Section 2.06(e).

(ii)      Effectiveness of Commitment Increase by Borrower.  On the Commitment Increase Date for any Commitment Increase, each Assuming Lender part of such Commitment Increase, if any, shall become a Lender hereunder as of such Commitment Increase Date with a Commitment in the amount set forth in the agreement referred to in Section 2.06(e)(ii)(y) and the Commitment of the respective Class of any Increasing Lender part of such Commitment Increase shall be increased as of such Commitment Increase Date to the amount set forth in the agreement referred to in Section 2.06(e)(ii)(y); provided that:

(x)      the Administrative Agent shall have received on or prior to 12:00 p.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y)      each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 12:00 p.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, as applicable, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii)      Recordation into Register.  Upon its receipt of an agreement referred to in clause (ii)(y) above executed by each Assuming Lender and each Increasing Lender part of such Commitment Increase, as applicable, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement referred to in clause(ii)(y) has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)      Adjustments of Borrowings upon Effectiveness of Increase.  On each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any and, on and after the Non-Extended Revolver Termination Date, other than the Non-Extended Loans) of such Class in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and Borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender ~~and~~, (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class are held ratably by the Lenders of such Class in accordance with the respective ~~Commitments~~Applicable Percentage of such Lenders of such Class (after giving effect to such Commitment Increase) and (z) on and after the Non-Extended Revolver Termination Date, no Non-Extending Lender shall participate in such prepayment and/or Borrowing and (C) pay to the Lenders of such Class the amounts, if any, payable under Section 2.13 as a result of any such prepayment.  Notwithstanding the foregoing, unless otherwise consented to in writing by the Borrower, no Commitment Increase Date shall occur on any day other than the last day of an Interest Period.  The Administrative Agent shall amend Schedule 1.01(b) to reflect the aggregate amount of each Lender’s Commitments (including Increasing Lenders and Assuming Lenders). Each reference to Schedule 1.01(b) in this Agreement shall be to Schedule 1.01(b) as amended pursuant to this Section.

(v)       Terms of Loans issued on the Commitment Increase Date.  For the avoidance of doubt, the terms and provisions of any new Loans issued by any Assuming Lender or Increasing Lender, and the Commitment Increase of any Assuming Lender or Increasing Lender, shall be identical to the terms and provisions of Loans of the applicable Class issued by, and the Commitments of the applicable Class of, the Extending Lenders immediately prior to the applicable Commitment Increase Date.

(f)       Reduction of Non-Extending Lenders’ Commitment. Notwithstanding anything to the contrary herein (including Section 2.06(d)):

(i)        The Borrower may at any time no Default or Event of Default exists in connection with any Commitment Increase under Section 2.06(e), terminate, or from time to time reduce, the Commitments of each Non-Extending Lender on a pro rata basis (by an aggregate amount not to exceed the amount of such Commitment Increase) without reducing the Commitments of any other Lender; provided that each reduction of the Commitment of a Non-Extending Lender hereunder shall be in an amount that is $5,000,000 or a larger multiple of $100,000 in excess thereof (or, in each case, the entire Commitment of each Non-Extending Lender).

(ii)       The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitment of any Non-Extending Lender under this clause (f) at least three (3) Business Days prior to the related Commitment Increase Date in the case of any termination or reduction, specifying such election and the related Commitment Increase Date.  Such written notice may be combined with the Commitment Increase Notice.  Promptly following receipt of any written notice, the Administrative Agent shall advise each Lender of the contents thereof.  Each notice delivered by the Borrower pursuant to this clause (f) shall be irrevocable; provided that a notice of termination may state that such notice is conditioned upon the effectiveness of the related Commitment Increase, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)      Any termination or reduction of the Commitment of any Non-Extending Lender pursuant to this clause (f) shall be permanent.

SECTION 2.07.   Repayment of Loans; Evidence of Debt.

(a)      Repayment.  Subject to, and in accordance with, the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders of each Class the outstanding principal amount of the Loans of such Class and all other amounts due and owing hereunder and under the other Loan Documents on the Maturity Date.

(b)      Manner of Payment.  Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall, subject to the requirements of Section 2.08, select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail) of such selection not later than the time set forth in Section 2.08(f) prior to the scheduled date of such repayment.  If the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is specified (or if no Class is specified and there is only one Class of Loans with Borrowings in Dollars outstanding), the Borrower shall repay or prepay any outstanding ABR Borrowings of such Class pro rata and thereafter repay or prepay the remaining Borrowings within such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first).  If the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is not specified (or the Pro-Rata Borrowings are specified), the Borrower shall repay or prepay ABR Borrowings that are Pro-Rata Borrowings, pro rata between any outstanding ABR Borrowings of the Dollar Lenders and the Multicurrency Lenders and thereafter repay or prepay the remaining Pro-Rata Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid first).  If the repayment or prepayment is denominated in a particular Agreed Foreign Currency, the Borrower shall repay or prepay any remaining Borrowings in such Agreed Foreign Currency in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Pro-Rata Borrowing shall be applied ratably between the Dollar Loans and Multicurrency Loans included in such Pro-Rata Borrowing.  Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing (except as otherwise provided in Section 2.11(b)).

(c)      Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)     Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)     Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f)     Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) and in a form attached hereto as Exhibit C.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).

SECTION 2.08.   Prepayment of Loans.

(a)     Optional Prepayments.  The Borrower shall have the right at any time and from time to time (but subject to Section 2.08(e) and (f)) to prepay any Borrowing in whole or in part, without premium or fee (but subject to Section 2.13), subject to the requirements of this Section. Each prepayment in part under this Section 2.08(a) shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as is then outstanding).

(b)      Mandatory Prepayments Due to Changes in Exchange Rates.

(i)      Determination of Amount Outstanding.  On each Quarterly Date and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure.  For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received.  Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)      Prepayment.  If on the date of such determination the aggregate Revolving Multicurrency Credit Exposure exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall prepay the Multicurrency Loans within 15 Business Days of such date of determination in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Multicurrency Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Multicurrency Credit Exposure.  The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three-month period.

(c)     Mandatory Prepayments due to Excess Revolving Credit Exposure and Borrowing Base Deficiency.  In the event that the amount of total Revolving Credit Exposure exceeds the total Commitments, the Borrower shall prepay (but subject to Sections 2.08(e) and (f)) Loans.  In the event that the amount of total Revolving Dollar Credit Exposure exceeds the total Dollar Commitments, the Borrower shall prepay (but subject to Sections 2.08(e) and (f))

Loans in such amounts as shall be necessary so that the amount of total Revolving Dollar Credit Exposure does not exceed the total Dollar Commitments.  In the event that the amount of total Revolving Multicurrency Credit Exposure exceeds the total Multicurrency Commitments (other than as a result of a change in exchange rates pursuant to Section 2.08(b)), the Borrower shall prepay (but subject to Sections 2.08(e) and (f)) Loans in such amounts as shall be necessary so that the amount of total Revolving Multicurrency Credit Exposure does not exceed the total Multicurrency Commitments.  In the event that at any time any Borrowing Base Deficiency shall exist, promptly (but in no event later than five (5) Business Days), the Borrower shall prepay (subject to Sections 2.08(e) and (f)) the Loans so that the Borrowing Base Deficiency is promptly cured; provided that if within such five (5) Business Day period, the Borrower shall present to the Administrative Agent a reasonably feasible plan, which plan is reasonably satisfactory to the Administrative Agent, that will enable any such Borrowing Base Deficiency to be cured within 30 Business Days of the occurrence of such Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall be effected in accordance with such plan (subject, for the avoidance of doubt, to the limitations as to the allocation of such prepayments set forth above in this Section 2.08(c)). Notwithstanding the foregoing, the Borrower shall pay interest in accordance with Section 2.10(c) for so long as the Covered Debt Amount exceeds the Borrowing Base during such 30-Business Day period. For clarity, in the event that the Borrowing Base Deficiency is not cured prior to the end of such five (5)-Business Day period (or, if applicable, such 30-Business Day period), it shall constitute an Event of Default under Section 7.01(a).

(d)       Mandatory Prepayments due to Certain Events Following Availability PeriodScheduled Payments.  Subject to ~~the last paragraph of this~~ Section 2.08(d) ~~and~~ Sections 2.08(e) and (f):

~~(i)~~       Asset Sales~~.  In the event that any Obligor shall receive any Net Asset Sale Proceeds at any time after the Availability Period, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans in an amount equal to such Net Asset Sale Proceeds (and the Commitments shall be permanently reduced by such amount);~~ provided ~~that with respect to Asset Sales of assets that are not Portfolio Investments, the Borrower shall not be required to prepay the Loans unless and until (and to the extent that) the aggregate Net Asset Sale Proceeds relating to all such Asset Sales are greater than $2,000,000.~~

(i)       On each Scheduled Payment Date after the Non-Extended Revolver Termination Date and on or prior to the Non-Extended Maturity Date, the Borrower shall prepay the Non-Extended Loans of the Non-Extending Lenders in an aggregate amount equal to 1/12 of the aggregate outstanding amount of such Loans for each Class and Currency of such Loans, based on the outstanding principal amount of such Loans as of the Non-Extended Revolver Termination Date.  Following the Non-Extended Revolver Termination Date, any optional or mandatory prepayment of Loans of the Non-Extending Lenders will reduce in direct order the amount of any subsequent repayment of Loans required to be made pursuant to this clause (d)(i).

(ii)      Extraordinary Receipts~~.  In the event (but only to the extent) that the aggregate Extraordinary Receipts received by the Obligors at any time after the Availability Period exceed $2,000,000~~On each Scheduled Payment Date after the Extended Revolver Termination Date, the Borrower shall~~, no later than the third (3rd) Business Day following the receipt of such excess Extraordinary Receipts,~~ prepay the Extended Loans of the Extending Lenders in an aggregate amount equal to ~~such excess Extraordinary Receipts (and the Commitments shall be permanently reduced by such amount).~~1/12 of the aggregate outstanding amount of such Loans for each Class and Currency of such Loans, based on the outstanding principal amount of such Loans as of the Extended Revolver Termination Date.  Following the Extended Revolver Termination Date, any optional or mandatory prepayment of Loans of the Extending Lenders will reduce in direct order the amount of any subsequent repayment of Loans required to be made pursuant to this clause (d)(ii).

~~(iii)~~    Returns of Capital~~.  In the event that any Obligor shall receive any Return of Capital at any time after the Availability Period, the Borrower shall, no later than the fifth (5th) Business Day following the receipt of such Return of Capital, prepay the Loans in an amount equal to 100% of such Return of Capital (and the Commitments shall be permanently reduced by such amount).~~

~~(iv)~~     Equity Issuances~~.  In the event that the Borrower shall receive any Cash proceeds from the issuance of Equity Interests of the Borrower or from any capital contribution at any time after the Availability Period, the Borrower shall, no later than the third (3rd) Business Day following the receipt of such Cash proceeds, prepay the Loans in an amount equal to 100% of such Cash proceeds, net of underwriting discounts and commissions or other similar payments and other reasonable costs, fees, premiums and expenses directly associated therewith, including reasonable legal fees and expenses (and the Commitments shall be permanently reduced by such amount).~~

~~(v)~~      Indebtedness~~.  In the event that any Obligor shall receive any Cash proceeds from the issuance of Indebtedness at any time after the Availability Period, such Obligor shall, no later than the third (3rd) Business Day following the receipt of such Cash proceeds, prepay the Loans in an amount equal to 100% of such Cash proceeds, net of underwriting discounts and commissions or other similar payments and other reasonable costs, fees, commissions, premiums and expenses directly associated therewith, including reasonable legal fees and expenses (and the Commitments shall be permanently reduced by such amount).~~

~~(vi)~~    Mandatory Prepayment of Eurocurrency Loans~~.  If the Loans to be prepaid pursuant to~~ Sections 2.08(d)(ii) ~~and~~ (iii) ~~are Eurocurrency Loans, the Borrower may defer such prepayment (and permanent Commitment reduction) until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to an amount required to be prepaid, no later than the third (3rd) Business Day following the receipt of such amount, into a segregated collateral account in the name and under the dominion and control (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent pending application of such~~

~~amount to the prepayment of the Loans (and permanent reduction of the Commitments) on the last day of such Interest Period.~~

(e)      Payments following the Non-Extended Revolver Termination Date or During an Event of Default.  Notwithstanding any provision to the contrary in Section 2.07 or this Section 2.08 (but subject to Section 2.08(f)(ii)), following the Non-Extended Revolver Termination Date or if an Event of Default shall have occurred and be continuing:

(i)       ~~Subject to the second sentence of subclause (iii) of this~~ Section 2.08(e)(A) From the period commencing on the Non-Extended Revolver Termination Date and prior to the Non-Extended Maturity Date, no optional prepayment of the Loans shall be permitted unless at such time, at the Borrower’s option, (x) the Borrower prepays the Loans of all (I) Lenders, (II) Dollar Lenders or (III) Multicurrency Lenders, which prepayment shall be made on a pro-rata basis (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) among all Lenders, Dollar Lenders or Multicurrency Lenders, as applicable, or (y) the Borrower prepays the Loans of all the (I) Extending Lenders only, (II) Dollar Lenders that are Extending Lenders only or (III) Multicurrency Lenders that are Extending Lenders only, which prepayment shall be made on a pro-rata basis (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) among the Extending Lenders only, Dollar Lenders that are Extending Lenders only or Multicurrency Lenders that are Extending Lenders only, as applicable, and (B) from the period commencing on the Extended Revolver Termination Date, no optional prepayment of the Loans of any Class shall be permitted unless at such time, the Borrower also prepays the Loans of the other Class, if applicable, which prepayment shall be made on a pro-rata basis (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such ~~Indebtedness) between each outstanding Class of Revolving Credit Exposure~~Loans) among all Lenders.

~~(ii)       Subject to the second sentence of subclause (iii) of this~~ Section 2.08(e)~~, any prepayment of Loans required to be made pursuant to clause~~ (c) ~~above shall be applied to prepay Loans on a pro-rata basis between each outstanding Class of Revolving Credit Exposure.~~

(~~iii~~ii)   Any prepayment of Loans ~~in Dollars~~ required to be made ~~in connection with any of the events specified in~~ Section 2.08pursuant to clause (dc) above shall be applied ~~ratably (based on the outstanding principal amounts of such indebtedness) between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding Loans denominated in Dollars.  So long as no Event of Default has occurred and is continuing, each prepayment in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency) shall be applied ratably among just the Multicurrency Lenders and, if after such payment, the balance of the Loans denominated in such currency is zero, then if there are any remaining proceeds, the Borrower shall~~to prepay ~~the~~ Loans on a pro-rata basis ~~between each outstanding Class of Revolving Credit Exposure;~~ provided ~~that, if an Event of Default has occurred and is continuing, then each prepayment in an Agreed Foreign Currency shall be made ratably~~ (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such ~~indebtedness) between Dollar Loans and Multicurrency Loans~~Loans) among all Lenders.

(iii)      [Reserved].

(iv)     Notwithstanding any other provision to the contrary in this Agreement, if an Event of Default has occurred and is continuing, then any payment or repayment of the Loans shall be made and applied ratably (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) ~~between Dollar Loans and Multicurrency Loans~~among all Lenders.

(f)      Notices, Etc.

(i)       The Borrower shall notify the Administrative Agent in writing or by telephone (followed promptly by written confirmation) of any repayment or prepayment hereunder (A) in the case of repayment or prepayment of a Eurocurrency Borrowing denominated in Dollars under Section 2.08(a), not later than 11:00 a.m., New York City time, three (3) Business Days before the date of repayment or prepayment, (B) in the case of a repayment or prepayment of a Eurocurrency Borrowing denominated in Foreign Currency under Section 2.08(a), not later than 11:00 a.m., London time, three (3) Business Days before the date of repayment or prepayment, or (C) in the case of repayment or prepayment of an ABR Borrowing under Section 2.08(a), or any prepayment under Section 2.08(b), (c) or (d), not later than 11:00 a.m., New York City time, one (1) Business Day before the date of repayment or prepayment.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date, the principal amount of each Borrowing or portion thereof to be repaid or prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, ~~(1)~~ if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(c) ~~and (2) any such notices given in connection with any of the events specified in~~ Section 2.08(d) ~~may be conditioned upon (x) the consummation of the issuance of Equity Interests or Indebtedness (as applicable) or (y) the receipt of net cash proceeds from Asset Sales, Extraordinary Receipts or Returns of Capital~~.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof.  Subject to clauses (b), (c) and (e) of this Section, Section 2.07(b) and to the proviso to Section 2.15(c), each repayment and prepayment in Dollars shall be applied ratably (based on the outstanding principal amounts of such indebtedness) between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding Loans denominated in Dollars and each repayment and prepayment in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency) shall be applied ratably among the Multicurrency Lenders.

(ii)      In the event the Borrower is required to make any concurrent prepayments under both paragraph (b) and also another paragraph of this Section 2.08,

any such prepayments shall be applied toward a prepayment pursuant to paragraph (b) before any prepayment pursuant to any other paragraph of this Section 2.08.

(iii)      Repayments and prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

SECTION 2.09.    Fees.

(a)     Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue for the period beginning on the ~~Restatement~~First Amendment Effective Date to and including the earlier of the date such Lender’s Commitment terminates and the Revolver Termination Date, at a rate (A) as of the close of business on each day when the Minimum Utilization Amount with respect to such Lender exceeds the aggregate principal amount of the Loans of such Lender, equal to (x) 2.00% per annum on the excess of (i) the Minimum Utilization Amount with respect to such Lender over (ii) the aggregate principal amount of the Loans of such Lender as of the close of business on such day and (y) 0.50% per annum on the excess of (i) such Lender’s Commitment over (ii) the Minimum Utilization Amount with respect to such Lender or (B) as of the close of business on each day when the aggregate principal amount of the Loans of such Lender equals or exceeds the Minimum Utilization Amount with respect to such Lender, 0.50% per annum on the excess of (i) such Lender’s Commitment over (ii) the aggregate principal amount of the Loans of such Lender as of the close of business on such day.  Accrued commitment fees shall be payable in arrears (x) within one Business Day after each Quarterly Date and (y) on the earlier of the date the applicable Lender’s Commitments terminate and the Revolver Termination Date, commencing on the first such date to occur after the ~~Restatement~~First Amendment Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Commitments shall be deemed to be used to the extent of the outstanding Loans of all Lenders.

(b)      Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)      Facility Fees.  The Borrower agrees to pay to the Administrative Agent, for the account of (and distribution to) each Lender, facility fees (if any) payable in the amounts and at the times separately agreed upon between the Borrower and the Lenders in the Lender Letter.

(d)     Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances absent manifest error.  Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent requirements of invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten (10) Business Days of the date that the Borrower receives from the

Administrative Agent a reasonably detailed invoice for such reimbursement obligations.  On the ~~Restatement~~First Amendment Effective Date, the Borrower shall pay (i) all fees required to be paid on the ~~Restatement~~First Amendment Effective Date under that certain amended and restated fee letter, dated as of the Restatement Effective Date, by and between the Borrower and ING, (ii) all fees (if any) required to be paid on the ~~Restatement~~First Amendment Effective Date under the Lender Letter and (iii) all costs and expenses outstanding on such date and required to be paid pursuant to Section 9.03(a)(i) (to the extent invoiced).

SECTION 2.10.   Interest.

(a)      ABR Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)      Eurocurrency Loans.  The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)      Default Interest.  Notwithstanding the foregoing, if any Event of Default described in Section 7.01(a), (b), (d) (but only with respect to Section 6.07), (h), (i), (j) or (o) has occurred and is continuing, or on the written demand of the Administrative Agent or the Required Lenders if any other Event of Default described in any other clause of Section 7.01 has occurred and is continuing, or if the Covered Debt Amount exceeds the Borrowing Base during the five (5)-Business Day period (or, if applicable, the 30-Business Day period) referred to in Section 2.08(c), the interest applicable to the Loans shall accrue, and any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above, or (ii) in the case of any fee or other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon termination in full of the applicable Lender’s Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)      Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) interest on Eurocurrency Borrowings in Canadian Dollars, AUD and NZD and ABR Borrowings at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (b) interest on Eurocurrency Borrowings in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (c) the basis on which interest hereunder shall be computed on Eurocurrency Borrowings in an Agreed Foreign Currency other than Canadian

Dollars, Euros, Pounds Sterling, AUD and NZD shall be agreed by each Multicurrency Lender and the Borrower at the time such Agreed Foreign Currency is consented to in accordance with the definition thereof.  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Eurocurrency Borrowing Provisions.

(a)      Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurocurrency Borrowing of a Class (the Currency of such Borrowing herein called the “Affected Currency”):

(i)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the Affected Currency for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Eurocurrency Loans included in such Borrowing for such Interest Period;

and, in each case, the provisions of Section 2.11(c) are not applicable, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Eurocurrency Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency, shall be ineffective and, if the Affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and, if the Affected Currency is a Foreign Currency, such Borrowing shall be converted to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective.

(b)     Illegality.  Without duplication of any other rights that any Lender has  hereunder, if any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any LIBO Quoted Currency in the London interbank market, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Borrowings or to convert ABR Borrowings to Eurocurrency

Borrowings shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Eurocurrency Borrowings the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) (A) all Eurocurrency Borrowings denominated in Dollars of such Lender shall automatically convert to ABR Borrowings ~~(~~and (B) all Eurocurrency Borrowings denominated in the Foreign Currency shall automatically convert to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing (in each case, the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Borrowings and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. ~~To the extent any Eurocurrency Borrowing so converted is in an Agreed Foreign Currency, such Eurocurrency Borrowing shall be converted to Dollars based on the Dollar Equivalent of such Borrowing at the time of such conversion.~~

(c)      Effect of Benchmark Transition Event.

(i)       Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such mutually agreed amendment between the Administrative Agent and the Borrower with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.11(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)      Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement (other than the Borrower, whose consent shall not be unreasonably withheld or delayed).

(iii)     Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.11(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(c).

(iv)      Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) solely in the case of any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made in Dollars, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans, (y) in the case of any request for a Eurocurrency Borrowing of or conversion to Eurocurrency Loans to be made in any Foreign Currency based on the LIBO Rate, such request will be deemed to be ineffective and (z) in the case of any request for a continuation of Eurocurrency Loans to be made in any Foreign Currency based on the LIBO Rate, such Borrowing shall be converted to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing. During any Benchmark Unavailability Period, the component of ABR based upon the LIBO Rate will not be used in any determination of ABR.

SECTION 2.12.   Increased Costs.

(a)      Increased Costs Generally.  If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)     subject any Lender to any Taxes (other than Covered Taxes and Taxes described in clauses (a)(ii), (c), (d) and (e) of the definition of “Excluded Taxes”) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity position), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)      Certificates from Lenders.  A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Obligor shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower in writing of any such Change in Law giving rise to such increased costs or reductions.

SECTION 2.13.   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(f) and is revoked in accordance herewith), (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Eurocurrency Loan other than on the last day of an Interest

Period therefor or (e) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor as a result of the occurrence of a CAM Exchange, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits).  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:

(i)      the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan referred to in clauses (a) through (e) of this Section 2.13 denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Eurocurrency Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Currency for such Interest Period, over

(ii)     the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits denominated in such Currency from other banks in the Eurocurrency market (or, in the case of any Non-LIBO Quoted Currency, in the relevant market for such Non-LIBO Quoted Currency) at the commencement of such period.

Payments under this Section shall be made upon written request of a Lender delivered not later than five (5) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.   Taxes.

(a)      Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, unless otherwise required by applicable law; provided that if the Borrower shall be required to deduct or withhold any Taxes from such payments, then (i) the Borrower shall make such deductions or withholdings, (ii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is a Covered Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)      Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender for and, within ten (10) Business Days after written demand therefor, pay the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     Indemnification by the Lenders.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, agree severally to indemnify the Administrative Agent, and shall make payable in respect thereof within 10 days after demand therefor, (i) against any and all Covered Taxes attributable to such Lender and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) in each case attributable to such Lender (collectively, “Tax Damages”) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and Tax Damages and without limiting the obligation of the Borrower to do so pursuant to and in accordance with Section 2.14(c)) and (ii) Tax Damages attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

(e)     Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)      Status of Lenders.

(i)      Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) or (B) or Section 2.14(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,

(A)      any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)      each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but, in any event, only if such Foreign Lender is legally entitled to do so) whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party duly completed executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax (x) with respect to payments of interest under any Loan Document, pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, pursuant to the “business profits” or “other income” article of such tax treaty,

(2)
duly completed executed originals of IRS Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, signed under penalties of perjury, to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), certifying that the Foreign Lender is not a U.S. Person, or

(4)
any other form as prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, including, to the extent a Foreign Lender is not the beneficial owner, duly completed executed originals of IRS Form W-8IMY accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a certificate substantially similar to the certificate described in Section 2.14(f)(ii)(B)(3)(x) above, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable.

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)     If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the Original Effective Date.

Each Lender agrees that if any form or certification it previously delivered under this Agreement expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net position after-Taxes than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (h) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)      Defined Terms.  For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15.   Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a)      Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Sections 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to noon, Local Time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including commitment fees, payments required under Sections 2.12, 2.13 and 2.14 relating to any Loan denominated in Dollars, but not including principal of and interest on any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.14 denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.  Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)     Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of such Class then due to such parties.

(c)     Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) (x) other than with respect to any Borrowing requested pursuant to Section 2.18(a), each Borrowing of a Class shall be made from the Lenders of such Class, (y) other than the payment of a commitment fee to a Non-Extending Lender on the Non-Extending Revolver Termination Date, each payment of a commitment fee under Section 2.09 shall be made for the account of the Lenders of the applicable Class, and (z) other than with respect to any termination or reduction of Commitments in accordance with Section 2.06(f), each termination or reduction of the amount of the Commitments of a Class under Section 2.06, Section 2.08 or otherwise shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) other than with respect to any Borrowing requested pursuant to Section 2.18(a), each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective ~~Commitments~~Applicable Percentage of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) other than in connection with a termination or reduction of Commitments in accordance with Section 2.06(f), the payment of a Non-Extending Lender’s Non-Extending Loans on the Non-Extending Maturity Date pursuant to Section 2.07(a), a mandatory prepayment pursuant to Section 2.08(d), or the payment of a Non-Extending Lender’s Non-Extending Loans pursuant to Section 2.18, each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them (and, with respect to the pro rata treatment of prepayments between Classes, any such prepayments shall be made in accordance with the provisions of ~~the last paragraph of~~ Section 2.08(d) ~~and~~ Sections 2.08(e) and (f)); and (iv) other than the payment of interest to a Non-Extending Lender on its applicable Non-Extending Maturity Date, each payment of interest on Loans by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders (which may, for the avoidance of doubt, be different amounts and percentages as between the Non-Extending Lenders and the Extending Lenders); provided, however, that, notwithstanding anything to the contrary contained herein, in the event that the Borrower wishes to make a Multicurrency Borrowing in an Agreed Foreign Currency and the Multicurrency Commitments are fully utilized, the Borrower may make a Borrowing under the Dollar Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing to prepay the Multicurrency Loans (without making a ratable prepayment to the Dollar Loans) solely to the extent that the Borrower concurrently utilizes any Multicurrency Commitments made available as a result of such prepayment to make a Multicurrency Borrowing in an Agreed Foreign Currency.  Each Borrowing requested pursuant to Section 2.18(a) shall be made from each Extending Lender on a pro rata basis according to the amounts of their respective Commitments.  Any termination or reduction of Commitments in accordance with Section 2.06(f) (including any payment or prepayment of principal of Loans in connection therewith), shall be applied to each Non-Extending Lender on a pro rata basis according to the amounts of its Commitments or Loans, as applicable, any payment of Non-Extending Loans on the Non-Extending Maturity Date pursuant to Section 2.07(a) shall be made for the account of each Non-Extending Lender pro rata in accordance with the respective unpaid principal amounts of the Non-Extending Loans held by it, and any mandatory prepayment of Non-Extending Loans pursuant to Section 2.08(d) shall be made for the account of each Non-Extending Lender pro rata in accordance with the respective unpaid principal amounts of the Non-Extending Loans held by it.  For the avoidance of doubt, no payments shall be allocated solely to Non-Extending Lenders following the occurrence and during the continuance of a Default or Event of Default.

(d)     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment denominated in a Currency in respect of any principal of or interest on any of its Loans denominated in such Currency, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans denominated in such Currency, and accrued interest thereon then due than the proportion received by any other Lender with Loans denominated in such Currency, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans denominated in such Currency of other Lenders with Loans denominated in such Currency to the extent necessary so that the benefit of all such payments shall be shared by the Lenders with Loans denominated in such Currency ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans denominated in such Currency (subject, for the avoidance of doubt, to Section 2.08(e)(iv) if an Event of Default has occurred and is continuing); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)      Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(f)      Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or (b) or Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.    Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)      commitment fees pursuant to Section 2.09(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender to the extent, and during the period, such Lender is a Defaulting Lender; and

(b)     the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, two-thirds of the Lenders or the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02, except for any amendment or waiver described in Section 9.02(b)(i), (ii) or (iii)); provided that any waiver, amendment or modification requiring the consent of all Lenders, two-thirds of the Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders (as applicable) shall require the consent of such Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall purchase at par the portion of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.17.    Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office.  If any Lender exercises its rights under Section 2.11(b) or requests compensation under Section 2.12, or if the Borrower is required to pay any Covered Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the sole reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, or eliminate the circumstance giving rise to such Lender exercising its rights under Section 2.11(b) and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      Replacement of Lenders.  If any Lender exercises its rights under Section 2.11(b) or requests compensation under Section 2.12, or if the Borrower is required to pay any Covered Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)     Defaulting Lenders.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18.    Reallocations Related to Non-Extending Lender Commitment Reductions.

(a)     Reallocation of Participations and Loans.  Notwithstanding anything to the contrary herein, in connection with the reduction or termination of the Non-Extending Lender(s)’ Commitments in accordance with Section 2.06(f) on any date prior to the Non-Extended Revolver Termination Date, the Borrower shall be permitted to request, and each Extending Lender agrees to provide, one or more Dollar Loans be made ratably among the Extending Lenders in accordance with the provisions of Sections 2.02, 2.03 and 2.15(c) in an amount up to the amount by which such Non-Extending Lender’s Revolving Credit Exposure would exceed such Non-Extending Lender’s Commitments after giving effect to such Commitment reduction, in each case, so long as (x) the conditions set forth in Section 4.02 are satisfied (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) such Borrowing does not cause (I) the aggregate Revolving Credit Exposure of any Extending Lender to exceed such Extending Lender’s Commitment, (II) the aggregate Revolving Dollar Credit Exposure of all of the Dollar Lenders with Dollar Commitments then in effect to exceed the aggregate Dollar Commitments at such time or (III) the aggregate Revolving Multicurrency Credit Exposure of all of the Multicurrency Lenders with Multicurrency Commitments then in effect to exceed the aggregate Multicurrency Commitments at such time and (z) the proceeds of any such Loan are applied solely to reduce the Revolving Credit Exposure of the applicable Non-Extending Lender or Non-Extending Lenders, as applicable.

(b)      Prepayments. If any Loan related to the reduction or termination of a Non-Extending Lender’s Commitment prior to the Non-Extended Revolver Termination Date described in clause (a) above cannot, or can only partially, be effected, the Borrower shall, not later than the date of such Commitment reduction or termination, without prejudice to any right or remedy available to it hereunder or under law, prepay any Loans of such Non-Extending Lender(s) in an amount equal to the amount by which the Revolving Credit Exposure of such Non-Extending Lender after giving effect to any prepayment described in clause (a)(z) above exceeds such Non-Extending Lender’s Commitment after giving effect to any reduction in such Non-Extending Lender’s Commitment, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.    Organization; Powers.  Each of the Borrower and its Subsidiaries, as applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the failure to do so could reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any charter, by-laws or other Organization Documents of the Borrower or its Subsidiaries or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02.    Authorization; Enforceability.  The Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company or other organizational action and the Board of Directors of the Parent (acting for the Borrower and the Borrower’s Subsidiaries) has approved the transactions contemplated in this Agreement.  This Agreement has been duly executed and delivered by the Borrower and each of the other Loan Documents to which any Obligor is a party have been or will be duly executed and delivered by each such Obligor.  This Agreement constitutes, and each of the other Loan Documents to which any Obligor is a party, when executed and delivered, will constitute a legal, valid and binding obligation of the applicable Obligor or Obligors, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03.   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organization Documents of the Parent, the Borrower or any of the Borrower’s Subsidiaries or any order of any Governmental Authority (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Parent, the Borrower or any of the Borrower’s Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on the Equity Interests of the Borrower owned by the Parent or on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04.   Financial Condition; No Material Adverse Effect.

(a)       Financial Statements.

(i)       The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Section 4.01(d)(i) of the Existing Credit Agreement present fairly, in all material respects, the consolidated statements of assets and liabilities, consolidated schedule of investments, consolidated statements of operations, consolidated statements of changes in net assets and consolidated statements of cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP.  The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Section 4.01(d)(ii) of the Existing Credit Agreement present fairly, in all material respects, the consolidated statements of assets and liabilities, consolidated schedule of investments, consolidated statements of operations, consolidated statements of changes in net assets and consolidated statements of cash flows of the Parent and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP.  On the ~~Restatement~~First Amendment Effective Date, none of the Parent, the Borrower or any of their respective Subsidiaries has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(ii)      The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 5.01(a) and (c) present fairly, in all material respects, the consolidated statements of assets and liabilities, consolidated schedule of investments, consolidated statements of operations, consolidated statements of changes in net assets and consolidated statements of cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.  The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 5.01(b) and (d) present fairly, in all material respects, the consolidated statements of assets and liabilities, consolidated schedule of investments, consolidated statements of operations, consolidated statements of changes in net assets and consolidated statements of cash flows of the Parent and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.  None of the Parent, the Borrower or any of their respective Subsidiaries has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.

(b)       No Material Adverse Effect.  Since December 31, 2016, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Tennenbaum Party, threatened against or affecting the Parent, the Borrower or any of their respective Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

SECTION 3.06.   Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries is in compliance with its respective Organization Documents in all material respects.

SECTION 3.07.   Taxes.  Each of the Borrower and its Subsidiaries has timely filed or has caused to be timely filed all U.S. federal, state and material local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and has paid all Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except such Taxes, fees or other charges that are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges are adequate in accordance with GAAP.  Neither the Borrower nor any of its Subsidiaries has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions, and no Tax lien has been filed with respect to the Borrower or any of its Subsidiaries.  There is no proposed Tax assessment against the Borrower or any of its Subsidiaries, and there is no basis for such assessment.  The Borrower is treated as a partnership for U.S. federal income tax purposes and has been treated as a partnership for U.S. federal income tax purposes for each taxable year since its formation.

SECTION 3.08.   ERISA.

(a)      Each Plan is in compliance in all material respects in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.  Each Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master and prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.

(b)       With respect to Pension Plans, there exists no Unfunded Pension Liability in the aggregate (taking into account only such Pension Plans with positive Unfunded Pension Liability) in excess of $2,500,000.

(c)       Schedule 3.08(c) discloses all Unfunded Pension Liabilities with respect to Pension Plans.

(d)       None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.  To the extent that one or more Multiemployer Plans exist, no Multiemployer Plan is insolvent or in reorganization.  None of the Borrower, any Subsidiary or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the Borrower, any Subsidiary and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate Withdrawal Liability that would be incurred would not be in excess of $2,500,000.

(e)      There are no actions, suits or claims pending against or involving a Plan (other than routine individual claims for benefits) or, to the knowledge of any Tennenbaum Party or any ERISA Affiliate, threatened, that would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in material liability.

(f)     The Borrower, any Subsidiary and any ERISA Affiliate have made all material contributions to or under each Pension Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Pension Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Pension Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in material liability.

(g)       No Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Borrower, any Subsidiary and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions.  None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to the PBGC save for any liability for premiums due in the ordinary course or other liability that would not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the Borrower, any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Pension Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has any liability under Section 4069 or Section 4212(c) of ERISA.

SECTION 3.09.   Disclosure.

(a)      All written information (other than financial projections, pro forma financial information, other forward-looking information and information of a general economic or general industry nature) which has been made available to the Administrative Agent or any Lender by the Advisor, the Parent, the Borrower or any of the Parent’s or the Borrower’s Subsidiaries or representatives, in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, taken as a whole, is and will be (after giving effect to all written updates provided by the Borrower to the Administrative Agent for delivery to the Lenders from time to time) complete, true and correct in all material respects and does not and will not (after giving effect to all written updates provided by the Borrower to the Administrative Agent for delivery to the Lenders from time to time) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in the light of the circumstances under which such statements were (or hereafter are) made; and

(b)      All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries or representatives, in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized that (i) such projections, financial information and other forward-looking information as they relate to future events are subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower) and therefore are not to be viewed as fact and (ii) actual results during the period or periods covered by such projections, financial information and other forward-looking information may materially differ from the projected results set forth therein.

SECTION 3.10.   Investment Company Act; Margin Regulations.

(a)       Status as Business Development Company.  The Parent has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.  The Parent qualifies as a RIC and has qualified as a RIC at all times since its taxable year ended December 31, 2012.

(b)      Compliance with Investment Company Act.  The business and other activities of the Parent, the Borrower and their respective Subsidiaries (including, without limitation, entering into this Agreement and the other Loan Documents to which each is a party, the borrowing of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents)  do not result in a violation or breach of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

(c)       Investment Policies.  The Borrower is in compliance in all material respects with the Investment Policies, as amended by Permitted Policy Amendments.

(d)       Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock. Neither the Borrower nor any of its Subsidiaries own or intend to carry or purchase any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

SECTION 3.11.   Material Agreements and Liens.

(a)       Material Agreements.  Schedule 3.11(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Parent, the Borrower or any of their respective Subsidiaries outstanding on the ~~Restatement~~First Amendment Effective Date, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Schedule 3.11(a).

(b)       Liens.  Schedule 3.11(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the ~~Restatement~~First Amendment Effective Date covering any property of the Parent, the Borrower or any of their respective Subsidiaries, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the ~~Restatement~~First Amendment Effective Date is correctly described in Schedule 3.11(b).

SECTION 3.12.   Subsidiaries and Investments.

(a)      Subsidiaries.  Set forth in Schedule 3.12(a) (as updated from time to time pursuant to Section 5.08) is a complete and correct list of all of the Subsidiaries of the Borrower as of the ~~Restatement~~First Amendment Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 3.12(a), as of the ~~Restatement~~First Amendment Effective Date, (x) the Borrower owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Schedule 3.12(a), and (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable.

(b)      Investments.  Set forth in Schedule 3.12(b) is a complete and correct list of all Investments held by the Borrower or any of its Subsidiaries in any Person on the ~~Restatement~~First Amendment Effective Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment, (ii) the nature of such Investment, (iii) the amount of such Investment, (iv) if applicable, the rate of interest charged for such Investment and (v) the value assigned to such Investment by the Board of Directors of the Parent.  Except as disclosed in Schedule 3.12(b), as of the ~~Restatement~~First Amendment Effective Date each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02), all such Investments.

(c)       Borrower Equity.  The Parent owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in the Borrower.

SECTION 3.13.   Properties.

(a)      Title Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)      Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14.   Solvency.  On the ~~Restatement~~First Amendment Effective Date, and upon the incurrence of any extension of credit hereunder, on any date on which this representation and warranty is made, (a) the Borrower will be Solvent on an unconsolidated basis and (b) each Obligor will be Solvent on a consolidated basis with the other Obligors.

SECTION 3.15.   No Default.  No Default has occurred and is continuing under this Agreement.

SECTION 3.16.  Use of Proceeds.  The proceeds of the Loans shall be used for the general corporate purposes of the Borrower and its Subsidiaries (other than Financing Subsidiaries except as expressly permitted under Section 6.03(e)) in the ordinary course of its business, including making distributions not prohibited by this Agreement, making payments on Indebtedness of the Obligors to the extent permitted under this Agreement and the acquisition and funding (either directly or indirectly as expressly permitted hereunder) of leveraged loans, mezzanine loans, high yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments, but excluding, for clarity, the buying or carrying of Margin Stock.

SECTION 3.17.   Security Documents.  The Guarantee and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable first-priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and, as applicable, (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guarantee and Security Agreement), the Liens created by the Guarantee and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

SECTION 3.18.   Financing Subsidiaries.

(a)       Any Structured Subsidiary complies with each of the conditions set forth in the definition of “Structured Subsidiary”.

(b)       Any SBIC Subsidiary complies with each of the conditions set forth in the definition of “SBIC Subsidiary.”

SECTION 3.19.   Affiliate Agreements. As of the ~~Restatement~~First Amendment Effective Date, the Borrower has heretofore delivered to each of the Lenders true and complete copies of each of the Affiliate Agreements (including any schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the ~~Restatement~~First Amendment Effective Date, (a) each of the Affiliate Agreements is in full force and effect and (b) other than the Affiliate Agreements, there is no contract, agreement or understanding, in writing, between or among the Borrower or any of its Subsidiaries, on the one hand, and any Tennenbaum Party or any of their respective Subsidiaries or Affiliates, on the other hand.

SECTION 3.20.  Compliance with Sanctions.  Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Tennenbaum Party or any other Affiliate of the Borrower or any of its Subsidiaries, any executive officer or director thereof (i) is subject to, or subject of, sanctions (collectively, “Sanctions”) administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the European Union, Her Majesty’s Treasury, the United Nations Security Council, or any other relevant sanctions authority, or (ii) is located, has a place of business or is organized or resident in a Sanctioned Country. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by the Borrower or any of its Subsidiaries or Affiliates, or by any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf, to finance or facilitate a transaction with a person that is subject to Sanctions or is located, has a place of business or is organized or resident in a Sanctioned Country.

SECTION 3.21.  Anti-Money Laundering Program  The Borrower has implemented anti-money laundering programs to the extent required by the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism, as amended (the “USA PATRIOT Act”), and the rules and regulations thereunder and maintains in effect and enforces policies and procedures designed to ensure compliance by the Borrower and each of its Subsidiaries (and, when acting on behalf of the Borrower or any of its Subsidiaries, their respective directors, officers, employees and agents) with applicable Sanctions.

SECTION 3.22.   Beneficial Ownership Certification.  To the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided prior to, on or after the ~~Restatement~~First Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.23.   Foreign Corrupt Practices Act.  Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Tennenbaum Party or any other Affiliate of the Borrower or any of its Subsidiaries, any executive officer or director thereof or other person associated with or acting on behalf thereof has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively with the FCPA, the “Anti-Corruption Laws”); and the Borrower and each of its Subsidiaries and Affiliates have conducted their businesses in compliance with the Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.  Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by the Borrower or any of its Subsidiaries or Affiliates, or by any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf , to finance or facilitate a transaction in violation of the Anti-Corruption Laws.

SECTION 3.24.   EEAAffected Financial Institution.  No Obligor is an ~~EEA~~Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01.   Restatement Effective Date.  The effectiveness of this Agreement on the Restatement Effective Date and of the obligations of the Lenders to make Loans hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a)       Documents.  Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(i)       Executed Counterparts.  From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)      Guarantee and Security Agreement; Custodial and Account Control Agreement.  The Guarantee and Security Agreement and the Custodial and Account Control Agreement with respect to the Borrower’s Custodian Account, each duly executed and delivered by each of the parties thereto, and all other documents or instruments required to be delivered by the Guarantee and Security Agreement and the Custodial and Account Control Agreement in connection with the execution thereof.

(iii)      Opinion of Counsel to the Borrower.  Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Elizabeth Greenwood, General Counsel of the Borrower and of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders, the Administrative Agent and the Collateral Agent).

(iv)      Corporate Documents.  A certificate of the secretary or assistant secretary of each Obligor, dated the Restatement Effective Date, certifying that attached thereto are (1) true and complete copies of the Organization Documents of each such Obligor certified in each case as of a recent date by the appropriate governmental official, (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (3) true and complete resolutions of the Board of Directors of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Restatement Effective Date and, in the case of the Borrower, authorizing the borrowings hereunder, and that such resolutions are in full force and effect without modification or amendment, (4) a good standing certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Restatement Effective Date, and (5) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(v)       Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.01(f) and (i) and Sections 4.02 (a), (b), (c) and (e).

(b)      Custodial and Account Control Agreement.  The Custodial and Account Control Agreement shall have been duly executed and delivered by the Borrower, the Collateral Agent and the Custodian and all other control arrangements required at the time by Section 5.08(c)(ii) with respect to the Obligors’ other deposit accounts and securities accounts shall have been entered into.

(c)       Liens.  The Administrative Agent shall have received results of a recent Lien search in each relevant jurisdiction with respect to the Obligors, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no Liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under Section 6.02 or Liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.  The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Parent revealing no liens on the Equity Interests of the Borrower except for Liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.  All UCC financing statements, control agreements, stock certificates and other documents or instruments required to be filed or executed and delivered in order to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a first-priority perfected (subject to Eligible Liens) security interest in the Collateral (to the extent that such a security interest may be perfected by filing, possession or control under the Uniform Commercial Code and as required hereunder or under the Guarantee and Security Agreement) shall have been properly filed (or provided to the Administrative Agent) or executed and delivered in each jurisdiction required.

(d)       Financial Statements.  The Administrative Agent and the Lenders shall have received, prior to the execution of this Agreement:

(i)        [Reserved];

(ii)       [Reserved]; and

(iii)     The Administrative Agent and the Lenders shall have received any other financial statements of the Parent, the Borrower and the Borrower’s Subsidiaries as they shall have reasonably requested.

(e)      Consents.  The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings (other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder, including any filing required on Form 8-K) required to be made or obtained by the Parent, the Borrower and all guarantors in connection with the Transactions and any other evidence reasonably requested by, and reasonably satisfactory to, the Administrative Agent as to compliance with all material legal and regulatory requirements applicable to the Obligors, and such consents, approvals, authorizations, registrations and filings shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(f)       No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to the knowledge of any Tennenbaum Party, threatened in any court or before any arbitrator or Governmental Authority (including any SEC investigation) that relates to the Transactions or that could reasonably be expected to have a Material Adverse Effect.

(g)      Solvency Certificate.  On the Restatement Effective Date, the Administrative Agent shall have received a solvency certificate of a Financial Officer of the Borrower dated as of the Restatement Effective Date and addressed to the Administrative Agent and the Lenders, and in form, scope and substance reasonably satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, (a) the Borrower will be Solvent on an unconsolidated basis and (b) each Obligor will be Solvent on a consolidated basis with the other Obligors.

(h)      Due Diligence.  All customary confirmatory due diligence on the Parent, the Borrower and their respective Subsidiaries shall have been completed by the Administrative Agent and the Lenders and the results of such due diligence shall be satisfactory to the Administrative Agent and the Lenders.  No information shall have become available which the Administrative Agent reasonably believes has had, or could reasonably be expected to have, a Material Adverse Effect.

(i)       Default. No Default shall have occurred and be continuing under this Agreement, nor any default or event of default that permits (or which upon notice, lapse of time or both, would permit) the acceleration of any Material Indebtedness, immediately before and after giving effect to the Transactions, any incurrence of Indebtedness hereunder and the use of the proceeds hereof.

(j)        USA PATRIOT Act.  The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as requested by the Administrative Agent or any Lender.

(k)       Investment Policies.  The Administrative Agent shall have received (i) the Investment Policies as in effect on the Restatement Effective Date in form and substance reasonably satisfactory to the Administrative Agent or (ii) a certification from a Financial Officer that, other than with respect to Permitted Policy Amendments, the Investment Policies have not changed since delivered to the Administrative Agent on the Original Effective Date.

(l)        [Reserved].

(m)      [Reserved].

(n)       [Reserved].

(o)       [Reserved].

(p)      Other Documents.  The Administrative Agent shall have received such other documents, instruments, certificates, opinions and information as the Administrative Agent may reasonably request or require in form and substance reasonably satisfactory to the Administrative Agent.

(q)     Beneficial Ownership Regulation.  The Administrative Agent shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, prior to the Restatement Effective Date, a Beneficial Ownership Certification.

(r)       Fees and Expenses.  The Borrower shall have paid in full, to the extent not paid pursuant to Section 2.09 hereof, to the Administrative Agent and the Lenders all fees and expenses (including reasonable legal fees to the extent invoiced) related to this Agreement owing on or prior to the Restatement Effective Date, including any up-front fee due to any Lender on or prior to the Restatement Effective Date.

SECTION 4.02.   Conditions to Each Credit Extension.  The obligation of each Lender to make any Loan, including any Loans on the Restatement Effective Date, is additionally subject to the satisfaction of the following conditions:

(a)       the representations and warranties made by the Borrower or any other Obligor set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)       at the time of and immediately after giving effect to such Loan, subject to the Lender Letter, no Default shall have occurred and be continuing or would result from such Loan after giving effect thereto and to the use of proceeds thereof on a pro forma basis;

(c)      either (i) no Borrowing Base Deficiency shall exist or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that no Borrowing Base Deficiency shall exist after giving effect to such extension of credit as well as any concurrent acquisitions of Portfolio Investments by the Borrower or payment of outstanding Loans or Other Covered Indebtedness;

(d)      at the date of the first Borrowing, the Administrative Agent shall have received delivery of the most recent quarterly third party valuation report from an Approved Third-Party Appraiser attesting to the value of each Unquoted Investment included in the Borrowing Base; provided that no attested value may be older than three months and sixty days at the date of the first Borrowing; provided, further, that the foregoing shall not apply to any Unquoted Investment acquired after the end of the most recent calendar quarter (the “Value” of such Unquoted Investment shall be deemed to be equal to the lowest of (x) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (y) the cost of such Unquoted Investment, and (z) the par or face value of such Unquoted Investment);

(e)        after giving effect to such Loan, the Borrower shall be in pro forma compliance with each of the covenants set forth in Sections 6.07(a) to (e) and the Parent shall be in pro forma compliance with the covenant set forth in Section 6.07(f); and

(f)       the proposed date of such Loan shall take place during the Availability Period.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.   Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to each Lender (subject to Section 5.12(b)(iv)(D)):

(a)       within 90 days after the end of each fiscal year of the Borrower, the audited consolidated statements of assets and liabilities and the related audited consolidated statements of operations, audited consolidated statements of changes in net assets, audited consolidated statements of cash flows and related audited consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent full fiscal year information is available), all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which report shall be unqualified as to going concern and scope of audit and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern); provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the reports filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year if the Borrower is then reporting with the SEC;

(b)      within 90 days after the end of each fiscal year of the Parent, the audited consolidated statements of assets and liabilities and the related audited consolidated statements of operations, audited consolidated statements of changes in net assets, audited consolidated statements of cash flows and related audited consolidated schedule of investments of the Parent and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent full fiscal year information is available), all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which report shall be unqualified as to going concern and scope of audit and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern); provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the reports filed by the Parent with the SEC on Form 10-K for the applicable fiscal year;

(c)       within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the consolidated statements of assets and liabilities and the related consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and related consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (c) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the reports filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period if the Borrower is then reporting with the SEC;

(d)       within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, the consolidated statements of assets and liabilities and the related consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and related consolidated schedule of investments of the Parent and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (d) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the reports filed by the Parent with the SEC on Form 10-Q for the applicable quarterly period;

(e)       concurrently with any delivery of financial statements under clause (a), (b), (c) or (d) of this Section (or, solely with respect to clause (vi) of this Section 5.01(e), within ten (10) calendar days thereafter), a certificate of a Financial Officer of the Borrower (i)  to the extent the requirements in clause (a), (b), (c) or (d) of this Section are not fulfilled by the Borrower delivering the applicable report or reports delivered to (or filed with) the SEC, certifying that such statements are consistent with the financial statements filed by the Borrower (if the Borrower is then filing such financial statements with the SEC) and/or the Parent, as applicable, with the SEC, (ii) certifying as to whether any Tennenbaum Party has knowledge that a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations (which reconcile to the financial statements) demonstrating compliance with Sections 6.01(f) and (i), 6.02(e), 6.03(e) and (g), 6.04(i), 6.05(b) and 6.07, (iv) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower or the Parent has occurred since the Original Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect of such change on the financial statements accompanying such certificate, (v) attaching a list of the Borrower’s Subsidiaries as of the date of delivery of such certificate or a confirmation that there is no change in such information since the date of the last such list and (vi) providing a reconciliation of any difference between (1) the assets and liabilities of the Borrower and its consolidated Subsidiaries presented in such financial statements and the assets and liabilities of the Borrower and its Subsidiaries for purposes of calculating the covenants set forth in Sections 6.07(a) to (e) and (2) the assets and liabilities of the Parent and its consolidated Subsidiaries presented in such financial statements and the assets and liabilities of the Parent and its Subsidiaries for purposes of calculating the covenant set forth in Section 6.07(f);

(f)       as soon as available and in any event not later than the last Business Day of the next succeeding month after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, (i) a Borrowing Base Certificate as of the last day of such accounting period (which Borrowing Base Certificate shall include: (1) an Excel schedule containing information that is, unless the Administrative Agent shall otherwise agree, substantially similar to the information included on the Excel schedule included in the Borrowing Base Certificate delivered to the Administrative Agent as of the Original Effective Date pursuant to Section 4.01(l) of the Existing Credit Agreement, (2) a calculation of the External Quoted Value in accordance with methodologies described in Sections 5.12(b)(ii)(A)(w), (x), (y) and (z), including screenshots showing actual bid prices or, as applicable, closing prices and (3) the trailing twelve-month total debt to EBITDA ratio of each Portfolio Company that is the issuer of an Eligible Portfolio Investments), (ii) a report certified by a Financial Officer of the Borrower identifying the aggregate amount of net cash proceeds received by the Borrower from Equity Interests issued by the Borrower (if any) (or cash contributions to the Borrower (if any)), in the immediately prior monthly accounting period and (iii) a schedule showing all Portfolio Investments contributed or transferred to the Financing Subsidiaries, or distributed or dividended by the Financing Subsidiaries to the Borrower, during such monthly period together with a certificate (which may be included in the Borrowing Base Certificate) of a Financial Officer providing that at the time of such distribution or transfer of each such Portfolio Investment the conditions referred to in Section 6.03(e)(i) had been satisfied;

(g)      promptly but no later than two (2) Business Days after any Tennenbaum Party shall at any time have knowledge (based upon facts and circumstances known to it) that there is a Borrowing Base Deficiency or knowledge that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Certificate last delivered by the Borrower to the Administrative Agent, a Borrowing Base Certificate as at the date such Person has knowledge of such Borrowing Base Deficiency or decline indicating the amount of the Borrowing Base Deficiency or decline as at the date such Person obtained knowledge of such deficiency or decline and the amount of the Borrowing Base Deficiency or decline as of the date not earlier than two (2) Business Days prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(h)       promptly upon receipt thereof copies of all significant written reports submitted to the management or Board of Directors of the Parent by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management of the Borrower or to the management or Board of Directors of the Parent;

(i)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to equity holders and filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange, as the case may be;

(j)       within 60 days after the end of each fiscal quarter of the Borrower, all internal and external valuation reports relating to the Eligible Portfolio Investments (including all valuation reports delivered by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments in accordance with Section 5.12(b)(ii)(B)), and any other information relating to any Portfolio Investments as reasonably requested by the Administrative Agent or any Lender;

(k)       within thirty (30) days after the initial closing of each Eligible Portfolio Investment that is acquired, made or entered into after the Original Effective Date, all underwriting memoranda (or, if no underwriting memorandum has been prepared, all materials similar to underwriting memoranda, if any) for such Eligible Portfolio Investments, and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any Lender;

(l)      to the extent not otherwise provided by the Custodian within thirty (30) days after the end of each month, full, correct and complete updated copies of custody reports (including (i) activity reports with respect to Cash and Cash Equivalents included in the calculation of the Borrowing Base, (ii) an itemized list of each account and the amounts therein with respect to Cash and Cash Equivalents included in the calculation of the Borrowing Base and (iii) an itemized list of each Portfolio Investment held in any Custodian Account owned by the Borrower or any Subsidiary) reflecting all assets being held in any Custodian Account owned by the Borrower or any of its Subsidiaries or otherwise subject to the Custodial and Account Control Agreement;

(m)      within 45 days after the end of each fiscal quarter of the Borrower a certificate of a Financial Officer of the Borrower certifying that attached thereto is a complete and correct description of all Portfolio Investments as of the date thereof, including, with respect to each such Portfolio Investment, the name of the Borrower or Subsidiary holding such Portfolio Investment and the name of the Portfolio Company of such Portfolio Investment;

(n)       to the extent such information is not otherwise available in the financial statements delivered pursuant to clause (a), (b), (c) or (d) of this Section, upon the request of the Administrative Agent, within five (5) Business Days of the due date set forth in clause (a), (b), (c) or (d) of this Section for any quarterly or annual financial statements, as the case may be, a schedule prepared in accordance with GAAP setting forth in reasonable detail with respect to each Portfolio Investment where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the realized gain or loss associated with such Portfolio Investment, (iii) the associated reversal of any previously unrealized gains or losses associated with such Portfolio Investment, (iv) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (v) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;

(o)       any change in the information provided in any Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such certificate;

(p)     information and documentation required by bank regulatory authorities under applicable “know your customer”, anti-corruption and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, if applicable; and

(q)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including any information concerning any Plan or Multiemployer Plan), or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.   Notices of Material Events.  Upon the Borrower becoming aware of any of the following, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)       the occurrence of any Default ;

(b)      the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)      (i) the filing by the Borrower, any Subsidiary or any ERISA Affiliate of a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities (and the Borrower shall furnish to the Administrative Agent a copy of such IRS Form 5500 (including such Schedule B)), (ii) the occurrence of any ERISA Event (and the Borrower shall furnish to the Administrative Agent a certificate of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or any other Governmental Authority with respect thereto), (iii) the existence of material Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) or a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, and (iv) (x) the existence of potential Withdrawal Liability under Section 4201 of ERISA, if the Borrower, any Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (y) the adoption of, or commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any Subsidiary or any ERISA Affiliate, or (z) the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in contribution obligations of the Borrower, any Subsidiary or any ERISA Affiliate (and, in the case of any event or condition described in the foregoing clause (iii) or clause (iv), the Borrower shall furnish to the Administrative Agent a detailed written description thereof from a Financial Officer of the Borrower); and

(d)       any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause the Parent and each of the Borrower’s Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.   Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, operating in the same or similar locations (including, without limitation, directors and officers liability insurance) and (c) after the request of the Administrative Agent, promptly deliver to the Administrative Agent any certificate or certificates from the Borrower’s insurance broker or other documentary evidence, in each case, demonstrating the effectiveness of, or any changes to, such insurance.  Each such policy of insurance in effect (other than any director and officer liability insurance policy) shall name the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, as additional insured and lender’s loss payee thereunder.

SECTION 5.06.   Books and Records; Inspection and Audit Rights.

(a)       Books and Records; Inspection Rights.  The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, keep books of record and account in accordance with GAAP.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower, at the sole expense of the Borrower, to (i) visit and inspect its properties, to examine and make extracts from its books and records, and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records; provided further, that the Borrower shall not be required to pay for more than one (1) such visit and inspection in any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent visit and inspection during such calendar year.

(b)      Audit Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (including, for clarity, audits of any Agency Accounts, funds transfers and custody procedures), all at such reasonable times during normal business hours and as often as reasonably requested.  The Borrower shall pay the reasonable, documented fees and expenses of representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year.  The Borrower also agrees to modify or adjust the computation of the Borrowing Base and/or the assets included in the Borrowing Base, to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation or appraisal finding that such computation or inclusion of assets is not consistent with the terms of this Agreement, provided that if the Borrower demonstrates that such evaluation or appraisal is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.

(c)       Notwithstanding the foregoing, nothing contained in this Section 5.06 shall impair or affect the rights of the Administrative Agent under Section 5.12(b)(ii) in any respect.

SECTION 5.07.   Compliance with Laws and Agreements.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority (including orders issued by the SEC) applicable to it or its property and all indentures, agreements and other instruments, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Policies and procedures will be maintained and enforced by or on behalf of the Borrower and each of its Subsidiaries that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance by the Borrower and each of its Subsidiaries and, when acting on behalf of the  Borrower or any of its Subsidiaries, their respective directors, officers, employees and agents with any applicable Anti-Corruption Laws and applicable Sanctions, in each case, giving due regard to the nature of such Person’s business and activities.  The Borrower will, and will cause each of its Subsidiaries to, act in accordance with their respective Organization Documents in all material respects.

SECTION 5.08.   Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)       Subsidiary Guarantors.

(i)      In the event that (1) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Financing Subsidiary), or any other Person shall become a “Subsidiary” within the meaning of the definition thereof (other than a Financing Subsidiary); (2) any Structured Subsidiary shall no longer constitute a “Structured Subsidiary” pursuant to the definition thereof  (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); or (3) any SBIC Subsidiary shall no longer constitute an “SBIC Subsidiary” pursuant to the definition thereof  (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08), the Borrower will, in each case, (i) promptly provide notice to the Administrative Agent together with an updated Schedule 3.12(a) and (ii) on or before thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following such Person becoming a Subsidiary or such Financing Subsidiary no longer qualifying as such, cause such new Subsidiary or former Financing Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as the Administrative Agent shall have reasonably requested.

(ii)      The Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each Structured Subsidiary as an Obligor only for so long as such Person qualifies as a “Structured Subsidiary” pursuant to the definition thereof, and thereafter such Person shall no longer constitute a “Structured Subsidiary” for any purpose of this Agreement or any other Loan Document.

(iii)     The Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each SBIC Subsidiary as an Obligor only for so long as such Person qualifies as an “SBIC Subsidiary” pursuant to the definition thereof, and thereafter such Person shall no longer constitute an “SBIC Subsidiary” for any purpose of this Agreement or any other Loan Document.

(b)       Ownership of Subsidiaries.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.

(c)       Further Assurances.  The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to:

(i)       take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower), perfected first-priority security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents;

(ii)      with respect to each deposit account or securities account of the Obligors (other than (A) any Agency Account, (B) any such accounts which hold solely money or financial assets of a Financing Subsidiary, (C) withholding tax and fiduciary accounts or any trust account maintained solely on behalf of a Portfolio Investment, and (D) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (D), does not at any time exceed $75,000; provided that in the case of each of the foregoing clauses (A) through (D), no other Person (other than the depository institution at which such account is maintained) shall have “control” (within the meaning of the Uniform Commercial Code) over such account), cause each bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each such deposit account or securities account (each, a “Control Account”) and in that connection, the Borrower agrees, subject to Sections 5.08(c)(iv) and (v) below, to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be immediately deposited into a Control Account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, both prior to and following such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for the benefit and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or any other Person (including with any money or financial assets of the Borrower in its capacity as “servicer” for a Structured Subsidiary, or any money or financial assets of a Structured Subsidiary, or any money or financial assets of the Borrower in its capacity as an “agent” or “administrative agent” for any other Bank Loans subject to Section 5.08(c)(v) below);

(iii)     cause the Financing Subsidiaries to execute and deliver to the Administrative Agent such certificates and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that such Financing Subsidiary qualifies or continues to qualify as a “Structured Subsidiary” or an “SBIC Subsidiary”, as applicable, pursuant to the definitions thereof;

(iv)      in the case of any Portfolio Investment consisting of a Bank Loan (as defined in Section 5.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x)(1) cause the interest owned by such Financing Subsidiary to be evidenced by a separate note or notes, which note or notes are either (A) in the name of such Financing Subsidiary or (B) in the name of the Borrower, endorsed in blank and delivered to the applicable Financing Subsidiary and beneficially owned by the Financing Subsidiary (or, in the case of a Noteless Assigned Loan (as defined in Section 5.13), cause the interest owned by such Financing Subsidiary to be evidenced by separate assignment documentation contemplated by paragraph 1(b) of Schedule 1.01(d) in the name of such Financing Subsidiary) and (2) not permit such Financing Subsidiary to have a participation acquired from an Obligor in such underlying loan documents and the extensions of credit thereunder or any other indirect interest therein acquired from an Obligor; and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to any Obligor by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly  to the Custodian Account and no other amounts owing by such underlying borrower or obligated party are remitted to the Custodian Account;

(v)       in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan (or is acting in an analogous agency capacity under any agreement related to any Portfolio Investment) and such Obligor does not hold all of the credit extended to the underlying borrower or issuer under the relevant underlying loan documents or other agreements, ensure that (1) all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity (an “Agency Account”); (2) all amounts owing on account of such Bank Loan or Portfolio Investment by the underlying borrower or other obligated party are remitted by such borrower or obligated party to either (A) such Agency Account or (B) directly to an account in the name of the underlying lender to whom such amounts are owed (for the avoidance of doubt, no funds representing amounts owing to more than one underlying lender may be remitted to any single account other than the Agency Account); and (3) within two (2) Business Days after receipt of such funds, such Obligor acting in its capacity as agent or administrative agent shall distribute any such funds belonging to any Obligor to the Custodian Account (provided that if any distribution referred to in this clause (c) is not permitted by applicable bankruptcy law to be made within such two (2) Business Day period as a result of the bankruptcy of the underlying borrower, such Obligor shall use commercially reasonable efforts to obtain permission to make such distribution and shall make such distribution as soon as legally permitted to do so);

(vi)      cause the documentation relating to each Investment in Indebtedness described in paragraph 1 of Schedule 1.01(d) to be delivered to the Custodian as provided therein; and

(vii)    in the case of any Portfolio Investment held by any Financing Subsidiary, including any cash collection related thereto, ensure that such Portfolio Investment shall not be held in any Custodian Account, or any other account of any Obligor, and shall be segregated from the accounts holding Collateral.

Notwithstanding anything to the contrary contained herein, if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of the Borrower, then:

(i)       in the case of any Investment in Indebtedness other than a Noteless Assigned Loan, if such destroyed or lost document is an original promissory note registered in the name of an Obligor, such original promissory note shall constitute an “Undelivered Note” and the Borrower shall have up to twenty (20) Business Days from the date when any Tennenbaum Party has knowledge of such loss or destruction to deliver to the Custodian a replacement promissory note and comply with the requirements of paragraph (1)(c)(x) of Schedule 1.01(d); provided that during such twenty (20) Business Day period the limitations under paragraph (1)(a)(i) and (ii) of Schedule 1.01(d) shall apply; and

(ii)       in the case of any Noteless Assigned Loans, if such destroyed instrument or document is an original transfer document or instrument relating to such Noteless

Assigned Loan, the Borrower shall have up to twenty (20) Business Days from the date when any Tennenbaum Party has knowledge of such loss or destruction to deliver to the Custodian a replacement instrument or document and comply with the requirements of paragraph (1)(c)(x) of Schedule 1.01(d).

SECTION 5.09.  Use of Proceeds.  The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower and its Subsidiaries (other than the Financing Subsidiaries except as expressly permitted under Section 6.03(e)) in the ordinary course of business, including making distributions not prohibited by this Agreement, making payments on Indebtedness of the Obligors to the extent permitted under this Agreement and the acquisition and funding (either directly or indirectly as expressly permitted hereunder) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments, in each case to the extent otherwise permitted hereunder; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.  No part of the proceeds of any Loan will be used in violation of applicable law, rule or regulation or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.  On the first day (if any) an Obligor acquires any Margin Stock and at any other time requested by the Administrative Agent or any Lender, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.  Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower.  No Obligor will directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds (I) to any Person for the purpose of financing the activities of any Person currently (A) subject to, or the subject of, any Sanctions or (B) organized or resident in a Sanctioned Country or (II) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

SECTION 5.10.   Status of RIC and BDC.  The Parent shall at all times maintain its status as a “business development company” under the Investment Company Act.  The Parent shall at all times maintain its status as a RIC under the Code.

SECTION 5.11.  Investment Policies.  The Borrower shall at all times be in compliance in all material respects with its Investment Policies, as amended by Permitted Policy Amendments.

SECTION 5.12.   Portfolio Valuation and Diversification Etc.

(a)      Industry Classification Groups.  For purposes of this Agreement and the other Loan Documents, the Borrower shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by the Borrower.  To the extent that any Eligible Portfolio Investment is not adequately correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by the Borrower to the Industry Classification Group that is most closely correlated to such Eligible Portfolio Investment.

(b)       Portfolio Valuation Etc.

(i)       Settlement-Date Basis.  For purposes of this Agreement, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

(ii)       Determination of Values.  The Borrower will conduct reviews of the value to be assigned to each of its Eligible Portfolio Investments as follows:

(A)         Quoted Investments External Review.  With respect to Eligible Portfolio Investments (including Cash Equivalents) for which market quotations are readily available and are reflective of an actual trade executed within a reasonable period of such quotation (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by the Borrower (each such value, an “External Quoted Value”):

(w)         in the case of public and Rule 144A securities, the average of the recent bid prices as determined by two Approved Dealers selected by the Borrower,

(x)         in the case of Bank Loans, (i) by taking the average of the bid prices as determined by two Approved Dealers selected by the Borrower, (ii) by an Approved Pricing Service which makes reference to at least two broker-dealers or (iii) by an Approved Pricing Service which makes reference to one broker-dealer; provided, that any Bank Loan valued in accordance with this clause (iii) shall be a “Limited Reference Quoted Investment”; provided, further, that the value of any Limited Reference Quoted Investment shall be subject to testing as an IVP Tested Asset as set forth in clause (B)(x) below and, in the event that the high end of the range of the IVP External Unquoted Value of any Limited Reference Quoted Investment so tested is lower than the External Quoted Value of such Limited Reference Quoted Investment, the External Quoted Value of such Limited Reference Quoted Investment shall be deemed equal to the midpoint of the range of such IVP External Unquoted Value until the following Valuation Testing Date (as defined below) unless the Administrative Agent shall have provided written notice to the Borrower prior to such following Valuation Testing Date that such Limited Reference Quoted Asset shall be an IVP Tested Asset as of such following Valuation Testing Date,

(y)         in the case of any Quoted Investment traded on an exchange, the closing price for such Eligible Portfolio Investment most recently posted on such exchange, and

(z)         in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B)         Unquoted Investments External Review.  With respect to Eligible Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”), and Limited Reference Quoted Investment:

(x)       For each fiscal quarter (or such other dates as are reasonably agreed to by the Borrower and the Administrative Agent (provided that such testing dates shall occur not less than quarterly), each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will, solely for purposes of determining the Borrowing Base, test the values as of such Valuation Testing Date of those Unquoted Investments and Limited Reference Quoted Assets that are Portfolio Investments included in the Borrowing Base selected by the Administrative Agent (such selected assets, the “IVP Tested Assets” and such value, the “IVP External Unquoted Value”); provided that the fair value of such Portfolio Investments tested by the Independent Valuation Provider as of any Valuation Testing Date shall be approximately 25% (but in no event shall exceed 30%) of the aggregate value of the Unquoted Investments and Limited Reference Quoted Investments in the Borrowing Base (the determination of fair value for such 25% threshold shall be based off of the last determination of value of the Portfolio Investments pursuant to this Section 5.12 and, for the avoidance of doubt, in the case of any Unquoted Investments acquired during the calendar quarter, the value shall be as determined pursuant to clause (E)(z)(2) below); provided further, that the Administrative Agent shall provide written notice to the Borrower, setting forth a description of which Unquoted Investments and/or and Limited Reference Quoted Assets shall be IVP Tested Assets as of such Valuation Testing Date, not later than 45 days prior to the Valuation Testing Date (or such later date as is reasonably agreed by the Borrower and the Administrative Agent).  Each such valuation report shall also include the information required to comply with clause (ii) of paragraph 7 and paragraph 23 of Schedule 1.01(d) for an IVP Tested Asset (to the extent such provisions are applicable).

(y)         With respect to all Unquoted Investments that are not IVP Tested Assets as of such Valuation Testing Date (the “Borrower Tested Assets”), the Borrower shall request an Approved Third-Party Appraiser to assist the Board of Directors of the Parent in determining the fair market value of the remaining Unquoted Investments, as of each Valuation Testing Date (such value, the “Borrower External Unquoted Value”), and to provide the Board of Directors with a written independent valuation report as part of that assistance each quarter; provided, however, that notwithstanding the foregoing, the Board of Directors of the Parent may, without the assistance of an Approved Third-Party Appraiser, determine the fair value of any Unquoted Investment so long as (i) the aggregate fair value of Portfolio Investments issued by the applicable issuer does not exceed $10,000,000 and (ii) the aggregate Value of all such Unquoted Investments so determined does not at any time exceed 5% of the aggregate value of all Eligible Portfolio Investments (the “No External Review Assets”). The fair market value of any Unquoted Investment (other than any No External Review Assets and as provided pursuant to clause (E)(z)(2) below) that has been determined without the assistance of an Approved Third-Party Appraiser as at the last day of any fiscal quarter shall be deemed to be zero as at the last day of such fiscal quarter (but effective upon the date upon which the Borrowing Base Certificate for such last day is required to be delivered) if an Approved Third-Party Appraiser has not assisted the Board of Directors of the Parent in determining the fair market value of such Portfolio Investment, as at such date.  Each such valuation report shall also include the information required to comply with clause (ii) of paragraph 7 and paragraph 23 of Schedule 1.01(d).

(C)        Internal Review.  The Borrower shall conduct internal reviews to determine the value of all Eligible Portfolio Investments at least once each calendar week which shall take into account any events of which any Tennenbaum Party has actual knowledge that materially adversely affect the value of any Eligible Portfolio Investment (each such value, an “Internal Value”).

(D)       Value of Quoted Investments. Subject to Section 5.12(b)(ii)(G), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lowest of (1) the Internal Value of such Quoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (2) the External Quoted Value of such Quoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (3) if such Quoted Investment is a debt investment, the par or face value of such Quoted Investment.

(E)          Value of Unquoted Investments. Subject to Sections 5.12(b)(ii)(G) and 5.12(b)(iii),

(x)         if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls below the range of the IVP External Unquoted Value or the Borrower External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

(y)        (i) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls above the range of the Borrower External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the Borrower External Unquoted Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

(ii) if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls more than 5% above the midpoint of the range of the IVP External Unquoted Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the IVP External Unquoted Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; and

(z)          if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) is within the range of the Borrower External Unquoted Value, or within the range of or not more than 5% above the midpoint of the range of the IVP External Unquoted Value, of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment;

except that:

(1)          if the difference between the highest and lowest Borrower External Unquoted Value in such range exceeds an amount equal to 6% (or, with respect to determining the value of an Unquoted Investment that is Performing Common Equity, 15%) of the midpoint of such range, the “Value” of such Unquoted Investment for all purposes of this Agreement shall instead be deemed to be the lowest of (i) the lowest Borrower External Unquoted Value in such range, (ii) the Internal Value determined pursuant to Section 5.12(b)(ii)(C), and (iii) if such Unquoted Investment is a debt investment, the par or face value  of such Unquoted Investment;

(2)         if an Unquoted Investment is acquired during a fiscal quarter, the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be equal to the lowest of (x) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (y) the cost of such Unquoted Investment until such time as the External Unquoted Value of such

Unquoted Investment is determined in accordance with Section 5.12(b)(ii)(B) as at the Valuation Testing Date, and (z) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; and

(3)         the “Value” of No External Review Assets for the sole purpose of this provision shall be the lower of (x) the fair value as determined by the Board of Directors of the Parent, (y) the Internal Value and (z) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.  However, the value of any No External Review Asset that has not been valued by an Independent Valuation Provider or an Approved Third-Party Appraiser for more than three (3) fiscal quarters shall be zero until such asset is valued by an Independent Valuation Provider or an Approved Third-Party Appraiser.

(F)         Actions Upon a Borrowing Base Deficiency. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists or that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Certificate last delivered by the Borrower to the Administrative Agent, then the Borrower shall, promptly and in any event within two (2) Business Days as provided in Section 5.01(g), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (if any), all as more specifically set forth in Section 2.08(c).

(G)        Failure to Determine Values.  If the Borrower shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing subclauses (A), (B), (C), (D) or (E) (or if the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as described in the foregoing subclause (B)(x) as a result of any action, inaction or lack of cooperation of the Borrower or any of its Affiliates), then the “Value” of such Eligible Portfolio Investment as at such date shall be deemed to be zero.  Except as provided in the immediately preceding sentence, if the Administrative Agent shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to clause (B)(x), then the “Value” of such Eligible Portfolio Investment as at such date (subject to Section 5.12(b)(iii) below) shall be the lower of (x) the Internal Value and (y) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.

(iii)     Supplemental Testing of Values; Valuation Dispute Resolutions.  Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request any Portfolio Investment (other than IVP Tested Assets as of the most recent Valuation Testing Date) included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii)(E) to be independently valued by an Independent Valuation Provider.  There shall be no limit on the number of such appraisals requested by the Administrative

Agent and the costs of any such valuation shall be at the expense of the Borrower. If (x) the value of any Borrower Tested Asset determined pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider pursuant to this clause, then the value determined pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement and (y) if the value of any Borrower Tested Asset determined pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is (1) less than or equal to 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall become the “Value” of such Portfolio Investment, (2) greater than 5% and less than or equal to 20% of the value determined pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment shall become the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider, and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then either (i) the “Value” of such Portfolio Investment shall be the lesser of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider or (ii) if the Borrower so elects, the Borrower and the Administrative Agent shall retain (at the Borrower’s sole cost and expense) an additional Approved Third-Party Appraiser and, upon completion of such appraisal, the “Value” of such Portfolio Investment shall be the average of the three valuations (with the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider to be used until the third value is obtained).  For purposes of this Section 5.12(b)(iii), the “Value” of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider.

(iv)      Generally Applicable Valuation Provisions.

(A)        The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors.  Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B)          All valuations shall be on a Settlement-Date basis.  For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C)         The documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower.

(D)       The Administrative Agent shall provide a copy of the final results of any valuation received by the Administrative Agent and performed by the

Independent Valuation Provider or the Approved Third-Party Appraiser to any Lender upon such Lender’s request, except to the extent that such recipient has not executed and delivered a non-reliance letter, confidentiality agreement or similar agreement, in each case, requested or required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.

(E)         The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including the delivery of financial statements or valuations required under Accounting Standard Codification 820 or the Investment Company Act.

(c)      Certain Investment Company Related Requirements.  The Borrower will (together with its Subsidiaries to the extent required by the Investment Company Act) at all times comply with the portfolio diversification and similar requirements set forth in the Investment Company Act and the Code applicable to business development companies (regardless of whether the Borrower is then a business development company) that are taxed as RICs.

SECTION 5.13.  Calculation of Borrowing Base.  For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment by (y) the applicable Advance Rate; provided that:

(a)       the Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Borrowing Base is composed entirely of Eligible Portfolio Investments issued by fewer than 20 different issuers;

(b)       with respect to all Eligible Portfolio Investments issued by a single issuer, the Advance Rate applicable to that portion of such Eligible Portfolio Investments that exceeds 5.0% of the Obligors’ Net Worth shall be 0%; provided that, with respect to each of the three (3) largest Portfolio Companies that constitute Eligible Portfolio Investments (based on the fair value of the Eligible Portfolio Investments), only that portion of such Eligible Portfolio Investments issued by such Portfolio Companies that exceeds 7.5% of the Obligors’ Net Worth shall have an Advance Rate of 0%;

(c)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments in any Industry Classification Group shall not exceed (i) in the case of an Industry Classification Group that is one of the Two Largest Industry Classification Groups, 20% of the Borrowing Base and (ii) in the case of any other Industry Classification Group, 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Borrowing Base or 15% of the Borrowing Base, as applicable;

(d)      if at any time the weighted average maturity of all Debt Eligible Portfolio Investments (based on the fair value of such Eligible Portfolio Investments to the extent included in the Borrowing Base) exceeds 5.0 years, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the weighted average maturity of all Debt Eligible Portfolio Investments included in the Borrowing Base to be no greater than 5.0 years (subject to all other constraints, limitations and restrictions set forth herein);

(e)       the portion of the Borrowing Base attributable to Debt Eligible Portfolio Investments with a maturity greater than seven (7) years shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base;

(f)       if at any time the Weighted Average Leverage Ratio is greater than 4.75, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Leverage Ratio to be no greater than 4.75 (subject to all other constraints, limitations and restrictions set forth herein); provided that any LTV Transactions shall be excluded from such calculation;

(g)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments issued by one or more Portfolio Companies with a trailing twelve-month total debt to EBITDA ratio of greater than 6.00 to 1.00 shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base; provided that any LTV Transactions shall be excluded from such calculation;

(h)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Non-Core Investments shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base;

(i)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are not Cash in Dollars, Cash Equivalents, Long-Term U.S. Government Securities or Performing First Lien Bank Loans shall not exceed 60% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 60% of the Borrowing Base;

(j)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are not Cash in Dollars, Cash Equivalents, Long-Term U.S. Government Securities, Performing First Lien Bank Loans, Performing Last Out Loans, or Performing Second Lien Bank Loans shall not exceed 25% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom

(but not from the Collateral) to the extent such portion would otherwise exceed 25% of the Borrowing Base;

(k)      if at any time the Weighted Average Fixed Coupon (after giving effect to any Hedging Agreement) is less than the greater of (i) 8% and (ii) the one-month LIBO Rate plus 4.5%, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Fixed Coupon to be at least equal to the greater of (x) 8% and (y) the one-month LIBO Rate plus 4.5% (subject to all other constraints, limitations and restrictions set forth herein);

(l)       if at any time the Weighted Average Floating Spread (after giving effect to any Hedging Agreement) is less than 4.5%, the Borrowing Base shall be reduced by removing Debt Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent necessary to cause the Weighted Average Floating Spread to be at least 4.5% (subject to all other constraints, limitations and restrictions set forth herein);

(m)      the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are LTV Transactions shall not exceed 20% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the Borrowing Base;

(n)      the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Foreign Eligible Portfolio Investments shall not exceed 15% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the Borrowing Base.

(o)      the Advance Rate applicable to that portion of the Borrowing Base that is either (I) Agreed Foreign Currency Cash or (II) Cash Equivalents, in either case that is (i) issued by a jurisdiction other than the United States or a Permitted Foreign Jurisdiction, (ii) not otherwise hedged to the satisfaction of the Administrative Agent in its sole discretion and (iii) in excess of the then current amount of Loans outstanding in the respective Currency of such Agreed Foreign Currency Cash or Cash Equivalents, shall be 90% of the otherwise applicable Advance Rate;

(p)       the portion of the Borrowing Base attributable to Eligible Portfolio Investments issued by Third Party Finance Companies shall not exceed 5% of the Borrowing Base, and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 5% of the Borrowing Base;

(q)       the portion of the Eligible Portfolio Investments that are No External Review Assets shall not exceed 5% of all Eligible Portfolio Investments, and the Eligible Portfolio Investments contributing to the Borrowing Base shall be reduced by removing

Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 5% of all Eligible Portfolio Investments; and

(r)       the portion of the Eligible Portfolio Investments that are Limited Reference Quoted Investments shall not exceed 10% of all Eligible Portfolio Investments, and the Eligible Portfolio Investments contributing to the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 10% of all Eligible Portfolio Investments

For the avoidance of doubt, no Portfolio Investment shall be an Eligible Portfolio Investment unless, among the other requirements set forth in this Agreement, (i) such Investment is subject only to Eligible Liens and (ii) such Investment is Transferable.  In addition, as used herein, the following terms have the following meanings:

“ABL Transactions” has the meaning assigned to such term in the definition of LTV Transaction.

“Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided above, the following percentages with respect to such Eligible Portfolio Investment:

Eligible Portfolio Investment	Unquoted*	Quoted
USD Cash, Agreed Foreign Currency Cash and Cash Equivalents (including Short-Term U.S. Government Securities)	n/a	100%
Long-Term U.S. Government Securities	n/a	95%
Other Cash	n/a	90%
Performing Cash Pay First Lien Bank Loans	70%	80%
Performing Cash Pay Last Out Loans	65%	75%
Performing Cash Pay Second Lien Bank Loans	60%	70%
Performing Cash Pay High Yield Securities and Performing Cash Pay Covenant Lite Loans	50%	60%
Performing Cash Pay Mezzanine Investments	45%	55%
Performing DIP Loans	35%	45%
Performing Non-Cash Pay Bank Loans	35%	45%
Performing Non-Cash Pay High Yield Securities and Performing Non-Cash Pay Covenant-Lite Loans	30%	40%
Performing Non-Cash Pay Mezzanine Investments	30%	40%
Performing Common Equity	25%	30%

* The Advance Rate applicable to any Bank Loan that is a Limited Reference Quoted Investment shall be the Advance Rate applicable to Unquoted Bank Loans of the applicable category notwithstanding the definition of Quoted Investments.

The above categories are intended to be indicative of the traditional investment types in a fully capitalized issuer.  All determinations of whether a particular Portfolio Investment belongs to

one category or another shall be made by the Borrower on a consistent basis with the foregoing.   For example, a secured bank loan at a holding company whose only assets are the shares of a fully capitalized operating company may constitute Mezzanine Investments but would not ordinarily constitute a Bank Loan.

“Agreed Foreign Currency Cash” means any immediately available funds in any Agreed Foreign Currency (measured in terms of the Dollar Equivalent thereof) as long as it is a freely convertible currency.

“Bank Loans” means debt obligations (including term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Cash” means, collectively, USD Cash, Agreed Foreign Currency Cash and Other Cash.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Pay” means, with respect to any Portfolio Investment, that at the time of determination, (x) not less than 2/3rds (or, in the case of First Lien Bank Loans, Last Out Loans or Second Lien Bank Loans, not less than 3/4ths) of the interest payable in respect of such Portfolio Investment (including accretions and “pay-in-kind” interest) for the current monthly, quarterly or semi-annual (as applicable) interest period is payable in cash or (y) (i) if such Portfolio Investment is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above 3-month LIBOR is payable at least semi-annually or (ii) if such Portfolio Investment is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually.

“Covenant-Lite Loan” means a Bank Loan that does not require the Portfolio Company thereunder to comply with at least one financial maintenance covenant (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.

“Debt Eligible Portfolio Investment” means an Eligible Portfolio Investment that is an Investment in Indebtedness.

“Defaulted Obligation” means (a) any Investment in Indebtedness (i) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty-two (32) consecutive days with respect to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Indebtedness have accelerated all or a portion of the principal amount thereof as a result of such default; (ii) as to which a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty two (32) consecutive days on another material debt obligation of the Portfolio Company under such Indebtedness which is senior or pari passu in right of payment to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof); (iii) as to which the Portfolio Company under such Indebtedness or others have (x) engaged in an out-of-court restructuring process (including through any provision of the Uniform Commercial Code or other law) in the past ninety (90) days or (y) instituted proceedings to have such Portfolio Company adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Portfolio Company has filed for protection under the Bankruptcy Code or under any foreign bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of is business or custodian, appointed for it (unless, in the case of clause (ii) or (iii), such debt is a DIP Loan, in which case it shall not be deemed to be a Defaulted Obligation under such clause); (iv) as to which a default rate of interest has been and continues to be charged for more than 120 consecutive days, or foreclosure on collateral for such debt has been commenced and is being pursued by or on behalf of the holders thereof; or (v) as to which the Borrower has delivered written notice to the Portfolio Company declaring such Indebtedness in default or as to which the Borrower otherwise exercises significant remedies following a default; and (b) stock in respect of which (x) the issuer (x) has failed to meet any scheduled redemption obligations or pay its latest declared cash dividend with respect to such stock or any other class of stock after the expiration of any applicable grace period or pay any other amount owing in cash in respect of such stock or (y) any outstanding indebtedness of the issuer of such stock would satisfy clause (a) above if such indebtedness was an Investment in Indebtedness (or if any agent or lender with respect to any indebtedness of the issuer of such stock has delivered written notice declaring such indebtedness in default or as to which any such agent or lender has exercised significant remedies following a default).

“DIP Loan” means any loan (whether revolving or term) originated after the commencement of a case under Chapter 11 of the Bankruptcy Code by the Portfolio Company, which is a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a debtor as defined in Section 101(13) of the Bankruptcy Code in such case (a “Debtor”) organized under the laws of the United States or any state therein and domiciled in the United States, which loan satisfies the following criteria:  (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy court or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. Section 364; (b) the Debtor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of the Bankruptcy Code; (c) the Debtor’s obligations under such loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. Section 510; (d) the DIP Loan is secured and the Liens granted by the applicable bankruptcy court or federal district court in relation to the Loan have not been subordinated or junior to, or pari passu with, in whole or in part, the Liens of any other lender under the provisions of 11 U.S.C. Section 364(d) or otherwise; (e) the Debtor is not in default on its obligations under the loan; (f) neither the Debtor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such loan, (iii) fail to provide for the repayment, in full and in cash, of the loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the loan; (g) the DIP Loan is documented in a form that is commercially reasonable; (h) the DIP Loan shall not provide for more than 50% (or a higher percentage with the consent of the Required Lenders) of the proceeds of such loan to be used to repay prepetition obligations owing to all or some of the same lender(s) in a “roll-up” or similar transaction; (i) no portion of the DIP Loan is payable in consideration other than cash; and (j) no portion of the DIP Loan has been credit bid under Section 363(k) of the Bankruptcy Code or otherwise.  For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Debtor to obtain credit has lapsed and no such motion or notice has been filed with the applicable bankruptcy court or federal district court or the clerk thereof.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment)) for the relevant period plus the following to the extent deducted in calculating such consolidated net income: (i) consolidated interest charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense for such period; and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower; provided that in each case EBITDA shall be calculated as of the most recently delivered financial statements of the applicable Person.

“Eligible Liens” has the meaning assigned to such term in Section 1.01 of this Agreement.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors  obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings in such collateral; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien; and further provided that (other than for an LTV Transaction) any portion (and only such portion) of such a Bank Loan which has a total debt to EBITDA ratio above 4.00 to 1.00 will be deemed to be a Second Lien Bank Loan. For the avoidance of doubt, in no event shall a First Lien Bank Loan include a Last Out Loan.

“Fixed Rate Portfolio Investment” means a debt Eligible Portfolio Investment that bears interest at a fixed rate.

“Floating Rate Portfolio Investment” means a debt Eligible Portfolio Investment that bears interest at a floating rate.

“High-Growth Transactions” has the meaning assigned to such term in the definition of LTV Transaction.

“High Yield Securities” means debt Securities, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Last Out Loan” shall mean, with respect to any Bank Loan that is a term loan structured in a first out tranche and a last out tranche (with the first out tranche entitled to a lower interest rate but priority with respect to payments), that portion of such Bank Loan that is the last out tranche; provided that:

(a) such last out tranche is entitled (along with the first out tranche) to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings;

(b) the ratio of (x) the amount of the first out tranche to (y) EBITDA of the underlying obligor does not at any time exceed 2.00 to 1.00;

(c) such last out tranche (i) gives the holders of such last out tranche full enforcement rights during the existence of an event of default (subject to customary exceptions, including standstill periods and if the holders of the first out tranche have previously exercised enforcement rights), (ii) shall have the same maturity date as the first out tranche, (iii) is entitled to the same representations, covenants and events of default as the holders of the first out tranche (subject to customary exceptions), and (iv) provides the holders of  such last out tranche with customary protections (including consent rights with respect to (1) any increase of the principal balance of the first out tranche, (2) any increase of the margins (other than as a result of the imposition of default interest) applicable to the interest rates with respect to the first out tranche,  (3) any reduction of the final maturity of the first out tranche, and (4) amending or waiving any provision in the underlying loan documents that is specific to the holders of such last out tranche); and

(d) such first out tranche is not subject to multiple drawings (unless, at the time of such drawing and after giving effect thereto, the ratio referenced in clause (b) above is not exceeded).

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three (3) months from the applicable date of determination.

“LTV Transaction” means any transaction that (i) is structured in a way that would customarily be considered (a) a specialized asset-backed transaction for aircraft,

locomotives, vessels or, in each case, components thereof  or supported by receivables or inventory (“ABL Transactions”) or (b) a high-growth leveraged loan transaction in the technology, software, media and telecommunications space (“High-Growth Transactions”), (ii) does not include and would not customarily be expected to include a financial covenant based on debt to EBITDA or a similar multiple of debt to operating cash flow and (iii) is designated as an LTV Transaction by the Borrower at the time of the initial investment.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private Portfolio Companies, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same Portfolio Company and (ii) a Bank Loan that is not a First Lien Bank Loan, a Second Lien Bank Loan, a Covenant-Lite Loan, a High Yield Security or a Last Out Loan.

“Non-Core Investments” means, collectively, Portfolio Investments in Performing Non-Cash Pay Investments, Performing DIP Loans and Performing Common Equity.

“Noteless Assigned Loan” means a Bank Loan with respect to which: (a) the underlying documentation does not require the underlying borrower to execute and deliver a promissory note to evidence the indebtedness created under such Bank Loan; (b) none of the Parent, the Borrower, Tennenbaum Capital Partners, LLC or any of their respective Affiliates was an agent with respect to such Bank Loan at the time of origination; and (c) the applicable Obligor has affirmatively requested a promissory note from the underlying agent and borrower and has used all commercially reasonable efforts to obtain such promissory note but has been unable to obtain a promissory note from the underlying borrower (but only for so long as the applicable Obligor has not received such a promissory note); provided that, any portion of the Borrowing Base that consists of an Eligible Portfolio Investment that is a Noteless Assigned Loan shall be identified as such in any Borrowing Base Certificate.

“Other Cash” means any immediately available funds in any currency other than (i) Dollars or (ii) any other Agreed Foreign Currency (measured in terms of the Dollar Equivalent thereof) that is a freely convertible currency.

“Performing” means with respect to any Eligible Portfolio Investment, such Eligible Portfolio Investment (i) is not a Defaulted Obligation, (ii) is not on non-accrual status (including PIK non-accrual status) as of the Borrower’s latest financial filings with the SEC, and (iii) does not represent debt or Equity Interests of an issuer that has issued a Defaulted Obligation.

“Performing Cash Pay Covenant-Lite Loans” means Performing Covenant-Lite Loans that are Cash Pay.

“Performing Cash Pay First Lien Bank Loans” means Performing First Lien Bank Loans that are Cash Pay.

“Performing Cash Pay High Yield Securities” means Performing High Yield Securities that are Cash Pay.

“Performing Cash Pay Last Out Loans” means Performing Last Out Loans that are Cash Pay.

“Performing Cash Pay Mezzanine Investments” means Performing Mezzanine Investments that are Cash Pay.

“Performing Cash Pay Second Lien Bank Loans” means Performing Second Lien Bank Loans that are Cash Pay.

“Performing Common Equity” means funded Equity Interests (other than Preferred Stock) and warrants of a Portfolio Company all of whose outstanding debt is Performing.

“Performing Covenant-Lite Loans” means funded Covenant-Lite Loans that are Performing.

“Performing DIP Loans” means funded DIP Loans that (a) are Cash Pay and (b) are not Defaulted Obligations.

“Performing First Lien Bank Loans” means funded First Lien Bank Loans that (a) are not DIP Loans or Covenant-Lite Loans and (b) are Performing.

“Performing High Yield Securities” means funded High Yield Securities that are Performing.

“Performing Last Out Loans” means funded Last Out Loans that (a) are not DIP Loans or Covenant-Lite Loans and (b) are Performing.

“Performing Mezzanine Investments” means funded Mezzanine Investments that are Performing.

“Performing Non-Cash Pay Bank Loans” means Performing First Lien Bank Loans, Performing Last Out Loans, and Performing Second Lien Bank Loans, in each case that are not Cash Pay.

“Performing Non-Cash Pay Covenant-Lite Loans” means Performing Covenant-Lite Loans that are not Cash Pay.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities that are not Cash Pay.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments that are not Cash Pay.

“Performing Non-Cash Pay Investments” means Performing Non-Cash Pay Bank Loans, Performing Non-Cash Pay Covenant-Lite Loans, Performing Non-Cash Pay High Yield Securities and Performing Non-Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means funded Second Lien Bank Loans that (a) are not DIP Loans or Covenant-Lite Loans and (b) are Performing.

“Permitted Prior Working Capital Lien” means, with respect to a Portfolio Company that is a borrower under a Bank Loan, a security interest to secure a working capital facility for such Portfolio Company in the accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) of such Portfolio Company and any of its parents and/or subsidiaries that are guarantors of such working capital facility; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof), (ii) such working capital facility is not secured by any other assets (other than a second priority lien, subject to the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum principal amount of such working capital facility is not at any time greater than 15% of the aggregate enterprise value of the Portfolio Company (as determined in accordance with the valuation methodology for determining the enterprise value of the applicable Portfolio Company as established by an Approved Third-Party Appraiser or, in the case of Quoted Investments, by the Borrower in a commercially reasonable manner).

“Restructured Investment” means, as of any date of determination, (a) any Portfolio Investment that has been a Defaulted Obligation within the past six months, or (b) any Portfolio Investment that has in the past six months been on cash non-accrual, or (c) any Portfolio Investment that has in the past six months been amended or subject to a deferral or waiver if both (i) the effect of such amendment, deferral or waiver is either, among other things, to (1) change the amount of previously required scheduled debt amortization (other than by reason of repayment thereof) or (2) extend the tenor of previously required scheduled debt amortization, in each case such that the remaining weighted average life of such Portfolio Investment is extended by more than 20% and (ii) the reason for such amendment, deferral or waiver is related to the deterioration of the credit profile of the underlying borrower such that, in the absence of such amendment, deferral or waiver, it is reasonably expected by the Borrower that such underlying borrower either (x) will not be able to make any such previously required scheduled debt amortization payment or (y) is anticipated to incur a breach of a material financial covenant.  A DIP Loan shall not be deemed to be a Restructured Investment, so long as it does not meet the conditions of the definition of Restructured Investment.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of Indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three (3) months of the applicable date of determination.

“Spread” means, with respect to a Floating Rate Portfolio Investment, the cash interest spread of such Floating Rate Portfolio Investment over the applicable LIBO Rate; provided that, in the case of any Floating Rate Portfolio Investment that does not bear interest by reference to the LIBO Rate, “Spread” shall mean the cash interest spread of such Floating Rate Portfolio Investment over the LIBO Rate in effect as of the date of determination for deposits in Dollars for a period of three (3) months.

“Structured Finance Obligations” means any obligation issued by a special purpose vehicle (or any similar obligor in the principal business of offering, originating or financing pools of receivables or other financial assets) and secured directly by, referenced to, or representing ownership of or investment in, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations, collateralized debt obligations and mortgaged-backed securities, or any finance lease.  For the avoidance of doubt, if an obligation satisfies this definition of “Structured Finance Obligation”, such obligation (a) shall not qualify as any other category of Portfolio Investment and (b) shall not be included in the Borrowing Base.

“Third Party Finance Company” means a Person that is (i) an operating company with employees, officers and directors, (ii) in the primary business of originating loans or factoring or financing receivables, inventory or other current assets, and (iii) an unaffiliated third party business organized under the laws of any State of the United States of America, domiciled in the United States of America, and with its principal operations and property located in the United States of America.

“USD Cash” means Cash denominated in Dollars.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 5.12(b)(ii) or 5.12(b)(iii), as applicable.

“Weighted Average Fixed Coupon” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the cash interest coupon of each Fixed Rate Portfolio Investment included in the Borrowing Base as of such date by the outstanding principal balance of such Fixed Rate Portfolio Investment as of such date, dividing such sum by the aggregate outstanding principal balance of all such Fixed Rate Portfolio Investments included in the Borrowing Base as of such date and rounding up to the nearest 0.01%. For the purpose of calculating the Weighted Average Fixed Coupon, all Fixed Rate Portfolio Investments that are not currently paying cash interest shall have an interest rate of 0%.

“Weighted Average Floating Spread” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying, in the case of each Floating Rate Portfolio Investment included in the Borrowing Base, on an annualized basis, the Spread of such Floating Rate Portfolio Investment, by the outstanding principal balance of such Floating Rate Portfolio Investment as of such date and dividing such sum by the aggregate outstanding principal balance of all such Floating Rate Portfolio Investments included in the Borrowing Base as of such date and rounding the result up to the nearest 0.01%. For the purpose of calculating the Weighted Average Floating Spread, all Floating Rate Portfolio Investments that are not currently paying cash interest shall have an interest rate of 0%.

“Weighted Average Leverage Ratio” means, as of any date of determination, the number obtained by summing the products obtained by multiplying, in the case of each Debt Eligible Portfolio Investment included in the Borrowing Base (but, for the avoidance of doubt, excluding any Debt Eligible Portfolio Investments that are LTV Transactions), the leverage ratio (the ratio of indebtedness for borrowed money to EBITDA, expressed as a number) for the Portfolio Company of such Eligible Portfolio Investment of all Indebtedness that has a ranking of payment or lien priority senior to or pari passu with and including the tranche that includes the Borrower's Eligible Portfolio Investment, by the fair value of such Eligible Portfolio Investment included in the Borrowing Base as of such date and dividing such sum by the aggregate of the fair values of all such Eligible Portfolio Investments included in the Borrowing Base as of such date and rounding the result up to the nearest 0.01.

SECTION 5.14.   Taxes.  Each of the Borrower and its Subsidiaries will timely file or cause to be timely filed all U.S. federal, state and material local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and will pay all Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings, and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower or its Subsidiaries, as the case may be.  The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges will be adequate in accordance with GAAP.

SECTION 5.15.   Anti-Hoarding of Assets at Financing Subsidiaries.  If any Financing Subsidiary is not prohibited by any law, rule or regulation or by any contract or agreement relating to indebtedness from distributing all or any portion of its assets to an Obligor, then such Financing Subsidiary shall distribute to an Obligor the amount of assets held by such Financing Subsidiary that such Financing Subsidiary is permitted to distribute and that, in the good faith judgment of the Borrower, such Financing Subsidiary does not reasonably expect to utilize, in the ordinary course of business, to obtain or maintain a financing from an unaffiliated third party; provided that if a Default has occurred and is continuing and the value of the assets owned by such Financing Subsidiary significantly exceeds the amount of indebtedness of such Financing Subsidiary, even if such Financing Subsidiary is prohibited by any contract or agreement relating to indebtedness from distributing all or any portion of its assets to an Obligor, the Borrower shall use its commercially reasonable efforts to take such action as is necessary to cause such Financing Subsidiary to become an Obligor or distribute assets to an Obligor in an amount equal to the amount of assets held by such Financing Subsidiary that, in the good faith judgment of the Borrower, such Financing Subsidiary does not reasonably expect to utilize, in the ordinary course of business, to obtain or maintain a financing from an unaffiliated third party that includes advance rates that are substantially comparable to market terms for substantially similar debt financings at such time of determination; provided, further, that prior to the Revolver Termination Date, this Section 5.15 shall not apply to any Financing Subsidiary the Equity Interest of which is subject to a first priority perfected security interest in favor of the Collateral Agent securing the Secured Obligations.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)       Indebtedness created under this Agreement;

(b)      Indebtedness of Financing Subsidiaries; provided that (i) on the date that such Indebtedness is incurred (for clarity, with respect to any and all revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place at the time such facility is entered into, and not upon each borrowing thereunder), prior to and immediately after giving effect to the incurrence thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Sections 6.07(a) to (e) and the Parent is in pro forma compliance with the covenant set forth in Section 6.07(f), and on the date of such incurrence Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) in the case of revolving loan facilities or staged advance loan facilities, upon each borrowing thereunder, the Borrower is in pro forma compliance with each of the covenants set forth in Sections 6.07(a) to (e) and the Parent is in pro forma compliance with the covenant set forth in Section 6.07(f);

(c)       repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(d)       obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(e)       obligations of the Borrower under a Permitted SBIC Guarantee and obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(f)       Indebtedness of the Borrower under any Hedging Agreements entered into in the ordinary course of the Borrower’s business for interest rate or currency hedging and not for speculative purposes, in an aggregate amount not to exceed $15,000,000 at any time outstanding (for clarity, the amount of any Indebtedness under any Hedging Agreement shall be the amount such Obligor would be obligated for under such Hedging Agreement if such Hedging Agreement were terminated at the time of determination);

(g)       Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as such judgments or awards do not constitute an Event of Default;

(h)       Indebtedness of an Obligor to any other Obligor; and

(i)        additional Indebtedness not for borrowed money, in an aggregate amount not to exceed $15,000,000 at any time outstanding.

SECTION 6.02.   Liens.  (i) The Borrower will not permit the Parent to create, incur, assume or permit to exist any Lien on the Equity Interests of the Borrower now owned or hereafter acquired by the Parent and (ii) the Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including Equity Interests in any Financing Subsidiary or any other Subsidiary) now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except, in the case of this clause (ii):

(a)       any Lien on any property or asset of the Borrower existing on the ~~Restatement~~First Amendment Effective Date and set forth in Schedule 3.11(b), provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the ~~Restatement~~First Amendment Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)       Liens created pursuant to the Security Documents;

(c)       Liens on assets owned by Financing Subsidiaries;

(d)       Permitted Liens;

(e)       additional Liens securing Indebtedness not for borrowed money not to exceed $5,000,000 in the aggregate;

(f)       Liens created by posting of cash collateral in connection with Hedging Agreements permitted under Section 6.01(f) or Section 6.04(c) in an aggregate amount not to exceed $15,000,000 at any time; provided that, for the avoidance of doubt, at no time shall such cash collateral constitute an Eligible Portfolio Investment; and

(g)       Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA.

SECTION 6.03.  Fundamental Changes.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or Equity Interests of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document.  The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets (including Cash, Cash Equivalents and Equity Interests), whether now owned or hereafter acquired, but excluding (x) assets (including Cash and Cash Equivalents but excluding Portfolio Investments) sold or disposed of in the ordinary course of business of the Borrower and its Subsidiaries (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) below, Portfolio Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

Notwithstanding the foregoing provisions of this Section:

(a)       any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be (i) between a Subsidiary or a Subsidiary Guarantor and the Borrower, the Borrower shall be the continuing or surviving entity and (ii) between a Subsidiary and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving entity;

(b)       any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c)       the Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(d)      the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than to a Financing Subsidiary or the Parent or any of their respective affiliates) so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base;

(e)       the Obligors may sell, transfer or otherwise dispose of Portfolio Investments, Cash and Cash Equivalents to a Financing Subsidiary so long as (i) prior to and immediately after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness), the Covered Debt Amount does not exceed the Borrowing Base and no Default exists, and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect, (ii) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness), either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition is not diminished as a result of such sale, transfer or other disposition or (y) the Borrowing Base immediately after giving effect to such sale, transfer or other disposition is at least 120% of the Covered Debt Amount;

(f)        the Borrower may merge or consolidate with any other Person, so long as (x) the Borrower is the continuing or surviving entity in such transaction and at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing or (y) if such Person is the Parent and the Borrower is not the surviving entity, (i) such Person shall expressly assume, by an amendment or supplement, executed and delivered to the Administrative Agent and each Lender and in a form satisfactory to the Administrative Agent and the Required Lenders, the due and punctual payment of the principal of and interest on all Loans and other obligations and the performance of every covenant and every other obligation or liability of this Agreement and the other Loan Documents on the part of the Borrower to be performed or observed, all as provided herein, (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing, (iii) the Borrower shall have provided at least ten (10) days’ prior written notice thereof to the Administrative Agent (which shall provide a copy of such notice to each Lender) and the Required Lenders shall not have affirmatively objected in writing to such merger or consolidation within ten (10) days of the notice thereof as provided above, (iv) the Borrower shall have taken all steps necessary or requested by the Administrative Agent to preserve the effectiveness, perfection and priority of the Liens created under the Security Documents and (v) the Borrower shall have delivered to the Administrative Agent and each Lender an opinion of counsel concerning such matters as the Administrative Agent may reasonably require;

(g)       the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfers and dispositions does not exceed $5,000,000 in any fiscal year; provided that dispositions of any such property or assets received in connection with an enforcement action on account of a Portfolio Investment shall not be subject to such limit; and

(h)      any Subsidiary of the Borrower may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower and (ii) the Borrower determines in good faith that such liquidation is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04.  Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a)       operating deposit accounts with banks;

(b)       Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c)       Hedging Agreements entered into in the ordinary course of the Borrower’s business for financial planning and not for speculative purposes;

(d)       Portfolio Investments by the Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act (to the extent such applicable Person is subject to the Investment Company Act) and the Investment Policies (as amended by Permitted Policy Amendments);

(e)       Equity Interests in (or capital contributions to) Financing Subsidiaries to the extent not prohibited by Section 6.03(e);

(f)       Investments by any Financing Subsidiary;

(g)       Investments in Cash and Cash Equivalents;

(h)       Investments described on Schedule 3.12(b) hereto; and

(i)        additional Investments up to but not exceeding $5,000,000 in the aggregate (for purposes of this clause (i), the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made), minus (B) the aggregate amount of dividends, distributions or other payments (other than on account of taxes) received in cash in respect of such Investment; provided that in no event shall the aggregate amount of any Investment be less than zero; and provided, further, that the amount of any Investment shall not be reduced by reason of any write-off of such Investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out).

SECTION 6.05.  Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries (other than the Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)       the Borrower may declare and pay dividends and other distributions to the Parent with respect to the Equity Interests of the Borrower payable solely in additional partnership interests of the Borrower;

(b)       (A) if no Default shall have occurred and be continuing, the Borrower may declare and pay dividends and other distributions to the Parent, in either case in cash or other property (excluding for this purpose the Borrower’s Equity Interests) in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed the lesser of:

(i)       110% of the amounts that are required to be distributed by the Parent to (1) allow the Parent to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (2) reduce to zero for any such taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (3) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto); or

(ii)      110% of the amounts that would be required to be distributed by the Borrower to (1) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (2) reduce to zero for any such taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (3) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (1), (2) and (3), calculated assuming that the Borrower had qualified to be taxed as a RIC,

(such lower amount of (i) and (ii), the “Required Payment Amount”); and

(B) the Borrower may make other Restricted Payments if at the time of any such Restricted Payment and after giving effect thereto, (i) no Default shall have occurred and be continuing, and (ii) the Covered Debt Amount does not exceed 85% of the Borrowing Base after giving effect to such Restricted Payment (which shall be evidenced through reasonably detailed calculations included in each Borrowing Base Certificate delivered pursuant to Section 5.01(f)); and

(c)       the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or to any Subsidiary Guarantor.

For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act that are applicable to it or would be applicable to it if it were then registered as an “investment company” thereunder.

SECTION 6.06.  Certain Restrictions on Subsidiaries.  The Borrower will not permit any of its Subsidiaries to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, except for any prohibitions or restraints contained in (i) any Indebtedness permitted under Section 6.01(c) or (d) secured by a Permitted Lien; provided that such prohibitions and restraints are applicable by their terms only to the assets that are subject to such Lien, (ii) any agreement, instrument or other arrangement pertaining to any sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (A) only apply to such assets and (B) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents and (iii) any agreement, instrument or other arrangement pertaining to Indebtedness of a Financing Subsidiary permitted under Section 6.01(b); provided that any such prohibition or restraint applies only to such Financing Subsidiary and its Subsidiaries (if any) and not, for the avoidance of doubt, to the Obligors.

SECTION 6.07.   Certain Financial Covenants.

(a)      Minimum Stockholders’ Equity.  After the ~~Restatement~~First Amendment Effective Date, the Borrower will not permit Stockholders’ Equity as of the last day of any fiscal quarter of the Borrower to be less than the greater of (i) 40% of the total assets of the Borrower and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) the sum of (x) $540,000,000, plus (y) 60% of the aggregate net proceeds of (A) all sales of Equity Interests by the Borrower after the ~~Restatement~~First Amendment Effective Date and ~~of~~(B) all capital contributions to and investments in the Borrower by the Parent after the ~~Restatement~~First Amendment Effective Date, minus (z) 60% of the aggregate net proceeds of all Refinancing Distributions.

(b)       Asset Coverage Ratio (Borrower).  After the Restatement Effective Date, the Borrower will not permit the Asset Coverage Ratio (Borrower) to be less than 2.00 to 1.00 at any time.

(c)       Consolidated Interest Coverage Ratio.  After the Restatement Effective Date, the Borrower will not permit the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00 as of the last day of any fiscal quarter of the Borrower.

(d)       Liquidity Test.  After the Restatement Effective Date, the Borrower will not permit the aggregate Value of the Eligible Portfolio Investments that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price to be less than 10% of the Covered Debt Amount for more than 30 Business Days during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.

(e)       Obligors’ Net Worth Test.  After the Restatement Effective Date, the Borrower will not permit the Obligors’ Net Worth to be less than the greater of (i) $200,000,000 and (ii) the amount of the Commitments as of the Restatement Effective Date plus the aggregate amount of any Commitment Increases that become effective after the Restatement Effective Date (calculated as of the date each such Commitment Increase becomes effective).

(f)       Asset Coverage Ratio (Parent).  After the Restatement Effective Date, the Borrower will not permit the Asset Coverage Ratio (Parent) to be less than 1.50 to 1.00 at any time.

SECTION 6.08.   Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary (or, in the case of a transaction between an Obligor and a non-Obligor Subsidiary, not less favorable to such Obligor) than could be obtained at the time on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Obligors not involving any other Affiliate, (iii) Restricted Payments permitted by Section 6.05, dispositions permitted by Section 6.03(e) and Investments permitted by Section 6.04(e), (iv) the transactions provided in the Affiliate Agreements as the same may be amended in accordance with Section 6.11, (v) existing transactions with Affiliates as set forth in Schedule 6.08, or (vi) the payment of compensation and reimbursement of expenses of directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification to directors in the ordinary course of business.

(b)      The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any issuer of an Affiliate Investment, except transactions in the ordinary course of business that are either (i) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained at the time on an arm’s-length basis from unrelated third parties or (ii) in the nature of an amendment, supplement or modification to any such Affiliate Investment on terms and conditions that are similar to those obtained by debt or equity investors in similar types of investments in which such investors do not have the controlling equity interest, in each case, as reasonably determined in good faith by the Borrower.

SECTION 6.09.   Lines of Business.  The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than in accordance with the Investment Policies as amended by Permitted Policy Amendments.

SECTION 6.10.  No Further Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; and (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any

Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

SECTION 6.11.  Modifications of Indebtedness and Affiliate Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the Affiliate Agreements, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties; provided that the Borrower may terminate its Amended and Restated Investment Management Agreement referenced in clause (a) of the definition of Affiliate Agreements on or after withdrawing its election to be regulated as a “business development company” under the Investment Company Act in accordance with Section 5.10.

The Administrative Agent hereby acknowledges and agrees that the Borrower may, at any time and from time to time, without the consent of the Administrative Agent, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(b), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms; provided that no such amendment, restatement or modification shall, unless the Borrower complies with the terms of Section 5.08(a)(i) hereof, cause a Financing Subsidiary to fail to be a “Financing  Subsidiary” in accordance with the definition thereof.

SECTION 6.12.   Payments of Indebtedness.  If a Default shall have occurred and be continuing, the Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary or involuntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Indebtedness.

SECTION 6.13.   Modification of Investment Policies.  Other than with respect to Permitted Policy Amendments, neither the Parent nor the Borrower will amend, supplement, waive or otherwise modify in any material respect their respective Investment Policies as in effect on the Original Effective Date.

SECTION 6.14.   SBIC Guarantee.  The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

SECTION 6.15.  Derivative Transactions.  The Borrower will not, nor will it permit any of its Subsidiaries (other than a Financing Subsidiary) to, enter into any swap or derivative transactions (including total return swaps) or other similar transactions or agreements, except for Hedging Agreements to the extent permitted pursuant to Sections 6.01(f) and 6.04(c).

SECTION 6.16.   Parent Holding Company.  The Borrower will not permit the Parent to (i) engage in any business activity other than (w) activities incidental to maintenance of its corporate existence, (x) issuing its own Equity Interests, (y) participation in tax, accounting and other administrative activities as a member of a consolidated group of companies and (z) the payment of dividends on its outstanding common shares, the repurchase of its common shares to the extent not involving a breach of Section 6.05 and the payment of interest on or redemption of principal of outstanding indebtedness of the Parent,  (ii) own or acquire any assets other than (x) 100% of the Equity Interests of the Borrower, (y) Cash and Cash Equivalents in an aggregate amount not to exceed $50,000,000 held solely in connection with the collateralization of Hedging Agreements entered into by the Parent and (z) Cash and Cash Equivalents necessary to consummate the payment of dividends on its outstanding common shares, the repurchase of its common shares to the extent not involving a breach of Section 6.05 and the payment of interest on or redemption of principal of outstanding indebtedness of the Parent or (iii) incur any liabilities other than (x) Hedging Agreements and (y) unsecured obligations to the extent permitted under the Investment Company Act.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.   Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       the Borrower shall fail to pay any principal of any Loan (including any principal payable under Section 2.08(b), (c) or (d)) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)       any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect);

(d)      the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(g), Section 5.02(a), Section 5.03 (with respect to the Parent’s, the Borrower’s and the Borrower’s Subsidiaries’ existence only, and not with respect to the Borrower’s and its Subsidiaries’ rights, licenses, permits, privileges or franchises), Sections 5.08(a) or (b), Section 5.09, Section 5.10, Section 5.12(c) or Article VI; (ii) Section 5.01(f) or (h) or Sections 5.02(b), (c) or (d) and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) or more days after any Tennenbaum Party has knowledge of such failure or (iii) any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement and, in the case of this clause (iii), such failure shall continue unremedied for a period of five (5) or more Business Days (or, if the Administrative Agent shall agree in its sole discretion, ten (10) Business Days), after the earlier of (A) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower and (B) any Tennenbaum Party having knowledge of such failure;

(e)      the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (A) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower and (B) any Tennenbaum Party having knowledge of such failure;

(f)       the Parent, the Borrower or any of their respective Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(g)      any event or condition occurs that (i) results in all or any portion of any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, unless, in the case of this clause (ii), such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any of the Borrower’s Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any of the Borrower’s Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       the Parent, the Borrower or any of the Borrower’s Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any of the Borrower’s Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      there is rendered against the Borrower or any of its Subsidiaries or any combination thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary judgments that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(l)       (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any or all of the Borrower, any Subsidiary or the ERISA Affiliates in an aggregate amount exceeding $5,000,000, (ii) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) of $2,500,000 or more, or (iii) if the Borrower, any Subsidiary or the ERISA Affiliates were to withdraw from any and all Multiemployer Plans in a complete withdrawal, the aggregate Withdrawal Liability that would be incurred would be in excess of $2,500,000;

(m)      a Change in Control shall occur;

(n)       any SBIC Subsidiary shall become the subject of an enforcement action and be transferred into liquidation status by the SBA;

(o)       (x) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments held by Obligors having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments held by Obligors, not be, valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent (or any Obligor or any Affiliate of an Obligor shall so assert in writing), free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a disposition of Portfolio Investments in a transaction or series of transactions permitted under this Agreement and except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Security Agreement; provided that if such Default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral

Agent to take any action within its control, then there shall be no Default hereunder unless such Default shall continue unremedied for a period of ten (10) consecutive Business Days after the earlier of (i) the Borrower becoming aware of such Default and (ii) the Borrower’s receipt of written notice of such Default thereof from the Administrative Agent, unless, in each case, the continuance thereof is a result of a failure of the Collateral Agent or Administrative Agent to take an action within their control (and the Borrower has requested that the Collateral Agent or Administrative Agent to take such action) or (y) any of the Equity Interests in the Borrower shall become subject to any Lien;

(p)       except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor, or there shall be any actual invalidity of any guaranty thereunder or any Obligor or any Affiliate of an Obligor shall so assert in writing;

(q)       the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee; or

(r)        the Advisor shall cease to be the investment advisor of the Borrower;

then, and in every such event (other than an event described in clause (h),  (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h),  (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lender’s rights and remedies under the Loan Document, or as otherwise provided under or pursuant to any applicable law or agreement.

Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) (i) the Commitments shall automatically and without further act be terminated, (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the

Designated Obligations under each of the Loans, whether or not such Lender shall previously have participated therein, and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.  Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04 and the Borrower hereby consents and agrees to the CAM Exchange.  It is understood and agreed that the CAM Exchange, in itself, will not affect the aggregate amount of Designated Obligations owing by the Obligors.  The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Lender to accept such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).  Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.   Appointment.

(a)       Appointment of the Administrative Agent.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)       Appointment of the Collateral Agent.  The Collateral Agent is hereby confirmed and reaffirmed as having been appointed as the collateral agent hereunder and under the other Loan Documents and in such capacity has been and is authorized to have all the rights and benefits hereunder and thereunder (including Section 9 of the Guarantee and Security Agreement), and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  In addition to the rights, privileges and immunities in the Guarantee and Security Agreement, the Collateral Agent has been and shall be entitled to all rights, privileges, immunities, exculpations and indemnities of the Administrative Agent and for such purpose each reference to the Administrative Agent in this Article VIII has been and shall be deemed to include the Collateral Agent.

SECTION 8.02.   Capacity as Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of business with any Tennenbaum Party or any Subsidiary or other Affiliate of any Tennenbaum Party as if it were not the Administrative Agent hereunder, and such Person and its Affiliates may accept fees and other consideration from such Tennenbaum Party or such Subsidiary or other Affiliate for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.

SECTION 8.03.  Limitation of Duties; Exculpation.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent be liable or responsible in any way or manner for the failure to obtain or receive an IVP External Unquoted Value for any asset or for the failure to send any notice required under Section 5.12(b)(ii)(B)(x).

SECTION 8.04.  Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by or on behalf of the proper Person or Persons, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.   Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.   Resignation; Successor Administrative Agent.  The Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (provided that no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and

Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 8.07.   Reliance by Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.   Modifications to Loan Documents.  Except as otherwise provided in Section 9.02(b) or 9.02(c) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either (x) a disposition of property permitted hereunder (which release described in this clause (x) shall be automatic and require no further action from any party) or (y) a disposition to which the Required Lenders (or such larger percentage of Lenders as shall be required under Section 9.02(b) or (c)) have consented.

SECTION 8.09.   Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)      The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Administrative Agent has a financial interest in the transactions contemplated hereby in that the Administrative Agent or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 8.09, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

SECTION 8.10.  Arranger and Bookrunner.  The Arranger and the Bookrunner shall not have obligations or duties whatsoever in such capacities under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacities, but the Arranger and the Bookrunner shall have the benefit of the indemnities provided for hereunder.

SECTION 8.11.   Collateral Matters.

(a)       Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations (as defined in the Guarantee and Security Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)       In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Hedging Agreement the obligations under which constitute Hedging Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Obligor under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Hedging Agreements shall be deemed to have appointed the Administrative Agent and Collateral Agent to serve as administrative agent and collateral agent, respectively, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)       Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.12.   Credit Bidding.  The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law and the terms of the Loan Documents.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.13. Non-Extending Lenders. The Administrative Agent may treat any Revolving Loans and Revolving Credit Exposure of the Non-Extending Lenders that are outstanding at any time on or after the Non-Extended Revolver Termination Date as a distinct Class of Revolving Loans and Revolving Credit Exposure from any outstanding Commitments, Loans and Credit Exposure of the Extending Lenders; provided that any such treatment is solely for administrative purposes and will not affect any Lender’s rights or obligations hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.   Notices; Electronic Communications.

(a)         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be (A) in writing and delivered by hand or overnight courier service or mailed by certified or registered mail, or (B) in the case of notices and other communications (x) solely among the Administrative Agent, the Collateral Agent, any Lender and/or any Secured Party, (y) given by the Administrative Agent to the Obligor that are solely administrative in nature (which, for the avoidance of doubt, shall not include any notice or other communications with respect to the subject-matter contained in Article VII of this Agreement, Section 8 of the Guarantee and Security Agreement, or otherwise in connection with any purported Default, Event of Default or exercise of remedies, which notices and other communications shall be delivered pursuant to clause (A) above); provided that to the extent that any notice or other communication is first provided by the Administrative Agent to the Obligor by telecopy or e-mail, such notice or other communication shall be deemed to be received (and shall be deemed to be sufficient notice for all purposes under this Agreement and the other Loan Documents) upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, and no additional physical delivery pursuant to clause (A) above shall be required or (z) given by an Obligor, sent by telecopy or to the extent permitted by Section 9.01(b) or otherwise herein, e-mail, as follows:

(i)        if to the Borrower, to it at:

Special Value Continuation Partners LLC

2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention:  Howard M. Levkowitz, CEO
Telephone:  (310) 566-1004
Facsimile: (310) 566-1010
E-Mail: howard@tennenco.com

with a copy to (which shall not constitute notice):

Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention: Elizabeth Greenwood, Managing Director
Telephone: (310) 566-1043
Facsimile: (310) 921-5614
E-Mail: liz.greenwood@tennenbaumcapital.com

(ii)       if to the Administrative Agent, to it at:

ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attention:  Dominik Breuer
Telephone:  (646) 424-6269
Facsimile:  (646) 424-6919
E-Mail:  DLNYCLoanAgencyTeam@ing.com;
Dominik.Breuer@ing.com

with a copy, which shall not constitute notice, to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention:  Jay R. Alicandri, Esq.
Telephone:  (212) 698-3800
Facsimile:  (212) 698-3599
E-Mail:  jay.alicandri@dechert.com

(iii)      if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.03 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Posting of Communications.

(i)        For so long as Debtdomain™ or an equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering one hard copy thereof to the Administrative Agent or either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website

(ii)     The Obligors agree that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, Debtdomain™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(iii)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Obligors acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution.  Each of the Lenders and each Obligor hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iv)     THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY BOOKRUNNER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(v)      Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.03 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each Lender agrees (A) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(vi)      Each of the Lenders and Obligors agrees that the Administrative Agent may, but (except as may be  required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the

Administrative Agent’s generally applicable document retention policies and procedures.

(vii)     Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(viii)   “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

SECTION 9.02.   Waivers; Amendments.

(a)      No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)       Amendments to this Agreement.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, subject to Section 2.16(b), no such agreement shall

(i)        increase the Commitment of any Lender without the written consent of such Lender,

(ii)      reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)     postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable to a Lender hereunder, or reduce the amount or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv)     change Sections 2.06(b) or (d), 2.08(e) or 2.15(b), (c) or (d) (or other sections referred to therein to the extent relating to pro rata payments) in a manner that would alter the pro rata reduction of commitments, sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly affected thereby,

(v)      change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vi)     change any of the provisions of the definition of the term “Agreed Foreign Currency” or any other provision hereof specifying the Foreign Currencies in which each Multicurrency Lender must make Multicurrency Loans, or make any determination or grant any consent hereunder with respect to the definition of “Agreed Foreign Currencies” without the written consent of each Multicurrency Lender, or

(vii)     permit the assignment or transfer by any Obligor of any of its rights or obligations under any Loan Document without the consent of each Lender;

provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, and (y) the consent of Lenders holding not less than two-thirds of the total Revolving Credit Exposures and unused Commitments will be required for  (A) any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), or the provisions of Section 5.12(b)(ii), and (B) any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.  Anything in this Agreement to the contrary notwithstanding, this Agreement may be amended by the Borrower with the consent of the Administrative Agent and any Non-Extending Lender (but without the consent of any other Lender) for the sole purpose of extending the Commitments of such Non-Extending Lender so that such Non-Extending Lender becomes an Extending Lender hereunder.  Any Non-Extending Lender that has had all of its obligations under this Agreement and each other Loan Document paid in full shall cease to be a Lender under the Loan Documents following the earlier to occur of (i) the Non-Extended Maturity Date and (ii) the termination of such Non-Extending Lender’s Commitment in its entirety pursuant to Section 2.06(f), except with respect to any provision applicable to such Non-Extending Lender that expressly survives the termination of a Loan Document.

(c)       Amendments to Security Documents.  No Security Document nor any provision thereof may be waived, amended or modified, except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement or the Custodial and Account Control Agreement, as applicable, and the Liens granted under the Guarantee and Security Agreement may not be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding any such increase pursuant to a Commitment Increase under Section 2.06(e)) except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement and except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, subject to Section 2.16(b), (i) without the written consent of the holders exceeding 67% of the total Revolving Credit Exposures and unused Commitments, no such waiver, amendment or modification to the Guarantee and Security Agreement shall (A) release any Obligor representing more than 10% of the Stockholders’ Equity from its obligations under the Security Documents, (B) release any guarantor representing more than 10% of the Stockholders’ Equity under the Guarantee and Security Agreement from its guarantee obligations thereunder, or (C) amend the definition of “Collateral” under the Security Documents (except to add additional collateral) and (ii) without the written consent of each Lender, no such agreement shall (W) release all or substantially all of the Obligors from their respective obligations under the Security Documents, (X) release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, (Y) release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, or (Z) alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to the collateral security provided thereby, including pursuant to Section 8.06 of the Guarantee and Security Agreement; except that no such consent described in clause (i) or (ii) above shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented, or otherwise in accordance with Section 9.15.

(d)       Replacement of Non-Consenting Lender.  If, in connection with any proposed amendment, waiver or consent requiring (i) the consent of “each Lender” or “each Lender affected thereby,” or (ii) the consent of “two-thirds of the holders of the total Revolving Credit Exposures and unused Commitments”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.17(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

(e)       Ambiguity, Omission, Mistake or Typographical Error.  Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03.   Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel and of any necessary special and/or local counsel for the Administrative Agent and the Collateral Agent collectively (other than the allocated costs of internal counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration (other than internal overhead charges) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including all costs and expenses of the Independent Valuation Provider, (ii) all out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iii) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)      Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.14), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (other than the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby (including any arrangement entered into with an Independent Valuation Provider), (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower, any Indemnitee or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.

(c)       Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, as the case may be, its ratable portion (in accordance with such Lender’s ~~Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought~~respective Commitments) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)       Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use of unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)        Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

(f)        No Fiduciary Relationship. The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”)

may have economic interests that conflict with those of one or more of the Tennenbaum Parties or any of their respective Subsidiaries, their equity holders and/or their affiliates. The Borrower, on behalf of itself, the other Tennenbaum Parties and each of their respective Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and any Tennenbaum Party or any of their respective Subsidiaries, equity holders or affiliates, on the other hand.  The Borrower, on behalf of itself, the other Tennenbaum Parties and each of their respective Subsidiaries, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise provided in any of the Loan Documents, no Lender has assumed an advisory or fiduciary responsibility in favor of any Tennenbaum Party or any of their respective Subsidiaries, any of their stockholders or affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Tennenbaum Party or any of their respective Subsidiaries, their equity holders or their affiliates on other matters) and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Tennenbaum Party or any of their respective Subsidiaries, their management or equity holders. The Borrower, on behalf of itself and the other Obligors, acknowledges and agrees that it has consulted legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower, on behalf of itself and the other Obligors, agrees that it will not claim that any Lender has rendered advisory services hereunder of any nature or respect, or owes a fiduciary duty to it or any of its Subsidiaries, in each case, in connection with such transactions contemplated hereby or the process leading thereto.

SECTION 9.04.   Successors and Assigns.

(a)       Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender which is not in accordance with this Section shall be treated as provided in the last sentence of Section 9.04(b)(iii)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.

(i)       Assignments Generally.  Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)        the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender (x) having a rating of “A3” by Moody’s or “A-” by S&P, (y) being of substantially equivalent creditworthiness to an entity having a rating of “A3” by Moody’s or “A-” by S&P (as reasonably determined by the Borrower) or (z) being of substantially equivalent creditworthiness to the applicable assignor (as reasonably determined by the Borrower), or, if an Event of Default has occurred and is continuing, any other assignee, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment by a Lender to a Lender or an Affiliate of a Lender with prior written notice by such assigning Lender to the Administrative Agent.

(ii)         Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of  such Commitments and Loans;

(C)      (i) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Subsidiary Guarantors shall not be obligated (except in the case of an assignment pursuant to Section 2.17(b)) and (ii) the assignee shall execute and deliver to the Administrative Agent a counterpart to the Lender Letter and thereby agree to be bound by its terms; and

(D)         the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)     Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)       Maintenance of Registers by Administrative Agent.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”).  The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)       Special Purposes Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any

Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be solely derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.12 (or any other increased costs protection provision), 2.13 or 2.14.  Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of any such party’s inability to institute any such proceeding against its SPC.  In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC nor of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f)       Participations.  Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement  and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including Sections 2.14(f) and (g) (it being understood that the documentation required under Sections 2.14(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 9.04.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender hereunder.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (each a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)       Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant agrees to comply with Section 2.14(f) as though it were a Lender (it being understood that that the documentation required under Section 2.14(f) shall be delivered to the participating Lender).

(h)       Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)       No Assignments or Participations to the Borrower or Affiliates or Certain Other Persons.  Anything in this Section to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Commitment or Loan held by it hereunder to the Borrower, the Parent or any of their respective Affiliates or Subsidiaries without the prior consent of each Lender, or (ii) assign any interest in any Commitment or Loan held by it hereunder to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment, would be a Defaulting Lender.

(j)        Multicurrency Lenders.  Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing, must be to a Person that is able to fund and receive payments on account of each Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency”.

SECTION 9.05.   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.   Counterparts; Integration; Effectiveness; Electronic Execution.

(a)       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Affiliate may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09.   Governing Law; Jurisdiction; Etc.

(a)       Governing Law.  This Agreement and each of the other Loan Documents (unless otherwise set forth therein) shall be construed in accordance with and governed by the law of the State of New York.

(b)       Submission to Jurisdiction.  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document (unless otherwise set forth therein), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)       Waiver of Venue.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Service of Process.  Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.   Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”) and payment in New York City or the country of the Specified Currency (the “Specified Place”) is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency.  Subject to Section

2.15(a), the payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency in the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Specified Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13.   Treatment of Certain Information; Confidentiality.

(a)       Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Agent or Lender or by one or more subsidiaries or affiliates of such Agent or Lender and the Borrower hereby authorizes each Agent and Lender to share any information delivered to such Agent or Lender by the Borrower or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Agent or Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were an Agent or Lender (as applicable) hereunder.  Such authorization shall survive the repayment of the Loan or the termination of this Agreement or any provision hereof.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries and/or their Affiliates.

(b)     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and consultants and to its and its Affiliates’ and consultants’

respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any insurer, (ii) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans and (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who, to the applicable recipient’s actual knowledge, did not acquire such information as a result of a breach of this Section or (j) in connection with the Lenders’ right to grant a security interest pursuant to Section 9.04(h) to the Federal Reserve Bank or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section, to any other pledgee or assignee pursuant to Section 9.04(h).

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any Portfolio Investments), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Original Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.   USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA PATRIOT Act.  The Obligors shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (including, without limitation, delivery to such Lender of a Beneficial Ownership Certification).

SECTION 9.15.   Termination.  Promptly upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to Borrower such termination statements and releases and other documents necessary or appropriate to evidence the termination of this Agreement, the other Loan Documents, and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.

SECTION 9.16.  Acknowledgment and Consent to Bail-In of EEAAffected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

SECTION 9.17.   Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.18.   Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 9.18, the following terms have the following meanings:

(i)           “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)          “Covered Entity” means any of the following:

(x) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(y) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(z) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)         “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)         “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.19.   Amendment and Restatement.  On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrower of the obligations under the Existing Credit Agreement (whether or not such obligations are contingent as of the Restatement Effective Date), (ii) the representations and warranties made by the Borrower prior to the Restatement Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Effective Date (including any failure, prior to the Restatement Effective Date, to comply with the covenants contained in such Existing Credit Agreement).  The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement prior to the Restatement Effective Date. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the Secured Obligations under the Loan Documents and that all Secured Obligations of the Borrower and the Subsidiary Guarantors hereunder shall continue to be secured by Liens evidenced under the Security Documents, and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Existing Credit Agreement.  The terms and conditions of this Agreement and the Administrative Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the obligations incurred under the Existing Credit Agreement.  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, unless specifically amended hereby or by any other Loan Document, each of the Loan Documents shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Remainder of Page Intentionally Left Blank]

ANNEX B

See attached.

Schedule 1.01(b)

Commitments1

Lender	Multicurrency Commitment Amount		Dollar Commitment Amount		Total
Extending Lenders
ING Capital LLC	$	~~92,700,000~~67,700,000		$0	$	~~92,700,000~~67,700,000
State Street Bank and Trust Company		$50,000,000		$0		$50,000,000
Sumitomo Mitsui Banking Corporation		$50,000,000		$0		$50,000,000
Customers Bank		$0	$	~~32,300,000~~30,000,000	$	~~32,300,000~~30,000,000
~~Stifel~~ Bank ~~& Trust~~of America	$	~~0~~22,500,000	$	~~25,000,000~~0	$	~~25,000,000~~22,500,000
City National Bank		$20,000,000		$0		$20,000,000
Sub-Total Extending Lenders		$210,200,000		$30,000,000		$240,200,000
Non-Extending Lenders
Stifel Bank & Trust		$0		$25,000,000		$25,000,000
Sub-Total Non-Extending Lenders		$0		$25,000,000		$25,000,000
Total	$	~~162,700,000~~210,200,000	$	~~57,300,000~~55,000,000	$	~~220,000,000~~265,200,000

1 ~~Immediately~~ After giving effect to that certain ~~A&R~~Amendment No. 1 to Amended & Restated Senior Secured Credit Agreement, dated as of ~~May 6, 2019~~April 9, 2020, and effective as of April 14, 2020.

Schedule 3.11(a)
Material Agreements

1.
Purchase Agreement, dated June 11, 2014, among Merrill Lynch, Pierce, Fenner & Smith, as representatives of the several initial purchasers named therein, TCP Capital Corp., Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP), Tennenbaum Capital Partners, LLC, and SVOF/MM, LLC, relating to the sale by TCP Capital Corp. to the initial purchasers of (a) $100 million aggregate principal amount of TCP Capital Corp.'s 5.25% Convertible Senior Notes due 2019 and (b) up to an additional $15 million aggregate principal amount of TCP Capital Corp.'s 5.25% Convertible Senior Notes due 2019 at the initial purchasers' option to cover over-allotments.

2.
Purchase Agreement, dated as of August 30, 2016, among Wells Fargo Securities, LLC and Raymond James & Associates, Inc., as representatives of the several initial purchasers named therein, TCP Capital Corp., Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP), Tennenbaum Capital Partners, LLC and Series H of SVOFNIM, LLC,  relating to the sale by TCP Capital Corp. to the initial purchasers of (a) $125 million aggregate principal amount of TCP Capital Corp.'s 4.625% Convertible Senior Notes due 2022 and (b) up to an additional $15 million aggregate principal amount of TCP Capital Corp.'s 4.625% Convertible Senior Notes due 2022 at the initial purchasers' option to cover over-allotments.

3.
Underwriting Agreement, dated as of August 4, 2017, among Merrill Lynch, Pierce, Fenner & Smith and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, TCPC Capital Corp., Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP), Tennenbaum Capital Partners, LLC and Series H of SVOF/MM, LLC, relating to the sale by the TCP Capital Corp. to the underwriters of $125 million aggregate principal amount of the TCP Capital Corp.'s 4.125% Notes due 2022.

4.
Underwriting Agreement, dated as of October 30, 2017, among Merrill Lynch, Pierce, Fenner & Smith, as representative of the several underwriters named therein, TCPC Capital Corp., Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP), Tennenbaum Capital Partners, LLC and Series H of SVOF/MM, LLC, relating to the sale by the TCP Capital Corp. to the underwriters of $50 million aggregate principal amount of the TCP Capital Corp.'s 4.125% Notes due 2022.

5.
Amended & Restated Senior Secured Revolving Credit Agreement, dated as of May 6, 2019, among Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP), as borrower, the lenders party thereto and ING Capital LLC as administrative agent, collateral agent, arranger and bookrunner.

6.	Loan Financing and Servicing Agreement, dated as of May 15, 2013, as amended by Amendment No. 1, dated as of August 13, 2013, Amendment No. 2, dated as of

September 10, 2013, Amendment No. 3, dated as of February 19, 2014, Amendment No. 4, dated as of June 9, 2014, Amendment No. 5, dated as of July 9, 2014, Amendment No. 6, dated as of November 5, 2014, Amendment No. 7, dated as of March 6, 2015, Amendment No. 8, dated as of March 6, 2015, Amendment No. 9, dated as of August 5, 2015, Amendment No. 10, dated as of September 1, 2015, Amendment No. 11, dated as of September 28, 2016, Amendment No. 12, dated as of April 26, 2017, Amendment No. 13, dated as of June 16, 2017, and Amendment No. 14 dated as of May 31, 2018, among TCPC Funding I, LLC, Wells Fargo Bank, National Association, as collateral agent and collateral custodian, Deutsche Bank AG, New York Branch and Royal Bank of Canada, as lenders and Deutsche Bank AG, New York Branch, as administrative agent.

7.	Commitment Letter, dated as of May 23, 2014, in the amount of $75,000,000 from the U.S. Small Business Association to TCPC SBIC, LP.

8.	Commitment Letter, dated as of October 13, 2016, in the amount of $75,000,000 from the U.S. Small Business Association to TCPC SBIC, LP.

9.
Debenture, dated as of August 8, 2014, in the amount of $5,000,000 and I.D. Control #14000573, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

10.
Debenture, dated as of July 31, 2014, in the amount of $3,000,000 and I.D. Control #14000574, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

11.
Debenture, dated as of August 8, 2014, in the amount of $2,000,000 and I.D. Control #14000575, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

12.
Debenture, dated as of August 8, 2014, in the amount of $1,500,000 and I.D. Control #14000576, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

13.
Debenture, dated as of September 2, 2014, in the amount of $2,000,000 and I.D. Control #14000898, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

14.
Debenture, dated as of September 2, 2014, in the amount of $2,000,000 and I.D. Control #14000899, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

15.
Debenture, dated as of September 2, 2014, in the amount of $1,500,000 and I.D. Control #14000900, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

16.
Debenture, dated as of September 2, 2014, in the amount of $1,500,000 and I.D. Control #14000901, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

17.
Debenture, dated as of December 11, 2014, in the amount of $2,000,000 and I.D. Control #14001243, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

18.
Debenture, dated as of December 11, 2014, in the amount of $1,500,000 and I.D. Control #14001244, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

19.
Debenture, dated as of December 11, 2014, in the amount of $2,000,000 and I.D. Control #14001245, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

20.
Debenture, dated as of December 11, 2014, in the amount of $2,500,000 and I.D. Control #14001246, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

21.
Debenture, dated as of December 11, 2014, in the amount of $1,500,000 and I.D. Control #14001247, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

22.
Debenture, dated as of June 19, 2015, in the amount of $6,000,000 and I.D. Control #15000542, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

23.
Debenture, dated as of September 2, 2015, in the amount of $4,800,000 and I.D. Control #15000947, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

24.
Debenture, dated as of December 18, 2015, in the amount of $4,000,000 and I.D. Control #15001298, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

25.
Debenture, dated as of April 28, 2016, in the amount of $4,000,000 and I.D. Control #16000373, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

26.
Debenture, dated as of March 25, 2016, in the amount of $3,000,000 and I.D. Control #16000374, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

27.
Debenture, dated as of March 25, 2016, in the amount of $3,200,000 and I.D. Control #16000375, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

28.
Debenture, dated as of April 28, 2016, in the amount of $4,000,000 and I.D. Control #16000376, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

29.
Debenture, dated as of April 28, 2016, in the amount of $4,000,000 and I.D. Control #16000377, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

30.
Debenture, dated as of June 5, 2017, in the amount of $2,500,000 and I.D. Control #17000361, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

31.
Debenture, dated as of June 5, 2017, in the amount of $3,000,000 and I.D. Control #17000362, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

32.
Debenture, dated as of June 5, 2017, in the amount of $3,000,000 and I.D. Control #17000363, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

33.
Debenture, dated as of June 5, 2017, in the amount of $2,500,000 and I.D. Control #17000364, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

34.
Debenture, dated as of June 5, 2017, in the amount of $3,000,000 and I.D. Control #17000365, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

35.
Debenture, dated as of October 20, 2017, in the amount of $4,000,000 and I.D. Control #17000836, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

36.
Debenture, dated as of October 20, 2017, in the amount of $4,000,000 and I.D. Control #17000837, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

37.
Debenture, dated as of March 19, 2018, in the amount of $5,000,000 and I.D. Control #18000254, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

38.
Debenture, dated as of March 28, 2018, in the amount of $5,000,000 and I.D. Control #18000255, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

39.
Debenture, dated as of March 28, 2018, in the amount of $5,000,000 and I.D. Control #18000256, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

40.	Investment Management Agreement, dated as of May 15, 2013, by and between TCPC Funding I, LLC and Tennenbaum Capital Partners, LLC.

41.
Investment Management Agreement, dated as of August 1, 2018, by and between Special Value Continuation Partners LLC (formerly known as Special Value Continuation Partners, LP) and Tennenbaum Capital Partners, LLC.

42.	Amended and Restated Investment Management Agreement, dated as of February 9, 2019, by and between BlackRock TCP Capital Corp. and Tennenbaum Capital Partners, LLC.

43.	Investment Advisory Agreement, dated as of February 20, 2013, by and between Tennenbaum Capital Partners, LLC, TCPC SBIC, LP and TCPC SBIC GP, LLC.

44.
Debenture, dated as of June 12, 2019, in the amount of $5,000,000 and I.D. Control #19000376, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

45.
Debenture, dated as of June 12, 2019, in the amount of $5,000,000 and I.D. Control #19000377, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

46.
Debenture, dated as of June 12, 2019, in the amount of $5,000,000 and I.D. Control #19000378, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

47.
Debenture, dated as of June 14, 2019, in the amount of $5,000,000 and I.D. Control #19000379, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

48.
Debenture, dated as of July 22, 2019, in the amount of $6,000,000 and I.D. Control #19000536, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

49.
Debenture, dated as of July 22, 2019, in the amount of $7,000,000 and I.D. Control #19000537, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.

50.
Debenture, dated as of July 22, 2019, in the amount of $7,000,000 and I.D. Control #19000540, among TCPC SBIC, LP, the U.S. Small Business Association, SBIC Funding Corporation and JPMorgan Chase Bank, N.A. as custodian.